As filed with the Securities and Exchange Commission on December 21, 2018

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SYSOREX, INC.
(Exact name of Registrant as specified in its charter)

Nevada	7371	68-0319458
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

13880 Dulles Corner Lane, Suite 175
Herndon, VA 20171
(800) 929-3871
(Address and telephone number of principal executive offices)

Zaman Khan
Chief Executive Officer
Sysorex, Inc.
13880 Dulles Corner Lane, Suite 175
Herndon, VA 20171
(800) 929-3871
(Name, address and telephone number of agent for service)

Copies to:

Melanie Figueroa, Esq. Mitchell Silberberg & Knupp LLP 437 Madison Avenue, 25th Floor New York, NY 10017 Telephone: (917) 546-7707 Facsimile: (917) 546-7677

Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Class A Units, each consisting of:
(i) shares of common stock, par value $0.00001 per share(3)
(ii) Series 1 warrants to purchase common stock(2)(4)
Class B Units, each consisting of:
(i) shares of Series 1 convertible preferred stock, par value $0.00001 per share(2)(4)
(ii) shares of common stock issuable upon conversion of the Series 1 convertible preferred stock(3)(4)(5)
(iii) Series 1 warrants to purchase common stock(2)(4)

Shares of common stock issuable upon exercise of Series 1 warrants to purchase common stock(3)
Total	$13,500,000	$1,636.20

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)	No registration fee required pursuant to Rule 457(g) under the Securities Act.
(3)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(4)	No additional consideration is payable upon conversion of the Series 1 convertible preferred stock or upon issuance of the Series 1 warrants.
(5)	No registration fee required pursuant to Rule 457(i) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED DECEMBER 21, 2018

Class A Units Consisting of Common Stock and Series 1 Warrants
Class B Units Consisting of Series 1 Convertible Preferred Stock and Series 1 Warrants

We are offering up to       Class A Units (the “Class A Units”), with each Class A Unit consisting of one share of our common stock, par value $0.00001 per share, and one Series 1 warrant to purchase        share of our common stock (each a “Series 1 Warrant”, and collectively, the “Series 1 Warrants”). The Series 1 Warrants will have an exercise price per whole share of not less than       % of the public offering price of the Class A Units, will be exercisable upon issuance and will expire five years from the date of issuance. Each share of common stock and Series 1 Warrant that are part of a Class A Unit are immediately separable and will be issued separately in this offering.

We are also offering to those purchasers, if any, whose purchase of Class A Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of such purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, or to those purchasers that elect to purchase such securities in their sole discretion, the opportunity, in lieu of purchasing Class A Units, to purchase an aggregate of      Class B Units (the “Class B Units” and, together with the Class A Units, the “Units”). Each Class B Unit will consist of one share of our newly designated Series 1 convertible preferred stock (the “Series 1 Preferred”) with a stated value of $1,000 and convertible into  that number of shares of our common stock determined by dividing the stated value of $1,000 by the conversion price equal to the public offering price of the Class A Units, together with one Series 1 Warrant to purchase a number of shares of common stock as would have been issued to such purchaser if such purchaser had purchased Class A units based on the public offering price. The shares of Series 1 Preferred do not generally having any voting rights but are convertible into shares of common stock. The shares of Series 1 Preferred and Series 1 Warrants that are part of a Class B Unit are immediately separable and will be issued separately in this offering.

We are issuing in this offering (i) up to an aggregate of      shares of our common stock and Series 1 Warrants to purchase shares of common stock as components of the Class A Units, and (ii) up to an aggregate of      shares of our Series 1 Preferred and Series 1 Warrants to purchase up to shares of our common stock. The Series 1 Preferred included in the Class B Units will be convertible into an aggregate of      shares of common stock and the Series 1 Warrants included in the Class B Units will be exercisable for an aggregate       of shares of common stock.

Our shares of common stock are quoted on the OTCQB market of the OTC Markets Group, Inc. under the symbol “SYSX.” On December 19, 2018, the last reported bid price of our common stock on the OTCQB was $0.0268 per share. None of the Units, Series 1 Preferred or the Series 1 Warrants will be listed on any national securities exchange or other trading market. Without an active trading market, the liquidity of these securities will be limited.

For a more detailed description of the Units, see the section entitled “Description of Securities We Are Offering” beginning on page 69. We refer to the common stock offered hereunder, the Series 1 Preferred, the Series 1 Warrants issued hereunder and the shares of common stock issuable upon conversion of the Series 1 Preferred and upon exercise of the Series 1 Warrants issued hereunder, collectively, as the securities.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, and we have elected to comply with certain reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Class A Unit	Per Class B Unit	Total
Public offering price	$	$	$
Placement agent fees(1)	$	$	$
Proceeds to us, before expenses	$	$	$

(1)	We have agreed to reimburse the placement agent for certain expenses. See “Plan of Distribution” on page 28 of this prospectus for a description of the compensation payable to the placement agent.

We have engaged        (the “placement agent”) to act as our exclusive placement agent in connection with this offering. The placement agent is not purchasing or selling the securities offered by us, and is not required to sell any specific number or dollar amount of securities, but will use its reasonable best efforts to arrange for the sale of the securities offered. We have agreed to pay the placement agent a placement fee equal of up to 7.0% of the aggregate gross proceeds to us from the sale of the securities in the offering, plus additional compensation as set forth under “Plan of Distribution”. The placement agent may engage one or more sub-agents or selected dealers in connection with this offering.

We expect to deliver the Units against payment on or about      , 2019, subject to satisfaction of certain conditions.

Prospectus dated      , 2019

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by us or on our behalf. We have not, and the placement agent has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the placement agent is not, making an offer to sell or soliciting an offer to buy the securities offered hereby in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus and any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus or any authorized free writing prospectus or the time of issuance or sale of any securities. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus and any free writing prospectus that we have authorized for use in connection with this offering in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the section of this prospectus entitled “Where You Can Find More Information.”

We are offering to sell, and seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus contains market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information, and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and any related free writing prospectus. Accordingly, investors should not place undue reliance on this information.

Our logo and some of our trademarks used in this prospectus remain our intellectual property. This prospectus also includes trademarks, tradenames, and service marks that are the property of other organizations. Solely for convenience, our trademarks and tradenames referred to in this prospectus appear without the TM symbol, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and tradenames.

Unless otherwise stated or the context otherwise requires, the terms “Sysorex,” “we,” “us,” “our,” and the “Company” refer collectively to Sysorex, Inc., and, where appropriate, Sysorex Government Services, Inc., its wholly-owned subsidiary (“Sysorex Government”).

ii

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in the “Prospectus Summary,” “Use of Proceeds,” “Risk Factors,” “Management Discussion and Analysis of Financial Condition and Result of Operations,” and “Our Business” sections. In some cases, you can identify these forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “depends,” “estimates,” “expects,” “intends,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms or other similar expressions, although not all forward-looking statements contain those words.

We have based these forward looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward looking statements are subject to a number of known and unknown risks, uncertainties and assumptions, including risks described in the section titled “Risk Factors” and elsewhere in this prospectus, regarding, among other things:

●	our limited cash and our history of losses;

●	our ability to achieve profitability;

●	customer demand for solutions we offer;

●	the impact of competitive or alternative products, technologies and pricing;

●	our ability to resale products without terms, without wholesale suppliers, on a prepay basis;

●	general economic conditions and events and the impact they may have on us and our potential customers;

●	our ability to obtain adequate financing in the future;

●	our ability to continue as a going concern;

●	lawsuits and other claims by third parties;

●	our ability to realize some or all of the anticipated strategic, financial, operational, marketing or other benefits from our separation from Inpixon; and

●	our success at managing the risks involved in the foregoing items.

These risks are not exhaustive. Other sections of this prospectus may include additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in, or implied by, any forward-looking statements. You should read this prospectus with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus or to conform these statements to actual results or to changes in our expectations.

We qualify all of our forward-looking statements by these cautionary statements.

iii

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

Corporate History and Structure

Sysorex was incorporated in California on January 3, 1994 as Lilien Systems and was acquired by Inpixon, a Nevada corporation (“Inpixon”), on March 20, 2013. Effective January 1, 2016, Inpixon consummated a reorganization transaction pursuant to which certain Inpixon subsidiaries, including, AirPatrol Corporation and Shoom were merged with and into Lilien and Lilien changed its name to “Sysorex USA,” and all outstanding shares of capital stock of Sysorex Government were assigned to Lilien, pursuant to which Sysorex Government became a direct subsidiary of Lilien. Sysorex USA changed its name to Inpixon USA on March 1, 2017. On July 26, 2018, Inpixon USA merged into Sysorex, a wholly-owned subsidiary of Inpixon, for the purpose of changing its name and moving its state of formation from California to Nevada. Lilien significantly expanded Inpixon’s operations providing it with a Big Data analytics platform and enterprise infrastructure capabilities.

On August 31, 2018, Sysorex and Inpixon engaged in a spin-off transaction, whereby Sysorex, and its wholly owned subsidiary Sysorex Government, was separated from Inpixon and became a separate entity with a separate management team and separate boards of directors, except that Nadir Ali, Chief Executive Officer and director of Inpixon also serves as a director of Sysorex. We refer to this transaction is referred to as the Spin-off throughout this prospectus.

Our Products and Services

Sysorex provides information technology and telecommunications solutions and services to commercial and government customers primarily in the United States. Sysorex offers cost effective, right-fit information technology solutions that help organizations reach their next level of business advantage. To that end, Sysorex provides a variety of IT services and/or technologies that enable customers to manage, protect, and monetize their enterprise assets whether on-premises, in the cloud, or via mobile.

Our products and services include the following:

●	Enterprise infrastructure solutions for business operations, continuity, data protection, software development, collaboration, IT security, and physical security needs, that help organizations tackle challenges and accelerate business goals. Our products include third party hardware, software and related maintenance and warranty products and services that we resell from some of the world most trusted brands such as Cisco, Hewlett Packard, Microsoft, Dell, and Oracle.

By partnering with our technology vendors, we offer our customers best-of-breed products and a team of technology certified subject matter experts and account representatives who serve commercial and federal clients and are ready to deploy and manage industry-leading solutions.

Working with our network of distribution partners, we have built a solid reputation of trust and knowledge with our customers, who look to end-to-end hardware and software solutions to optimize their performance. Solutions sets include:

●	Data center

●	Cloud computing

●	Enterprise servers, storage, networking

●	Virtualization/consolidation

●	Client/Mobile computing

●	Secure networking

●	Cyber security

●	Collaboration tools

●	Security and data protection

●	IT service management tools

●	Big data analytics

A full range of information technology development and implementation professional services, from enterprise architecture design to custom application development. Our experienced IT professionals help meet evolving business needs by optimizing IT resources, application performance, and business processes. Our services span many emerging and hybrid enterprise technologies, and we offer a comprehensive suite of network performance, secure wireless access and cybersecurity products and services from leading manufacturers that improve overall network performance and business operations. Our professional services are focused in the following areas:

●	Network Performance Management

●	Cyber Security

●	Secure Wireless

●	IP Video

These products and services allow Sysorex to offer turnkey solutions, including delivery of insights from the data, when requested by customers. For the nine months ended September 30, 2018, approximately 42%, or $1.2 million, of our total revenues were derived from product sales and 58%, or $1.7 million, of our total revenues were derived from service sales. For the nine months ended September 30, 2017, approximately 82%, or $30.7 million, of our total revenues were derived from product sales and 18%, or $6.7 million, of our total revenues were derived from service sales. In 2016, approximately 76%, or $36.6 million, of our total revenues were derived from product solutions sales and 24%, or $11.6 million, of our total revenues were derived from professional services sales. In 2017, approximately 72%, or $29.5 million, of our total revenues were derived from product solutions sales and 28%, or $11.6 million, of our total revenues were derived from professional services sales. Now with all industry trends showing an increase in spending and our supplier credit issues improving we are poised to regain previous clients and new clients as spending increases and companies want to work closely with trusted providers.

Competition

We face substantial competition from other national, multi-regional, regional and local value-added resellers and IT service providers, some of which may have greater financial and other resources than we do or that may have more fully developed business relationships with clients or prospective clients than we do. Many of our competitors compete principally on the basis of price and may have lower costs or accept lower selling prices than we do and, therefore, we may need to reduce our prices. In addition, manufacturers may choose to market their products directly to end-users, rather than through IT solutions providers such as us, and this could adversely affect our business, financial condition and results of operations.

The U.S. government systems integration business is intensely competitive and subject to rapid change. We compete with a large number of systems integrators, hardware and software manufacturers, and other large and diverse companies attempting to enter or expand their presence in the U.S. government market. Many of the existing and potential competitors have greater financial, operating and technological resources than we have. The competitive environment may require us to make changes in our pricing, services or marketing. The competitive bidding process involves substantial costs and a number of risks, including significant cost and managerial time to prepare bids and proposals for contracts that may not be awarded to us, or that may be awarded, but for which we do not receive meaningful revenues. Accordingly, our success depends on our ability to develop services and products that address changing needs and to provide people and technology needed to deliver these services and products. In the government services sector our competition includes large systems integrators and defense contractors as well as small businesses such as 8a, women-owned, veteran disabled, Alaskan native, etc. Some of these competitors include global defense and IT service companies including IBM Global Services, LogicaCMG, CSC, ATOS Origins, Northrop Grumman, Raytheon IT Services and SAIC.

This complex landscape of domestic and multi-national services companies creates a challenging environment. To remain competitive, we must consistently provide superior service, technology and performance on a cost-effective basis to our customers. While we believe that, due to the functionality of our products, we can successfully compete in all of these markets, at this time we do not represent a significant presence in any of these markets.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, which we refer to as the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable, in general, to public companies that are not emerging growth companies. These provisions include:

●	reduced disclosure about our executive compensation arrangements;

●	no non-binding shareholder advisory votes on executive compensation or golden parachute arrangements;

●	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting; and

●	reduced disclosure of financial information in this prospectus, limited to two years of audited financial information and two years of selected financial information.

We may take advantage of these exemptions as an emerging growth company until the earlier of (i) the last day of the fiscal year following the fifth anniversary of the first sale of our common equity securities in a public offering, (ii) we have more than $1.07 billion in annual revenues as of the end of a fiscal year, (iii) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission (the “SEC” or the “Commission”), or (iv) the date on which we issue more than $1.0 billion of non-convertible debt over a three-year-period.

The JOBS Act permits an emerging growth company to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to use such extended transition period.

Corporate Information

The Company was originally incorporated in California on January 3, 1994 under the name Lilien Systems. In connection with a reorganization of Inpixon effective as of January 1, 2016, Lilien Systems acquired 100% of the issued and outstanding capital stock of Sysorex Government and changed its name to Sysorex USA. On February, 27, 2017, the Company’s name was changed to Inpixon USA. On July 26, 2018, solely for the purpose of reincorporating the Company into the State of Nevada, Inpixon formed a wholly owned subsidiary in the State of Nevada named “Sysorex, Inc.” which was merged with the Company and resulted in the Company being reincorporated in the state of Nevada under the name “Sysorex, Inc.” The address of our principal executive offices is 13880 Dulles Corner Lane, Suite 175, Herndon, Virginia 20171 and our telephone number at that location is (800) 929-3871.

Our Internet website is www.sysorexinc.com. The information contained on, or that may be obtained from, our website is not a part of this registration statement. We have included our website address in this registration statement solely as an inactive textual reference.

The Offering

The following summary contains basic information about the offering and the securities we are offering and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the securities we are offering, please refer to the sections of this prospectus titled “Description of Securities” and “Description of Securities We Are Offering.”

Class A Units offered	We are offering up to Class A Units. Each Class A Unit will consist of one share of our common stock and one Series 1 warrant to purchase share of our common stock (“Series 1 Warrant”). The Class A Units will not be certificated and the shares of common stock and Series 1 Warrants part of such Units are immediately separable and will be issued separately in this offering.

Class B Units offered	We are also offering to those purchasers, if any, whose purchase of Class A Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, or to those purchasers that elect to purchase such securities in their sole discretion, the opportunity, in lieu of purchasing Class A Units, to purchase Class B Units. Each Class B Unit will consist of one share of Series 1 convertible preferred stock (“Series 1 Preferred”), with a stated value of $1,000 per share and convertible into that number of shares of our common stock determined by dividing the stated value of $1,000 by the conversion price equal to the public offering price of the Class A Units, together with Series 1 Warrants to purchase a number of shares of common stock as would have been issued to such purchaser if such purchaser had purchased Class A units based on the public offering price. The Series 1 Preferred do not have any voting rights but are convertible into shares of common stock. The Class B Units will not be certificated and the shares of Series 1 Preferred and Series 1 Warrants part of such Units are immediately separable and will be issued separately in this offering.

Assumed Public Offering Price	$ per Class A Unit

Conversion price of Series 1 Preferred	Equal to the offering price of the Class A Units.

Shares of common stock underlying the shares of Series 1 Preferred Stock	(1)

Description of Series 1 Warrants	The Series 1 Warrants will have an exercise price not less than % of the public offering price of the Class A Units, will be immediately exercisable and will expire on the five year anniversary of the date of issuance. This prospectus also relates to the offering of shares of common stock issuable upon exercise of the Series 1 Warrants.

Shares of common stock underlying the Series 1 Warrants	(1)

Common Stock outstanding before this offering	shares as of , 2019

Common Stock to be outstanding after this offering, including shares of common stock underlying shares of Series 1 Preferred Stock	shares(1)(2

Use of proceeds

We estimate that the net proceeds in this offering will be approximately $     million, based on the assumed public offering price of $     per Class A Unit, the last reported sale price of our common stock on the OTCQB Market on         , 2019, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and an offering price per Class B Unit of $      , excluding proceeds, if any, from exercise of the Series 1 Warrants, after deducting estimated placement agent fees and estimated offering expenses payable by us.

We expect to use the net proceeds received from this offering for working capital and general corporate purposes (including research and development and sales and marketing). For a more complete description of our anticipated use of proceeds from this offering, see “Use of Proceeds.”

Limitations on beneficial ownership	Notwithstanding anything herein to the contrary, no holder will be permitted to convert its Series 1 Preferred or exercise its Series 1 Warrants if, after such conversion or exercise, such holder would beneficially own more than 4.99% (or, upon election of purchaser prior to issuance, 9.99%) of the shares of common stock then outstanding (subject to the right of the holder to increase or decrease such beneficial ownership limitation upon notice to us, provided that any increase of such beneficial ownership shall not be effective until 61 days following notice to us and provided that such limitation can never exceed 9.99% and such 61 day period cannot be waived).

Trading of Sysorex Common Stock	Our shares of common stock are quoted on the OTC Markets Group, Inc. under the symbol “SYSX.”

No market for the Series 1 Preferred Stock or Series 1 Warrants	The Units will not be certificated and the securities part of such Units are immediately separable and will be issued separately in this offering. There is no established public trading market for the Series 1 Preferred or the Series 1 Warrants underlying the Units issued in this offering, and we do not intend to apply to list such Series 1 Preferred or Series 1 Warrants on any securities exchange or automated quotation system.

Risk Factors

See “Risk Factors” beginning on page 6 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding whether to purchase our securities.

(1)

Based on an assumed Series 1 Preferred conversion price of $         per share, the last reported sale price of our common stock on the OTCQB Market on         , 2019. The number of shares of our common stock for which each Series 1 Warrant is exercisable equals the number of shares of our common stock under the Class A Units or issuable upon conversion of a share of Series 1 Preferred at the conversion price included in the Class B Units, as applicable.

(2)	The number of shares of our common stock outstanding after this offering is based on shares of common stock outstanding as of , 2018 and excludes, as of that date:

●	shares of common stock issuable upon the exercise of outstanding stock options under our Amended and Restated 2018 Equity Incentive Plan, having a weighted average exercise price of $ per share and shares of common stock available for issuance under our 2018 Equity Incentive Plan;

●	shares of common stock issuable upon the exercise of outstanding warrants, having a weighted average exercise price of $ per share;

●	shares of common stock are reserved for issuance from treasury to (i) the holders of certain warrants issued by Inpixon who will be entitled to receive shares of common stock if the warrants are exercised and (ii) holders of Inpixon securities that are subject to beneficial ownership restrictions; and

●	securities to be issued in this Offering.

Unless otherwise indicated, all information in this prospectus:

●	assumes no exercise of any outstanding options or warrants to purchase our common stock.

RISK FACTORS

Investing in our securities involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included in this prospectus, before purchasing our securities. There are numerous and varied risks that may prevent us from achieving our goals. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our common stock could decline and investors in our securities could lose all or part of their investment.

Risks Related to Sysorex’s Business

We have a history of operating losses and working capital deficiency and there is no assurance that we will be able to achieve profitability or raise additional financing.

We have a history of operating losses and working capital deficiency. We have incurred recurring net losses of approximately $2.2 million and $16.9 million for the fiscal years ended 2016 and 2017, respectively and net losses of approximately $13.9 million and $5.4 million for the nine months ended September 30, 2017 and 2018, respectively. We had a working capital deficiency of approximately $13.6 million and $26.1 million as of December 31, 2016 and December 31, 2017, respectively. Our continuation is dependent upon attaining and maintaining profitable operations and raising additional capital as needed, but there can be no assurance that we will be able to raise any further financing.

Our ability to generate positive cash flow from operations is dependent upon sustaining certain cost reductions and generating sufficient revenues. In that regard, our revenues have declined by approximately 15.2% for the year ended December 31, 2017 as compared to the same period for the prior fiscal year as a result of our credit limitations with vendors and suppliers limiting our ability to process orders. Revenues continued to decline for the nine months ended September 30, 2018 as a result of credit limitations and the resulting adoption of the new ASC 606 revenue recognition policy beginning in January 2018. Inpixon has funded our operations primarily with proceeds from public and private offerings of its common stock and secured and unsecured debt instruments. Our history of operating losses, the amount of our debt and the potential for significant judgments to be rendered against us may impair our ability to raise capital on terms that we consider reasonable and at the levels that we will require over the coming months. We cannot provide any assurances that we will be able to secure additional funding from public or private offerings or debt financings on terms acceptable to us, if at all. If we are unable to obtain the requisite amount of financing needed to fund our planned operations, it would have a material adverse effect on our business and ability to continue as a going concern, and we may have to curtail, or even to cease, certain operations. If additional funds are raised through the issuance of equity securities or convertible debt securities, it will be dilutive to our stockholders and could result in a decrease in our stock price.

Our level of indebtedness could materially and adversely affect our financial position, including reducing funds available for other business purposes and reducing our operational flexibility, and we may have future capital needs and may not be able to obtain additional financing on acceptable terms.

In connection with the Spin-off, we entered into a new revolving credit facility to be provided by financial institutions to replace the revolving credit facility we currently have available. Although it is anticipated that our debt agreements will restrict the amount of our indebtedness, we may incur additional indebtedness in the future to refinance our existing indebtedness, to finance newly-acquired assets or for other purposes. Our governing documents do not contain any limitations on the amount of debt we may incur and we do not have a formal policy limiting the amount of debt we may incur in the future. Subject to the restrictions set forth in our debt agreements, our board of directors may establish and change our leverage policy at any time without stockholder approval. Any significant additional indebtedness could require a substantial portion of our cash flow to make interest and principal payments due on our indebtedness. Greater demands on our cash resources may reduce funds available to us to pay dividends, make capital expenditures and acquisitions, or carry out other aspects of our business strategy. Increased indebtedness can also limit our ability to adjust rapidly to changing market conditions, make us more vulnerable to general adverse economic and industry conditions and create competitive disadvantages for us compared to other companies with relatively lower debt levels. Increased future debt service obligations may limit our operational flexibility, including our ability to acquire assets, finance or refinance our assets, contribute assets to joint ventures or sell assets as needed.

Moreover, our ability to obtain additional financing and satisfy our financial obligations under our indebtedness outstanding from time to time will depend upon our future operating performance, which is subject to then prevailing general economic and credit market conditions, including interest rate levels and the availability of credit generally, and financial, business and other factors, many of which are beyond our control. A worsening of credit market conditions could materially and adversely affect our ability to obtain financing on favorable terms, if at all.

We may be unable to obtain additional financing or financing on favorable terms or our operating cash flow may be insufficient to satisfy our financial obligations under our indebtedness outstanding from time to time, if any. Among other things, the absence of an investment grade credit rating or any credit rating downgrade could increase our financing costs and could limit our access to financing sources. If financing is not available when needed, or is available on unfavorable terms, we may be unable to complete acquisitions or otherwise take advantage of business opportunities or respond to competitive pressures, any of which could materially and adversely affect our business, financial condition and results of operations.

The lender of our revolving credit facility is not and will not be obligated to make a loan under the credit facility and we may not be able to draw funds on the credit facility at the sole discretion of the lender which could have material adverse effect on our liquidity and financial condition.

We depend on our vendors to provide us with financing on our purchases of inventory and services. In 2016 and 2017, we did experience credit limitations imposed by vendors, which resulted in a significant disruption to our operation and access to merchandise. We use a revolving credit facility to finance invoices and purchase orders received to pre-pay vendors/suppliers to ensure shipment on our behalf to the end customer and will be dependent on our revolving credit facility in order to improve our credit limitations with our vendors, however, our lender is not and will not be obligated to make a loan under the credit facility and we may not be able to draw funds on the credit facility at the sole discretion of the lender which could have material adverse effect on our liquidity and financial condition.

Covenants in the credit facility we expect to enter into may limit our operational flexibility, and a covenant breach or default could materially and adversely affect our business, financial position or results of operations.

The agreements governing our indebtedness are expected to contain customary covenants, which may limit our operational flexibility. The notes are expected to have terms customary for revolving credit facilities of this type, including covenants relating to debt incurrence, liens, restricted payments, asset sales, transactions with affiliates, and mergers or sales of all or substantially all of our assets, and customary provisions regarding optional events of default. The credit agreement is expected to contain customary covenants that, among other things, restrict, subject to certain exceptions, our ability to grant liens on assets, incur indebtedness, sell assets, make investments, engage in acquisitions, mergers or consolidations and pay certain dividends and other restricted payments. We also anticipate that the credit agreement will contain customary events of default that may require us to comply with specified financial maintenance covenants. Breaches of certain covenants may result in defaults and cross-defaults under certain of our other indebtedness, even if we satisfy our payment obligations to the respective obligee. We may not be able to comply with these covenants in the future which could result in the declaration of an event of default and cause us to be unable to borrow under our credit facilities or result in the acceleration of the maturity of indebtedness outstanding under the such credit facilities, which would require us to pay all amounts outstanding. In addition, if the maturity of any indebtedness we incur is accelerated, we may not have sufficient funds available for repayment or we may not have the ability to borrow or obtain sufficient funds to replace the accelerated indebtedness on terms acceptable to us or at all. Our failure to repay such indebtedness could result in the foreclosing on all or a portion of our assets and force us to curtail, or even to cease, our operations.

Adverse judgments or settlements in legal proceedings could materially harm our business, financial condition, operating results and cash flows.

We are currently subject to pending claims and settlement amounts for non-payment by certain vendors in an aggregate amount of approximately $11.9 million as of December 15, 2018, which is approximately 213% of our total assets. We may also be a party to other claims that arise from time to time in the ordinary course of our business, which may include those related to, for example, contracts, sub-contracts, protection of confidential information or trade secrets, adversary proceedings arising from customer bankruptcies, employment of our workforce and immigration requirements or compliance with any of a wide array of state and federal statutes, rules and regulations that pertain to different aspects of our business. We may also be required to initiate expensive litigation or other proceedings to protect our business interests. There is a risk that we will not be successful or otherwise be able to satisfactorily resolve any pending or future litigation. In addition, litigation and other legal claims are subject to inherent uncertainties and management’s view of currently pending legal matters may change in the future. Those uncertainties include, but are not limited to, litigation costs and attorneys’ fees, unpredictable judicial or jury decisions and the differing laws and judicial proclivities regarding damage awards among the states in which we operate. Unexpected outcomes in such legal proceedings, or changes in management’s evaluation or predictions of the likely outcomes of such proceedings (possibly resulting in changes in established reserves), could have a material adverse effect on our business, financial condition, results of operations and cash flows. Due to recurring losses and net capital deficiency, our current financial status may increase our default and litigation risks and may make us more financially vulnerable in the face of pending or threatened litigation.

Our business depends on experienced and skilled personnel, and if we are unable to attract and integrate skilled personnel, it will be more difficult for us to manage our business and complete contracts.

The success of our business depends on the skill of our personnel. Accordingly, it is critical that we maintain, and continue to build, a highly experienced management team and specialized workforce, including those who create software programs, and sales professionals. Competition for personnel, particularly those with expertise in government consulting and a security clearance, is high, and identifying candidates with the appropriate qualifications can be costly and difficult. We may not be able to hire the necessary personnel to implement our business strategy given our anticipated hiring needs, or we may need to provide higher compensation or more training to our personnel than we currently anticipate. In addition, our ability to recruit, hire and indirectly deploy former employees of the U.S. government is subject to complex laws and regulations, which may serve as an impediment to our ability to attract such former employees.

Our business is labor intensive and our success depends on our ability to attract, retain, train and motivate highly skilled employees. The increase in demand for consulting, technology integration and managed services has further increased the need for employees with specialized skills or significant experience in these areas. Our ability to expand our operations will be highly dependent on our ability to attract a sufficient number of highly skilled employees and to retain our employees. We may not be successful in attracting and retaining enough employees to achieve our desired expansion or staffing plans. Furthermore, the industry turnover rates for these types of employees are high and we may not be successful in retaining, training or motivating our employees. Any inability to attract, retain, train and motivate employees could impair our ability to adequately manage and complete existing projects and to accept new client engagements. Such inability may also force us to increase our hiring of independent contractors, which may increase our costs and reduce our profitability on client engagements. We must also devote substantial managerial and financial resources to monitoring and managing our workforce. Our future success will depend on our ability to manage the levels and related costs of our workforce.

In the event we are unable to attract, hire and retain the requisite personnel and subcontractors, we may experience delays in completing contracts in accordance with project schedules and budgets, which may have an adverse effect on our financial results, harm our reputation and cause us to curtail our pursuit of new contracts. Further, any increase in demand for personnel may result in higher costs, causing us to exceed the budget on a contract, which in turn may have an adverse effect on our business, financial condition and operating results and harm our relationships with our customers.

Insurance and contractual protections may not always cover lost revenue, increased expenses or liquidated damages payments, which could adversely affect our financial results.

Although we maintain insurance and intend to obtain warranties from suppliers, obligate subcontractors to meet certain performance levels and attempt, where feasible, to pass risks we cannot control to our customers, the proceeds of such insurance or the warranties, performance guarantees or risk sharing arrangements may not be adequate to cover lost revenue, increased expenses or liquidated damages payments that may be required in the future.

The loss of our Chief Executive Officer or other key personnel may adversely affect our operations.

Our success depends to a significant extent upon the operation, experience, and continued services of certain of our officers, including our Chief Executive Officer, as well as other key personnel. While our Chief Executive Officer is employed under an employment contract, there is no assurance we will be able to retain his services. The loss of our Chief Executive Officer or other key personnel could have an adverse effect on us. If our Chief Executive Officer or other executive officers were to leave we would face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any successor obtains the necessary training and experience. Furthermore, we do not maintain “key person” life insurance on the lives of any executive officer and their death or incapacity would have a material adverse effect on us. The competition for qualified personnel is intense, and the loss of services of certain key personnel could adversely affect our business.

Internal system or service failures could disrupt our business and impair our ability to effectively provide our services and products to our customers, which could damage our reputation and adversely affect our revenues and profitability.

Any system or service disruptions on our hosted Cloud infrastructure or disruptions caused by ongoing projects to improve our information technology systems and the delivery of services, if not anticipated and appropriately mitigated, could have a material adverse effect on our business including, among other things, an adverse effect on our ability to bill our customers for work performed on our contracts, collect the amounts that have been billed and produce accurate financial statements in a timely manner. We are also subject to systems failures, including network, software or hardware failures, whether caused by us, third-party service providers, cyber security threats, natural disasters, power shortages, terrorist attacks or other events, which could cause loss of data and interruptions or delays in our business, cause us to incur remediation costs, subject us to claims and damage our reputation. In addition, the failure or disruption of our communications or utilities could cause us to interrupt or suspend our operations or otherwise adversely affect our business. Our property and business interruption insurance may be inadequate to compensate us for all losses that may occur as a result of any system or operational failure or disruption and, as a result, our future results could be adversely affected.

Customer systems failures could damage our reputation and adversely affect our revenues and profitability.

Many of the systems and networks that we develop, install and maintain for our customers on premise or host on our infrastructure involve managing and protecting personal information and information relating to national security and other sensitive government functions. While we have programs designed to comply with relevant privacy and security laws and restrictions, if a system or network that we develop, install or maintain were to fail or experience a security breach or service interruption, whether caused by us, third-party service providers, cyber security threats or other events, we may experience loss of revenue, remediation costs or face claims for damages or contract termination. Any such event could cause serious harm to our reputation and prevent us from having access to or being eligible for further work on such systems and networks. Our errors and omissions liability insurance may be inadequate to compensate us for all of the damages that we may incur and, as a result, our future results could be adversely affected.

Our financial performance could be adversely affected by decreases in spending on technology products and services by our government customers.

Our sales to our government customers are impacted by government spending policies, budget priorities and revenue levels. Although our sales to federal, state and local government are diversified across multiple agencies and departments, they collectively accounted for approximately 40.1% and 14.4% of 2017 and 2016 net sales, respectively. An adverse change in government spending policies (including budget cuts at the federal level), budget priorities or revenue levels could cause our public sector customers to reduce their purchases or to terminate or not renew their contracts with us, which could adversely affect our business, results of operations or cash flows.

Our business could be adversely affected by the loss of certain vendor partner relationships and the availability of their products.

We purchase products for resale from vendor partners, which include OEMs, software publishers, and wholesale distributors. For the year ended December 31, 2017, approximately 81% of our revenue was from purchases from vendor partners. We are authorized by vendor partners to sell all or some of their products via direct marketing activities. Our authorization with each vendor partner is subject to specific terms and conditions regarding such things as sales channel restrictions, product return privileges, price protection policies and purchase discounts. In the event we were to lose one of our significant vendor partners, our business could be adversely affected.

We have entered into, and expect to continue to enter into, joint venture, teaming and other arrangements, and these activities involve risks and uncertainties. A failure of any such relationship could have a material adverse effect on our business and results of operations.

We have entered into, and expect to continue to enter into, joint venture, teaming and other arrangements. These activities involve risks and uncertainties, including the risk of the joint venture or applicable entity failing to satisfy its obligations, which may result in certain liabilities to us for guarantees and other commitments, the uncertainty created by challenges in achieving strategic objectives and expected benefits of the business arrangement, the risk of conflicts arising between us and our partners and the difficulty of managing and resolving such conflicts, and the difficulty of managing or otherwise monitoring such business arrangements. A failure of our business relationships could have a material adverse effect on our business and results of operations.

Our business and operations expose us to numerous legal and regulatory requirements and any violation of these requirements could harm our business.

We are subject to numerous federal, state and foreign legal requirements on matters as diverse as data privacy and protection, employment and labor relations, immigration, taxation, anticorruption, import/export controls, trade restrictions, internal control and disclosure control obligations, securities regulation and anti-competition. Compliance with diverse and changing legal requirements is costly, time-consuming and requires significant resources. We are also focused on expanding our business in certain identified growth areas, such as health information technology, energy and environment, which are highly regulated and may expose us to increased compliance risk. Violations of one or more of these diverse legal requirements in the conduct of our business could result in significant fines and other damages, criminal sanctions against us or our officers, prohibitions on doing business and damage to our reputation. Violations of these regulations or contractual obligations related to regulatory compliance in connection with the performance of customer contracts could also result in liability for significant monetary damages, fines and/or criminal prosecution, unfavorable publicity and other reputational damage, restrictions on our ability to compete for certain work and allegations by our customers that we have not performed our contractual obligations.

We rely on being able to license technology from third parties, however, we cannot assure you that these licenses will always be available to us. An inability to license technology could materially and adversely affect our business.

We rely on a variety of technology that we license from third parties. There can be no assurance that these third party technology licenses will continue to be available to us on commercially reasonable terms, if at all. The loss of or inability to maintain or obtain upgrades to any of these technology licenses could result in delays in completing software enhancements and new development until equivalent technology could be identified, licensed or developed and integrated. Any such delays could materially and adversely affect our business.

The growth of our business is dependent on increasing sales to our existing clients and obtaining new clients, which, if unsuccessful, could limit our financial performance.

Our ability to increase revenues from existing clients by identifying additional opportunities to sell more of our products and services and our ability to obtain new clients depends on a number of factors, including our ability to offer high quality products and services at competitive prices, the strength of our competitors and the capabilities of our sales and marketing departments. If we are not able to continue to increase sales of our products and services to existing clients or to obtain new clients in the future, we may not be able to increase our revenues and could suffer a decrease in revenues as well.

Our business depends on the continued growth of the market for IT products and services, which is uncertain.

The storage and computing and professional services segments of our business include IT products and services solutions that are designed to address the growing markets for on and off-premises services (including migrations, consolidations, Cloud computing and disaster recovery), technology integration services (including storage and data protection services and the implementation of virtualization solutions) and managed services (including operational support and client support). These markets are continuously changing. Competing technologies and services, reductions in technology refreshes or reductions in corporate spending may reduce the demand for our products and services.

Our competitiveness depends significantly on our ability to keep pace with the rapid changes in IT. Failure by us to anticipate and meet our clients’ technological needs could adversely affect our competitiveness and growth prospects.

We operate and compete in an industry characterized by rapid technological innovation, changing client needs, evolving industry standards and frequent introductions of new products, product enhancements, services and distribution methods. Our success depends on our ability to develop expertise with these new products, product enhancements, services and distribution methods and to implement IT solutions that anticipate and respond to rapid changes in technology, the IT industry, and client needs. The introduction of new products, product enhancements and distribution methods could decrease demand for our current products or render them obsolete. Sales of products and services can be dependent on demand for specific product categories, and any change in demand for, or supply of such products, could have a material adverse effect on our net sales if we fail to adapt to such changes in a timely manner.

We operate in a highly competitive market and we may be required to reduce the prices for some of our products and services to remain competitive, which could adversely affect our results of operations.

Our industry is developing rapidly and related technology trends are constantly evolving. In this environment, we face significant price competition from our competitors. We may be unable to offset the effect of declining average sales prices through increased sales volumes and/or reductions in our costs. Furthermore, we may be forced to reduce the prices of the products and services we sell in response to offerings made by our competitors. Finally, we may not be able to maintain the level of bargaining power that we have enjoyed in the past when negotiating the prices of our services.

We face substantial competition from other national, multi-regional, regional and local value-added resellers and IT service providers, some of which may have greater financial and other resources than we do or that may have more fully developed business relationships with clients or prospective clients than we do. Many of our competitors compete principally on the basis of price and may have lower costs or accept lower selling prices than we do and, therefore, we may need to reduce our prices. In addition, manufacturers may choose to market their products directly to end-users, rather than through IT solutions providers such as us, and this could adversely affect our business, financial condition and results of operations.

Our profitability is dependent on the rates we are able to charge for our products and services. The rates we are able to charge for our products and services are affected by a number of factors, including:

●	our clients’ perceptions of our ability to add value through our services;

●	introduction of new services or products by us or our competitors;

●	our competitors’ pricing policies;

●	our ability to charge higher prices where market demand or the value of our services justifies it;

●	procurement practices of our clients; and

●	general economic and political conditions.

If we are not able to maintain favorable pricing for our products and services, our results of operations could be adversely affected.

Sales of our IT products and services are subject to quarterly and seasonal variations that may cause significant fluctuations in our operating results, therefore period-to-period comparisons of our operating results may not be reliable predictors of future performance.

The timing of our revenues can be difficult to predict. Our sales efforts involve educating our clients about the use and benefit of the products we sell and our services and solutions, including their technical capabilities and potential cost savings to an organization. Clients typically undertake a significant evaluation process that has in the past resulted in a lengthy sales cycle, which typically lasts several months, and may last a year or longer. We spend substantial time, effort and money on our sales efforts without any assurance that our efforts will produce any sales during a given period.

In addition, many of our clients spend a substantial portion of their IT budgets in the second half of the year. Other factors that may cause our quarterly operating results to fluctuate include changes in general economic conditions and the impact of unforeseen events. We believe that our revenues will continue to be affected in the future by cyclical trends. As a result, you may not be able to rely on period-to-period comparisons of our operating results as an indication of our future performance.

A delay in the completion of our clients’ budget processes could delay purchases of our products and services and have an adverse effect on our business, operating results and financial condition.

We rely on our clients to purchase products and services from us to maintain and increase our earnings, however, client purchases are frequently subject to budget constraints, multiple approvals and unplanned administrative, processing and other delays. If sales expected from a specific client are not realized when anticipated or at all, our results could fall short of public expectations and our business, operating results and financial condition could be materially adversely affected.

The profit margins from our IT products and services depend, in part, on the volume of products and services sold. A failure to achieve increases in our profit margins in the future could have a material adverse effect on our financial condition and results of operations.

Given the significant levels of competition that characterize the IT reseller market, it is unlikely that we will be able to increase gross profit margins through increases in sales of IT products alone. Any increase in gross profit margins from this operating sector in the future will depend, in part, on the growth of our higher margin businesses such as IT consulting and professional services. In addition, low margins increase the sensitivity of our results of operations to increases in costs of financing. Any failure by us to maintain or increase our gross profit margins could have a material adverse effect on our financial condition and results of operations.

Any failures or interruptions in our services or systems could damage our reputation and substantially harm our business and results of operations.

Our success depends in part on our ability to provide reliable remote services, technology integration and managed services to our clients. The operations of our IT products and services are susceptible to damage or interruption from human error, fire, flood, power loss, telecommunications failure, terrorist attacks and similar events. We could also experience failures or interruptions of our systems and services, or other problems in connection with our operations, as a result of:

●	damage to or failure of our computer software or hardware or our connections;

●	errors in the processing of data by our systems;

●	computer viruses or software defects;

●	physical or electronic break-ins, sabotage, intentional acts of vandalism and similar events;

●	increased capacity demands or changes in systems requirements of our clients; and

●	errors by our employees or third-party service providers.

Any interruptions in our systems or services could damage our reputation and substantially harm our business and results of operations. While we maintain disaster recovery plans and insurance with coverage we believe to be adequate, claims may exceed insurance coverage limits, may not be covered by insurance or insurance may not continue to be available on commercially reasonable terms.

Some of our services and solutions involve storing and replicating mission-critical data for our clients and are highly technical in nature. If client data is lost or corrupted, our reputation and business could be harmed.

Our IT data center and technology integration services solutions include storing and replicating mission-critical data for our clients. The process of storing and replicating that data within their data centers or at our facilities is highly technical and complex. If any data is lost or corrupted in connection with the use of our products and services, our reputation could be seriously harmed and market acceptance of our IT solutions could suffer. In addition, our solutions have contained, and may in the future contain, undetected errors, defects or security vulnerabilities. Some errors in our solutions may only be discovered after a solution has been in use by clients. Any errors, defects or security vulnerabilities discovered in our solutions after use by clients could result in loss of revenues, loss of clients, increased service and warranty cost and diversion of attention of our management and technical personnel, any of which could significantly harm our business. In addition, we could face claims for product liability, tort or breach of warranty. Defending a lawsuit, regardless of its merit, is costly and may divert management’s attention and adversely affect the market’s perception of us and our service offerings and solutions.

We do not have long-term recurring revenue generating contracts with our clients that utilize our IT products and services, and such clients may cease providing new purchase orders at any time or reduce the amount of purchases they make. Any such action may result in a decline of revenues we receive from our IT products and services and harm our results of operations.

Our operations depend upon our relationships with our clients. Revenues from our IT products and services are typically driven by purchase orders received every month. The majority of revenues from our IT products and services come from one time purchase orders that do not guarantee any future recurring revenues. During the fiscal year ended December 31, 2017, approximately 45% of such revenues are recurring and based on contracts that range from 1-5 years for warranty and maintenance support. The Company’s performance obligation is to work with customers to identify the computer maintenance and warranty services that best suit the customer’s needs and sell them those products and services however the maintenance is provided to the customer by the manufacturer. For these contracts the customer is invoiced one time and pays up front for the full term of the warranty and maintenance contract. Prior to January 1, 2018 when the new Accounting Standards Codification (“ASC”) 606 revenue recognition standards were applied, revenue from these contracts was determined ratably over the contract period with the unearned revenue recorded as deferred revenue and amortized over the contract period. Clients with these types of contracts may cease providing new purchase orders at any time, and may elect not to renew such contracts. If clients cease providing us with new purchase orders, diminish the services purchased from us, cancel executed purchase orders or delay future purchase orders, revenues received from the sale of our IT products and services would be negatively impacted, which could have a material adverse effect on our business and results of operations. There is no guarantee that we will be able to retain or generate future revenue from our existing clients or develop relationships with new clients.

We rely on a limited number of key customers, the importance of which may vary dramatically from year to year, and a loss of one or more of these key customers may adversely affect our operating results.

Our top three customers accounted for approximately 24.7% and 39.8% of our gross revenue during the years ended December 31, 2017 and 2016, respectively. One customer accounted for 24% of our gross revenue in 2016 and 4% in 2017, however this customer may or may not continue to be a significant contributor to revenue in 2018. The loss of a significant amount of business from one of our major customers would materially and adversely affect our results of operations until such time, if ever, as we are able to replace the lost business. Significant clients or projects in any one period may not continue to be significant clients or projects in other periods. To the extent that we are dependent on any single customer, we are subject to the risks faced by that customer to the extent that such risks impede the customer’s ability to stay in business and make timely payments to us.

Consolidation in the industries that we serve or from which we purchase could adversely affect our business.

Some of the clients we serve may seek to achieve economies of scale by combining with or acquiring other companies. If two or more of our current clients combine their operations, it may decrease the amount of work that we perform for these clients. If one of our current clients merges or consolidates with a company that relies on another provider for its consulting, systems integration and technology, or outsourcing services, we may lose work from that client or lose the opportunity to gain additional work. If two or more of our suppliers merge or consolidate operations, the increased market power of the larger company could also increase our product costs and place competitive pressures on us. Any of these possible results of industry consolidation could adversely affect our business.

The loss of any key manufacturer or distributor relationships, or related industry certifications, could have an adverse effect on our business.

As part of our end-to-end IT solutions, we are authorized resellers of the products and services of leading IT manufacturers and distributors. In many cases, we have achieved the highest level of relationship the manufacturer or distributor offers. In addition, our employees hold certifications issued by these manufacturers and by industry associations relating to the configuration, installation and servicing of these products. We differentiate ourselves from our competitors by the range of manufacturers and distributors we represent, the relationship level we have achieved with these manufacturers and distributors and the scope of the manufacturer and industry certifications our employees hold. There can be no assurance that we will be able to retain these relationships with our manufacturers and distributors, that we will be able to retain the employees holding these manufacturer and industry certifications, or that our employees will maintain their manufacturer or industry certifications. The loss of any of these relationships or certifications could have a material adverse effect on our business.

We may experience a reduction in the incentive programs offered to us by our vendors. Any such reduction could have a material adverse effect on our business, results of operations and financial condition.

We receive payments and credits from vendors, including consideration pursuant to volume sales incentive programs and marketing development funding programs. These programs are usually of finite terms and may not be renewed or may be changed in a way that has an adverse effect on us. Vendor funding is used to offset, among other things, inventory costs, cost of goods sold, marketing costs and other operating expenses. Certain of these funds are based on our volume of net sales or purchases, growth rate of net sales or purchases and marketing programs. If we do not grow our net sales or if we are not in compliance with the terms of these programs, there could be a material negative effect on the amount of incentives offered or paid to us by vendors. No assurance can be given that we will continue to receive such incentives or that we will be able to collect outstanding amounts relating to these incentives in a timely manner, or at all. Any sizeable reduction in, the discontinuance of, or a significant delay in receiving or the inability to collect such incentives, particularly related to incentive programs with one of our largest partners, Hewlett-Packard Company, could have a material adverse effect on our business, results of operations and financial condition. If we are unable to react timely to any fundamental changes in the programs of vendors, including the elimination of funding for some of the activities for which we have been compensated in the past, such changes would have a material adverse effect on our business, results of operations and financial condition.

We may need additional cash financing and any failure to obtain cash financing could limit our ability to grow our business and develop or enhance our service offerings to respond to market demand or competitive challenges.

We expect that we will need to raise funds in order to continue our operations and implement our plans to grow our business. However, if we decide to seek additional capital, we may be unable to obtain financing on terms that are acceptable to us or at all. If we are unable to raise the required cash, our ability to grow our business and develop or enhance our service offerings to respond to market demand or competitive challenges could be limited.

We rely on inventory financing and vendor credit arrangements for our daily working capital and certain operational functions, the loss of which could have a material adverse effect on our future results.

We rely on inventory financing and vendor financing arrangements for daily working capital and to fund equipment purchases for our technology sales business. The loss of any of our inventory financing or vendor credit financing arrangements, a reduction in the amount of credit granted to us by our vendors, or a change in any of the material terms of these arrangements could increase our need for, and the cost of, working capital and have a material adverse effect on our future results. These credit arrangements are discretionary on the part of our creditors and require the performance of certain operational covenants. There can be no assurance that we will continue to meet those covenants and failure to do so may limit availability of, or cause us to lose, such financing. There can be no assurance that such financing will continue to be available to us in the future on acceptable terms.

If we cannot collect our receivables or if payment is delayed, our business may be adversely affected by our inability to generate cash flow, provide working capital or continue our business operations.

Our business depends on our ability to successfully obtain payment from our clients of the amounts they owe us for products received from us and any work performed by us. The timely collection of our receivables allows us to generate cash flow, provide working capital and continue our business operations. Our clients may fail to pay or delay the payment of invoices for a number of reasons, including financial difficulties resulting from macroeconomic conditions or lack of an approved budget. An extended delay or default in payment relating to a significant account will have a material and adverse effect on the aging schedule and turnover days of our accounts receivable. If we are unable to timely collect our receivables from our clients for any reason, our business and financial condition could be adversely affected.

We depend on the U.S. government for a substantial portion of our business and government budget impasses together with changes in government defense spending could have adverse consequences on our financial position, results of operations and business.

A substantial portion of our revenues from our operations have been from and will continue to be from sales and services rendered directly or indirectly to the U.S. government. Consequently, our revenues are highly dependent on the government’s demand for computer systems and related services. Our revenues from the U.S. government largely result from contracts awarded to us under various U.S. government programs, primarily defense-related programs with the Department of Defense (DoD), as well as a broad range of programs with Bureau of Prisons, National Institutes of Health (NIH), National Aeronautics and Space Administration (NASA), the intelligence community and other departments and agencies. Cost cutting, including through consolidation and elimination of duplicative organizations and insurance, has become a major initiative for the government. The funding of our programs is subject to the overall U.S. government budget and appropriation decisions and processes which are driven by numerous factors, including geo-political events and macroeconomic conditions.

The Budget Control Act of 2011 enacted 10-year discretionary spending caps which are expected to generate over $1 trillion in savings for the U.S. government, a substantial portion of which comes from DoD baseline spending reductions. In addition, the Budget Control Act of 2011 provides for additional automatic spending cuts (referred to as “sequestration”) totaling $1.2 trillion over nine years which were implemented beginning in the U.S. government fiscal year ending September 30, 2013 (GFY13). These reduction targets will further reduce DoD and other federal agency budgets. Although the Office of Management and Budget has provided guidance to agencies on implementing sequestration cuts, there remains much uncertainty about how exactly sequestration cuts will be implemented and the impact those cuts will have on contractors supporting the government. We are not able to predict the impact of future budget cuts if any, including sequestration, on our Company or our financial results. However, we expect that concerns related to the national debt may impact DoD spending levels and that implementation of the automatic spending cuts without change will reduce, delay or cancel funding for certain of our contracts — particularly those with unobligated balances — and programs and could adversely impact our operations, financial results and growth prospects.

A significant reduction in defense spending could have long-term consequences for our size and structure. In addition, reduction in government priorities and requirements could impact the funding, or the timing of funding, of our programs, which could negatively impact our results of operations and financial condition. In addition, we are involved in U.S. government programs which are classified by the U.S. government and our ability to discuss these programs, including any risks and disputes and claims associated with and our performance under such programs, could be limited due to applicable security restrictions.

The U.S. government systems integration business is intensely competitive and we may not be able to win government bids when competing against much larger companies, which could reduce our revenues.

Large computer systems integration contracts awarded by the U.S. government are few in number and are awarded through a formal competitive bidding process, including indefinite delivery/indefinite quantity (IDIQ), GSA Schedule and other multi-award contracts. Bids are awarded on the basis of price, compliance with technical bidding specifications, technical expertise and, in some cases, demonstrated management ability to perform the contract. There can be no assurance that we will win and/or fulfill additional contracts. Moreover, the award of these contracts is subject to protest procedures and there can be no assurance that we will prevail in any ensuing legal protest. The failure to secure a significant dollar volume of U.S. government contracts in the future would adversely affect Sysorex Government, our subsidiary.

The U.S. government systems integration business is intensely competitive and subject to rapid change. Sysorex competes with a large number of systems integrators, hardware and software manufacturers, and other large and diverse companies attempting to enter or expand their presence in the U.S. government market. Many of the existing and potential competitors have greater financial, operating and technological resources than we have. The competitive environment may require us to make changes in our pricing, services or marketing. The competitive bidding process involves substantial costs and a number of risks, including significant cost and managerial time to prepare bids and proposals for contracts that may not be awarded to us, or that may be awarded, but for which we do not receive meaningful revenues. Accordingly, our success depends on our ability to develop services and products that address changing needs and to provide people and technology needed to deliver these services and products. To remain competitive, we must consistently provide superior service, technology and performance on a cost-effective basis to our customers. Our response to competition could cause us to expend significant financial and other resources, disrupt our operations and strain relationships with partners, any of which could harm our business and/or financial condition.

Sysorex Government’s financial performance is dependent on our ability to perform on our U.S. government contracts, which are subject to termination for convenience, which could harm our results of operations and financial condition.

Sysorex Government’s financial performance is dependent on our performance under our U.S. government contracts. Government customers have the right to cancel any contract at their convenience. An unanticipated termination of, or reduced purchases under, one of our major contracts whether due to lack of funding, for convenience or otherwise, or the occurrence of delays, cost overruns and product failures could adversely impact our results of operations and financial condition. If one of our contracts were terminated for convenience, we would generally be entitled to payments for our allowable costs and would receive some allowance for profit on the work performed. If one of our contracts were terminated for default, we would generally be entitled to payments for our work that has been accepted by the government. A termination arising out of our default could expose us to liability and have a negative impact on our ability to obtain future contracts and orders. Furthermore, on contracts for which we are a subcontractor and not the prime contractor, the U.S. government could terminate the prime contract for convenience or otherwise, irrespective of our performance as a subcontractor. The termination or cancellation of U.S. government contracts, no matter what the reason, could harm our results of operations and financial condition.

Our failure to comply with a variety of complex procurement rules and regulations could result in our being liable for penalties, including termination of our U.S. government contracts, disqualification from bidding on future U.S. government contracts and suspension or debarment from U.S. government contracting that could adversely affect our financial condition.

We must comply with laws and regulations relating to the formation, administration and performance of U.S. government contracts, which affect how we do business with our customers and may impose added costs on our business. U.S. government contracts generally are subject to: (i) the Federal Acquisition Regulation (FAR), which sets forth policies, procedures and requirements for the acquisition of goods and services by the U.S. government; (ii) department-specific regulations that implement or supplement FAR, such as the DoD’s Defense Federal Acquisition Regulation Supplement (DFARS); and (iii) other applicable laws and regulations. We are also subject to the Truth in Negotiations Act, which requires certification and disclosure of cost and pricing data in connection with certain contract negotiations; the Procurement Integrity Act, which regulates access to competitor bid and proposal information and government source selection information, and our ability to provide compensation to certain former government officials; the Civil False Claims Act, which provides for substantial civil penalties for violations, including for submission of a false or fraudulent claim to the U.S. government for payment or approval; and the U.S. Government Cost Accounting Standards, which impose accounting requirements that govern our right to reimbursement under certain cost-based U.S. government contracts. These regulations impose a broad range of requirements, many of which are unique to government contracting, including various procurement, import and export, security, contract pricing and cost, contract termination and adjustment, and audit requirements. A contractor’s failure to comply with these regulations and requirements could result in reductions to the value of contracts, contract modifications or termination, and the assessment of penalties and fines and lead to suspension or debarment, for cause, from government contracting or subcontracting for a period of time. In addition, government contractors are also subject to routine audits and investigations by U.S. government agencies such as the Defense Contract Audit Agency (DCAA) and Defense Contract Management Agency (DCMA). These agencies review a contractor’s performance under its contracts, cost structure and compliance with applicable laws, regulations and standards. The DCAA also reviews the adequacy of and a contractor’s compliance with its internal control systems and policies, including the contractor’s purchasing, property, estimating, compensation and management information systems. During the term of any suspension or debarment by any U.S. government agency, contractors can be prohibited from competing for or being awarded contracts by U.S. government agencies. The termination of any of our significant government contracts or the imposition of fines, damages, suspensions or debarment would adversely affect the Company’s business and financial condition.

The U.S. government may adopt new contract rules and regulations or revise its procurement practices in a manner adverse to us at any time.

Our industry has experienced, and we expect it will continue to experience, significant changes to business practices as a result of an increased focus on affordability, efficiencies, and recovery of costs, among other items. U.S. government agencies may face restrictions or pressure regarding the type and amount of services that they may obtain from private contractors. Legislation, regulations and initiatives dealing with procurement reform, mitigation of potential conflicts of interest and environmental responsibility or sustainability, as well as any resulting shifts in the buying practices of U.S. government agencies, such as increased usage of fixed price contracts, multiple award contracts and small business set-aside contracts, could have adverse effects on government contractors, including us. Any of these changes could impair our ability to obtain new contracts or renew our existing contracts when those contracts expire and are subject to a renewed bidding process. Any new contracting requirements or procurement methods could be costly or administratively difficult for us to implement and could adversely affect our future revenues, profitability and prospects.

We may incur cost overruns as a result of fixed priced government contracts, which would have a negative impact on our operations.

Most of our U.S. government contracts are multi-award, multi-year IDIQ task order based contracts, which generally provide for fixed price schedules for products and services, have no pre-set delivery schedules, have very low minimum purchase requirements, are typically competed over among multiple awardees and force us to carry the burden of any cost overruns. Due to their nature, fixed-priced contracts inherently have more risk than cost reimbursable contracts. If we are unable to control costs or if our initial cost estimates are incorrect, we can lose money on these contracts. In addition, some of our contracts have provisions relating to cost controls and audit rights, and if we fail to meet the terms specified in those contracts, we may not realize their full benefits. Lower earnings caused by cost overruns and cost controls would have a negative impact on our results of operations. The U.S. government has the right to enter into contracts with other suppliers, which may be competitive with our IDIQ contracts. We also perform fixed priced contracts under which we agree to provide specific quantities of products and services over time for a fixed price. Since the price competition to win both IDIQ and fixed price contracts is intense and the costs of future contract performance cannot be predicted with certainty, there can be no assurance as to the profits, if any, that we will realize over the term of such contracts.

Misconduct of employees, subcontractors, agents and business partners could cause us to lose existing contracts or customers and adversely affect our ability to obtain new contracts and customers and could have a significant adverse impact on our business and reputation.

Misconduct could include fraud or other improper activities such as falsifying time or other records and violations of laws, including the Anti-Kickback Act. Other examples could include the failure to comply with our policies and procedures or with federal, state or local government procurement regulations, regulations regarding the use and safeguarding of classified or other protected information, legislation regarding the pricing of labor and other costs in government contracts, laws and regulations relating to environmental, health or safety matters, bribery of foreign government officials, import-export control, lobbying or similar activities, and any other applicable laws or regulations. Any data loss or information security lapses resulting in the compromise of personal information or the improper use or disclosure of sensitive or classified information could result in claims, remediation costs, regulatory sanctions against us, loss of current and future contracts and serious harm to our reputation. Although we have implemented policies, procedures and controls to prevent and detect these activities, these precautions may not prevent all misconduct, and as a result, we could face unknown risks or losses. Our failure to comply with applicable laws or regulations or misconduct by any of our employees, subcontractors, agents or business partners could damage our reputation and subject us to fines and penalties, restitution or other damages, loss of security clearance, loss of current and future customer contracts and suspension or debarment from contracting with federal, state or local government agencies, any of which would adversely affect our business, reputation and our future results.

We may fail to obtain and maintain necessary security clearances, which may adversely affect our ability to perform on certain U.S. government contracts and depress our potential revenues.

Many U.S. government programs require contractors to have security clearances. Depending on the level of required clearance, security clearances can be difficult and time-consuming to obtain. If we or our employees are unable to obtain or retain necessary security clearances, we may not be able to win new business, and our existing clients could terminate their contracts with us or decide not to renew them. To the extent we are not able to obtain and maintain facility security clearances or engage employees with the required security clearances for a particular contract, we may not be able to bid on or win new contracts, or effectively rebid on expiring contracts, or we could lose existing contracts, any of which may adversely affect our operating results and inhibit the execution of our growth strategy.

Our future revenues and growth prospects could be adversely affected by our dependence on other contractors.

If other contractors with whom we have contractual relationships either as a prime contractor or subcontractor eliminate or reduce their work with us, or if the U.S. government terminates or reduces these other contractors’ programs, does not award them new contracts or refuses to pay under a contract our financial and business condition may be adversely affected. Companies that do not have access to U.S. government contracts may perform services as our subcontractor and that exposure could enhance such companies’ prospect of securing a future position as a prime U.S. government contractor which could increase competition for future contracts and impair our ability to perform on contracts.

We may have disputes with our subcontractors arising from, among other things, the quality and timeliness of work performed by the subcontractor, customer concerns about the subcontractor, our failure to extend existing task orders or issue new task orders under a subcontract, our hiring of a subcontractor’s personnel or the subcontractor’s failure to comply with applicable law. If any of our subcontractors fail to timely meet their contractual obligations or have regulatory compliance, financial or other problems, our ability to fulfill our obligations as a prime contractor or higher tier subcontractor may be jeopardized. Significant losses could arise in future periods and subcontractor performance deficiencies could result in our termination for default. A termination for default could eliminate a revenue source, expose us to liability and have an adverse effect on our ability to compete for future contracts and task orders, especially if the customer is an agency of the U.S. government.

As a U.S. defense contractor we are vulnerable to security threats and other disruptions that could negatively impact our business.

As a U.S. defense contractor, we face certain security threats, including threats to our information technology infrastructure, attempts to gain access to our proprietary or classified information, and threats to physical security. These types of events could disrupt our operations, require significant management attention and resources, and could negatively impact our reputation among our customers and the public, which could have a negative impact on our financial condition, results of operations and liquidity. We are continuously exposed to cyber-attacks and other security threats, including physical break-ins. Any electronic or physical break-in or other security breach or compromise may jeopardize security of information stored or transmitted through our information technology systems and networks. This could lead to disruptions in mission-critical systems, unauthorized release of confidential or otherwise protected information and corruption of data. Although we have implemented policies, procedures and controls to protect against, detect and mitigate these threats, we face advanced and persistent attacks on our information systems and attempts by others to gain unauthorized access to our information technology systems are becoming more sophisticated. These attempts include covertly introducing malware to our computers and networks and impersonating authorized users, among others, and may be perpetrated by well-funded organized crime or state sponsored efforts. We seek to detect and investigate all security incidents and to prevent their occurrence or recurrence. We continue to invest in and improve our threat protection, detection and mitigation policies, procedures and controls. In addition, we work with other companies in the industry and government participants on increased awareness and enhanced protections against cyber security threats. However, because of the evolving nature and sophistication of these security threats, which can be difficult to detect, there can be no assurance that our policies, procedures and controls have or will detect or prevent any of these threats and we cannot predict the full impact of any such past or future incident. We may experience similar security threats to the information and technology systems that we develop, install or maintain under customer contracts. Although we work cooperatively with our customers and other business partners to seek to minimize the impacts of cyber and other security threats, we must rely on the safeguards put in place by those entities. Any remedial costs or other liabilities related to cyber or other security threats may not be fully insured or indemnified by other means. Occurrence of any of these security threats could expose us to claims, contract terminations and damages and could adversely affect our reputation, ability to work on sensitive U.S. government contracts, business operations and financial results.

Difficult conditions in the global capital markets and the economy generally may materially adversely affect our business and results of operations, and we do not expect these conditions to improve in the near future.

Our results of operations are materially affected by conditions in the global capital markets and the economy generally, both in the U.S. and elsewhere around the world. Sustained uncertainty about global economic conditions, concerns about future U.S. government budget impasses or a prolonged tightening of credit markets could cause our customers and potential customers to postpone or reduce spending on technology products or services or put downward pressure on prices, which could have an adverse effect on our business, results of operations or cash flows. Concerns over inflation, energy costs, geopolitical issues and the availability of credit in the U.S. have contributed to increased volatility and diminished expectations for the economy and the markets going forward. These events and market upheavals may have an adverse effect on our business. In the event of extreme prolonged market events, such as global economic recession, could result in significant losses for us.

Risks Related to Sysorex’s Common Stock

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including (1) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), (2) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (3) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, as an emerging growth company, we are only required to provide two years of audited financial statements and two years of selected financial data in this registration statement We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700.0 million as of any June 30 before that time or if we have total annual gross revenue of $1.07 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31 or, if we issue more than $1.0 billion in non-convertible debt during any three-year period before that time, we would cease to be an emerging growth company immediately. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, not being required to provide selected financial data in the registration statements and periodic reports that we file with the SEC, and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until the later of our second annual report or the first annual report required to be filed with the SEC following the date we are no longer an “emerging growth company” as defined in the JOBS Act. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal controls in the future.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected to take advantage of this extended transition period, and therefore, our financial statements may not be comparable to those of companies that comply with such new or revised accounting standards.

We do not intend to pay cash dividends to our stockholders.

We do not intend to pay cash dividends to our common stockholders as a public company. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any cash dividends in the foreseeable future.

In the event our board of directors effects a reverse stock split within the reverse stock split range, the proposed reverse stock split may decrease the liquidity of the shares of our common stock.

Prior to the Spin-off, our board of directors and our sole stockholder, Inpixon, approved an amendment to our Articles of Incorporation to effect a reverse stock split of our outstanding common stock at a ratio between 1-for-5 and 1-for-100, which may be abandoned or implement by our board of directors within 12 months of July 30, 2018, and at a specific ratio determined solely by our board of directors. In the event our board of directors effects a reverse stock split within the reverse stock split range, the liquidity of the shares of our common stock may be affected adversely by the proposed reverse stock split given the reduced number of shares that will be outstanding following the proposed reverse stock split, especially if the market price of our common stock does not increase as a result of the proposed reverse stock split. In addition, the proposed reverse stock split may increase the number of stockholders who own odd lots (less than 100 shares) of our common stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.

In the event our board of directors effects a reverse stock split within the reverse stock split range, following such proposed reverse stock split, the resulting market price of our common stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.

Although we believe that a higher market price of our common stock may help generate greater or broader investor interest, there can be no assurance that the proposed reverse stock split will result in a share price that will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our common stock will satisfy the investing requirements of those investors. As a result, the trading liquidity of our common stock may not necessarily improve.

Indemnification of our officers and directors may cause us to use corporate resources to the detriment of our stockholders.

Our articles of incorporation eliminate the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by Nevada law. This limitation does not affect the availability of equitable remedies, such as injunctive relief or rescission. Our articles of incorporation require us to indemnify our directors and officers to the fullest extent permitted by Nevada law, including in circumstances in which indemnification is otherwise discretionary under Nevada law.

Under Nevada law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

●	conducted himself or herself in good faith, reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests; and

●	in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

These persons may be indemnified against expenses, including attorneys’ fees, judgments, fines, excise taxes and amounts paid in settlement, actually and reasonably incurred by the person in connection with the proceeding. If the person is found liable to the corporation, no indemnification will be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish.

The obligations associated with being a public company require significant resources and management attention, which may divert resources and attention from our business operations.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Sarbanes-Oxley Act. The Exchange Act requires us to file annual, quarterly and current reports, proxy statements, and other information. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. Our Chief Executive Officer and Chief Financial Officer are required to certify that our disclosure controls and procedures are effective in ensuring that material information we are required to disclose in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. We will need to hire or retain the services of financial reporting, internal controls experts and other financial personnel or consultants in order to establish and maintain appropriate internal controls and reporting procedures. As a result, we will incur significant legal, accounting and other expenses. Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from improving our business, results of operations and financial condition.

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting. In connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies. This may preclude us from keeping our filings with the SEC current and interfere with the ability of investors to trade our securities.

If we fail to establish and maintain an effective system of internal controls, we may not be able to report our financial results accurately or prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. Notwithstanding our diligence, certain internal controls deficiencies may not be detected. As a result, any internal control deficiencies may adversely affect our financial condition, results of operations and access to capital.

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and rules implemented by the SEC have required changes in corporate governance practices of public companies. As a public company, these rules and regulations increase our compliance costs and make certain activities more time consuming and costly. As a public company, these rules and regulations may make it more difficult and expensive for us to maintain our director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers, and to maintain insurance at reasonable rates, or at all.

Our stock price may be volatile.

The market price of our common stock is highly volatile and fluctuates widely in price in response to various factors, many of which are beyond our control, including the following:

●	our ability to execute our business plan;

●	changes in our industry;

●	competitive pricing pressures;

●	our ability to obtain working capital financing;

●	additions or departures of key personnel;

●	sales of our common stock;

●	operating results that fall below expectations;

●	regulatory developments;

●	economic and other external factors;

●	period-to-period fluctuations in our financial results;

●	our inability to develop or acquire new or needed technologies;

●	the public’s response to press releases or other public announcements by us or third parties, including filings with the SEC;

●	changes in financial estimates or ratings by any securities analysts who follow our common stock, our failure to meet these estimates or failure of those analysts to initiate or maintain coverage of our common stock;

●	the development and sustainability of an active trading market for our common stock; and

●	any future sales of our common stock by our officers, directors and significant stockholders.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of the companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Our shares of common stock are thinly traded, and the price may not reflect our value. There can be no assurance that there will be an active market for our shares of our common stock in the future.

Our shares of common stock are thinly traded and the price per share may not reflect our actual or perceived value. There can be no assurance that there will be an active market for our shares of common stock in the future. The market liquidity is dependent on the perception of our operating business, among other things. We plan to take certain steps including utilizing investor awareness campaigns, investor relations firms, press releases, road shows and conferences to increase awareness of our business. Any steps that we might take to bring us to the awareness of investors may require that we compensate consultants with cash and/or equity securities. There can be no assurance that there will be any awareness generated or the results of any efforts will result in any impact on our trading volume. Consequently, investors may not be able to liquidate their investment or to liquidate it at a price that reflects the value of the business. If an active market should develop, the price may be highly volatile. If there is a relatively low per-share price for our common stock, many brokerage firms or clearing firms may not be willing to effect transactions in our common stock or accept our shares for deposit in an account. Many lending institutions will not permit the use of low priced shares of common stock as collateral for any loans.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

We are generally not restricted from issuing additional common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The market price of our common stock could decline as a result of sales of common stock or securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or the perception that such sales could occur.

We cannot assure you that the common stock will become liquid or that it will be listed on a securities exchange.

We cannot assure you that we will ever be able to meet the initial listing standards of any stock exchange, or that we will be able to maintain any such listing. Until the common stock is listed on an exchange, we expect that it would be eligible to be quoted on the OTC Markets (including the OTCQB), another over-the-counter quotation system, or in the “pink sheets.” In those venues, however, an investor may find it difficult to obtain accurate quotations as to the market value of the common stock. In addition, if we failed to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling the common stock, which may further affect its liquidity. This would also make it more difficult for us to raise additional capital.

Our common stock is considered a “penny stock” so long as it trades below $5.00 per share. This can adversely affect its liquidity.

Our common stock is considered a “penny stock” and will continue to be considered a penny stock so long as it trades below $5.00 per share and as such, trading in our common stock will be subject to the requirements of Rule 15g-9 under the Exchange Act. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser’s written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a “penny stock,” including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities. In addition, few broker or dealers are likely to undertake these compliance activities. Other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

Risks Associated with this Offering

You will experience immediate dilution in the book value per share of common stock as a result of this offering.

Investors in this offering will experience immediate dilution in their net tangible book value per share to the extent of the difference between the purchase price per share of common stock and the “adjusted” net tangible book value per share after giving effect to the offering. Our net tangible book value as of September 30, 2018 was approximately $(15.7 million), or $(0.54) per share of our common stock based on 29,208,310 shares outstanding. Assuming that we issue an aggregate of      Class A Units at a price of $       per Class A Unit, the last reported sale price of our common stock on the OTCQB Market on         , 2019, and        Class B Units at a price of $1,000 per Unit, and assuming the conversion of all the shares of Series 1 Preferred sold in the offering, after deducting placement agent fees and estimated offering expenses payable by us, our net tangible book value as of September 30, 2018 would have been approximately ($       ) million, or ($       ) per share of our common stock. This calculation excludes the proceeds, if any, from the exercise of the Series 1 Warrants issued in this offering. This amount represents an increase in net tangible book value of $       per share to our existing stockholders and an immediate dilution in net tangible book value of $      per share to investors in this offering. If outstanding options and warrants to purchase our common stock are exercised, you will experience additional dilution. See the section entitled “Dilution” below.

Our management might not use the proceeds of this offering effectively.

Our management has broad discretion over the use of proceeds of this offering. In addition, our management has not designated a specific use for a substantial portion of the proceeds of this offering. Accordingly, it is possible that our management may allocate the proceeds in ways that do not improve our operating results. In addition, cash proceeds received in the offering may be temporarily used to purchase short-term, low-risk investments, and such investments might not be invested to yield a favorable rate of return.

There is no established public market for the Series 1 Preferred or the Series 1 Warrants to purchase shares of our common stock being offered by us in this offering.

There is no established public trading market for the Series 1 Preferred or the Series 1 Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list either the Series 1 Preferred or the Series 1 Warrants on any national securities exchange or other nationally recognized trading system, including the OTCQB marketplace of the OTC Markets. Without an active market, the liquidity of the Series 1 Preferred and the Series 1 Warrants will be limited.

The Series 1 Warrants may not have any value.

The Series 1 Warrants issued in this offering will be immediately exercisable and expire on the fifth anniversary of the date of issuance. The Series 1 Warrants will have an initial exercise price per share equal to $       , which is        % of the public offering price of the Class A Units. In the event that our common stock price does not exceed the exercise price of the Series 1 Warrants during the period when the Series 1 Warrants are exercisable, the Series 1 Warrants may not have any value.

Holders of our Series 1 Warrants will have no rights as a common stockholder until they acquire our common stock.

Until you acquire shares of our common stock upon exercise of your Series 1 Warrants, you will have no rights with respect to our common stock. Upon exercise of your Series 1 Warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

USE OF PROCEEDS

We expect to receive net proceeds from the sale of Class A Units and Class B Units that we are offering to be approximately $      million, assuming a public offering price of $      per Class A Unit, the last reported sale price of our common stock on the OTCQB Market on         , 2019, and $       per Class B Unit, after deduction of placement agent fees and estimated expenses payable by us, as described in the section below titled “Plan of Distribution.” Assuming all of the Series 1 Warrants issued in this offering were exercised in full at the exercise price of $      per share, which is       % of the public offering price of the Class A Units, we estimate that we would receive additional net proceeds of approximately $       million. We cannot predict when or if the Series 1 Warrants will be exercised, however, and it is possible that the Series 1 Warrants may expire and never be exercised.

Assuming          Class A Units are sold in the offering and no Class B Units are sold in this offering, each $1.00 increase (decrease) in the assumed public offering price of $           per Class A Unit would increase (decrease) the net proceeds to us from this offering, after deducting the placement agent fees and estimated offering expenses payable by us, by approximately $           million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same.

We may also increase or decrease the number of Class A Units we are offering. Assuming          Class A Units are sold in the offering and no Class B Units are sold in this offering, an increase (decrease) of 100,000 in the number of Class A Units we are offering would increase (decrease) the net proceeds to us from this offering, after deducting the placement agent fees and estimated offering expenses payable by us, by approximately $           million, assuming the public offering price stays the same. An increase of 100,000 in the number of Class A Units we are offering, together with a $1.00 increase in the assumed public offering price of $           per Class A Unit, would increase the net proceeds to us from this offering, after deducting the placement agent fees and estimated offering expenses payable by us, by approximately $           million. A decrease of 100,000 in the number of Class A Units we are offering, together with a $1.00 decrease in the assumed public offering price of $           per share, would decrease the net proceeds to us from this offering, after deducting the placement agent fees and estimated offering expenses payable by us, by approximately $           million. We do not expect that a change in the offering price or the number of shares by these amounts would have a material effect on our intended uses of the net proceeds from this offering, although it may impact the amount of time prior to which we may need to seek additional capital.

We intend to use the net proceeds from this public offering for working capital and general corporate purposes (including research and development and sales and marketing). General corporate purposes may include capital expenditures and trade payables. We will continue to invest in research and development to drive our business growth in securing, digitizing and optimizing premises with indoor positioning analytics for businesses and governments.

The amounts and timing of our actual expenditures will depend on numerous factors. We may find it necessary or advisable to use portions of the net proceeds for other purposes, and we will have broad discretion in the application and allocation of the net proceeds from this offering. Additionally, we may use a portion of the net proceeds of this offering to finance acquisitions of, or investments in, competitive and complementary businesses, products or services as a part of our growth strategy. However, we currently have no commitments with respect to any such acquisitions or investments.

Pending use of the net proceeds from this offering, we may invest the net proceeds in short-term, interest-bearing, investment-grade securities. We cannot predict whether the proceeds invested will yield a favorable return.

DIVIDEND POLICY

Sysorex does not currently expect to pay dividends on its capital stock. The payment of any dividends in the future, and the timing and amount thereof, is within the discretion of Sysorex’s board of directors. The board’s decisions regarding the payment of dividends will depend on many factors, such as our financial condition, earnings, capital requirements, debt service obligations, restrictive covenants in any debt instrument, industry practice, legal requirements, regulatory constraints and other factors that the board deems relevant. Our ability to pay dividends will depend on our ongoing ability to generate cash from operations. We cannot guarantee that Sysorex will pay a dividend in the future or continue to pay any dividends if we began paying dividends.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2018:

●	on an actual basis; and

●	on an as-adjusted basis to reflect the issuance and sale by us of (i) Class A Units in this offering at the assumed public offering price of $ per Class A Unit, (ii) no Class B Units, after deducting placement agent fees and estimated offering expenses payable by us and the receipt by us of the proceeds of such sale.

You should read this information together with the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included herein, and our consolidated financial statements and related notes included herein.

	As of September 30, 2018 (in thousands, except number of shares and par value data)
	Actual	As Adjusted(1)
Cash	$89	$
Stockholders’ Equity:
Preferred stock, $0.00001 par value; 10,000,000 shares authorized; 0 issued and outstanding	-
Series 1 convertible preferred stock – $1,000.00 stated value; 0 issued and outstanding, actual and as adjusted	-
Common stock – $0.00001 par value; 500,000,000 shares authorized; 41,000,000 shares issued and 29,208,310 shares outstanding (actual), shares issued and outstanding (as adjusted)	4
Additional paid-in capital	(11,567)
Treasury stock, at cost, 11,791,690 shares at September 30, 2018	(1)
Accumulated deficit	(802)
Total stockholders’ equity	(12,366)

(1)	Does not include the shares of common stock that may be issued under the Series 1 Warrants to be issued in this offering.

The number of shares of our common stock to be outstanding upon completion of this offering is based on 29,208,310 shares of common stock outstanding as of September 30, 2018, assuming that only Class A Units are purchased in this offering and excludes as of that date:

●	shares of common stock issuable upon the exercise of outstanding stock options under our Amended and Restated 2018 Equity Incentive Plan, having a weighted average exercise price of $ per share and shares of common stock available for issuance under our 2018 Equity Incentive Plan;

●	shares of common stock are reserved for issuance from treasury to (i) the holders of certain warrants issued by Inpixon who will be entitled to receive shares of common stock if the warrants are exercised and (ii) holders of Inpixon securities that are subject to beneficial ownership restrictions;

●	shares of common stock or other securities of the Company convertible or exercisable for shares of common stock issued after September 30, 2018; and

●	shares of common stock that may be issued under the Series 1 Warrants to be issued in this offering.

To the extent we sell any Class B Units in this offering, the same aggregate number of common stock equivalents resulting from this offering would be convertible under the Series 1 Preferred issued as part of the Class B Units.

Assuming          Class A Units are sold in the offering and no Class B Units are sold in this offering, each increase (decrease) of 100,000 Class A Units to be purchased at $           per unit (which was the last reported bid price of our common stock on the OTCQB on          , 2019) would increase (or decrease) additional paid-in capital, total stockholders’ equity (deficit) and total capitalization by approximately $           million, assuming the offering price remains at $           and after deducting placement agent fees and estimated offering expenses payable by us.

Assuming          Class A Units are sold in the offering and no Class B Units are sold in this offering, a $1.00 increase (decrease) in the assumed public offering price of $           per Class A Unit (which was the last reported bid price of our common stock on the OTCQB on          , 2019) would result in an incremental increase (decrease) in each of our additional paid-in capital, total stockholders’ equity (deficit) and total capitalization by approximately $           million, assuming that the number of Class A Units sold by us as set forth on the cover page of this prospect remains the same and after deducting the placement agent and estimated offering expenses payable by us.

DILUTION

Our net tangible book value represents the amount of our total tangible assets less total liabilities. We calculate the net tangible book value per share by dividing the net tangible book value by the number of outstanding shares of our common stock. As of September 30, 2018, our historical net tangible book value was $(15.7) million, or approximately $(0.54) per share of our total outstanding common stock, based on the shares of our outstanding common stock immediately prior to the completion of this offering. As of September 30, 2018, after giving effect to the sale of shares of common stock offered by us at an assumed public offering price of $         per share, the last reported sale price of our common stock on the OTCQB Market on         , 2019, and after deducting estimated placement agent fees and offering expenses payable by us, our pro forma net tangible book value as of September 30, 2018 would have been approximately $        , or $         per share of our total outstanding common stock. This represents an immediate dilution of $         per share to new investors purchasing shares of our common stock in this offering.

The following table illustrates the per share dilution to investors purchasing securities in the offering:

Assumed public offering price per share of common stock			$
Net tangible book value per share as of September 30, 2018		$(0.54)
Increase in net tangible book value per share attributable to new investors	$
Adjusted net tangible book value per share as of September 30, 2018 after giving effect to this offering			$
Dilution in net tangible book value per share to new investors			$

The amounts above are based on 29,208,310 shares of common stock outstanding as of September 30, 2018, which excludes as of that date:

●	shares of common stock issuable upon the exercise of outstanding stock options under our Amended and Restated 2018 Equity Incentive Plan, having a weighted average exercise price of $ per share and shares of common stock available for issuance under our 2018 Equity Incentive Plan;

●	shares of common stock are reserved for issuance from treasury to (i) the holders of certain warrants issued by Inpixon who will be entitled to receive shares of common stock if the warrants are exercised and (ii) holders of Inpixon securities that are subject to beneficial ownership restrictions;

●	shares of common stock or other securities of the Company convertible or exercisable for shares of common stock issued after September 30, 2018; and

●	shares of common stock that may be issued under the Series 1 Warrants to be issued in this offering.

To the extent that any of our outstanding options or warrants, including the Series 1 Warrants issued in this offering, are exercised, we grant additional options under our equity incentive plan or issue additional warrants or preferred stock, or we issue additional shares of common stock in the future, there may be further dilution to new investors.

An investor that acquires additional shares of common stock through the exercise of the Series 1 Warrants offered hereby may experience additional dilution depending on our net tangible book value at the time of exercise. Assuming that we issue an aggregate of       Class A Units and no Class B Units, that the Series 1 Warrants have an exercise price of $      per share, which is       % of the public offering price of the Class A Units, and that all such Series 1 Warrants are exercised, our net tangible book value as of September 30, 2018 would have been approximately ($     ) million, or ($     ) per share of our common stock. This amount represents an increase in net tangible book value of $      per share to our existing stockholders and a dilution in net tangible book value of $     per share to new investors exercising such Series 1 Warrants.

MARKET PRICE OF OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

On December 19, 2018, the closing bid price for our common stock as reported on the OTCQB was $0.0268 per share. There was no trading of our common stock on the OTCQB or any other market, exchange or quotation system before September 4, 2018. Although our common stock is quoted on the OTCQB, there is a limited trading market for our common stock. Because our common stock is thinly traded, any reported sale prices may not be a true market-based valuation of our common stock. The following table sets forth the range of high and low closing bid prices per share of our common stock since commencement of quotation. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	Fiscal Year 2018
	High	Low
First Quarter	$-	$-
Second Quarter	$-	$-
Third Quarter	$0.050	$0.02
Fourth Quarter (through December 19, 2018)	$0.045	$0.010

Holders

As of December 19, 2018, we had 197 registered holders of record of our common stock. A substantially greater number of holders of our common stock are “street name” or beneficial holders, whose shares of record are held through banks, brokers, other financial institutions and registered clearing agencies.

PLAN OF DISTRIBUTION

         (referred to herein as the placement agent) has agreed to act as our exclusive placement agent in connection with this offering of our securities pursuant to this prospectus. The placement agent has agreed to be our placement agents on a reasonable best efforts basis, in connection with the issuance and sale by us of the securities being offered in this prospectus. The terms of this offering were subject to market conditions and negotiations between us, the placement agent and prospective investors. The placement agent does not have any commitment to purchase any of our securities, and the placement agent will have no authority to bind us by virtue of its agreement to act as placement agent. Further, the placement agent does not guarantee that it will be able to raise new capital in any prospective offering. The placement agent may engage sub-agents or selected dealers to assist with the offering.

Only certain institutional investors purchasing the securities offered hereby will execute a securities purchase agreement with us, providing such investors with certain representations, warranties and covenants from us, which representations, warranties and covenants will not be available to other investors who will not execute a securities purchase agreement in connection with the purchase of the securities offered pursuant to this prospectus. Therefore, those investors shall rely solely on this prospectus in connection with the purchase of securities in the offering.

We will deliver the securities being issued to the investors upon receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. We expect to deliver the securities being offered pursuant to this prospectus on or about      , 2019.

We have agreed to pay the placement agent a total cash fee equal to 7.0% of the gross proceeds of this offering. We have also agreed to reimburse the placement agent up to $       for its expenses.

We estimate the total offering expenses of this offering that will be payable by us, excluding the placement agent’s fees and expenses, will be approximately $         .

Following the closing of a financing in which the Company raises gross proceeds of at least $10 million from investors introduced by the placement agent, for a period of 12 months following such closing, we will grant the placement agent the right to act as sole managing underwriter and book runner, or sole placement agent for future equity, equity-linked or debt (excluding commercial bank debt) during such 12 month period.

If any investors introduced to us by the placement agent participate in a financing within 12 months after this offering pursuant to which we sell securities to such investors, we have agreed to pay a fee of 7.0% of the gross proceeds of such sales to the placement agent.

We have agreed to indemnify the placement agent and specified other persons against certain liabilities relating to or arising out of the placement agent’s activities under the engagement agreement and to contribute to payments that the placement agent may be required to make in respect of such liabilities.

The placement agent may be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by then and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of the Units by the placement agent acting as principal. Under these rules and regulations, the placement agent:

●	may not engage in any stabilization activity in connection with our securities; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

The public offering price of the securities we are offering was negotiated between us and the investors, in consultation with the placement agent based on the trading of our common stock prior to the offering, among other things. Other factors considered in determining the public offering price of the securities we are offering include the history and prospects of the Company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Other Relationships

The placement agent may, from time to time, engage in transactions with or perform services for us in the ordinary course of its business and may continue to receive compensation from us for such services.

On December 13, 2018, we issued 648,222 shares of its common stock to a designee of the placement agent in accordance with the terms and conditions of an advisory agreement between us and the placement agent.

Transfer Agent, Registrar and Warrant Agent

Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock, will be the transfer agent and registrar for the Series 1 Preferred issued in this offering, and will be the warrant agent for the Series 1 Warrants.

OTCQB Listing

Our shares of common stock are quoted on the OTCQB market of the OTC Markets Group, Inc. under the symbol “SYSX.”

We do not intend to apply to list the Series 1 Preferred or the Series 1 Warrants we are offering on the OTCQB market, any national securities exchange or other trading market.

OUR BUSINESS

Overview

Sysorex was incorporated in California on January 3, 1994 as Lilien Systems and was acquired by Inpixon on March 20, 2013. Effective January 1, 2016, Inpixon consummated a reorganization transaction pursuant to which certain Inpixon subsidiaries, including, AirPatrol Corporation and Shoom were merged with and into Lilien and Lilien changed its name to “Sysorex USA”; and all outstanding shares of capital stock of Sysorex Government were assigned to Lilien, pursuant to which Sysorex Government became a direct subsidiary of Lilien. Sysorex USA changed its name to Inpixon USA on March 1, 2017. On July 26, 2018, Inpixon USA merged into Sysorex, Inc., a wholly-owned subsidiary of Inpixon, for the purpose of changing its name and moving its state of formation from California to Nevada. Lilien significantly expanded Inpixon’s operations providing it with a Big Data analytics platform and enterprise infrastructure capabilities.

Spin-off from Inpixon

On August 7, 2018, we entered into a Separation and Distribution Agreement (the “Spin-off Agreement”) with Inpixon, pursuant to which the IT solutions and professional services business would be transferred to the Company (the “VAR Business”) and the indoor positioning analytics business (the “IPA Business”) would be transferred to Inpixon (the “Separation”) and Inpixon would distribute all of the outstanding common stock of the Company to Inpixon stockholders of record (including holders of Inpixon’s Series 4 Convertible Preferred Stock) and certain holders of Inpixon’s outstanding warrants as of the close of business on August 21, 2018 (the “Distribution”). Pursuant to Amendment No. 1 to the Spin-off Agreement, the Distribution was effective at 4:01 p.m., Eastern Time, on August 31, 2018 (the “Effective Date”). As a result of the Distribution, the Company became an independent public company. The Company began “regular-way” trading on the OTC Markets under the symbol “SYSX” on September 4, 2018.

In connection with the Separation and Distribution, on the Effective Date the Company entered into several agreements with Inpixon that govern the relationship of the parties following the Distribution, including the following:

●	a Transition Services Agreement;

●	a Tax Matters Agreement;

●	an Employee Matters Agreement; and

●	an Assignment and Assumption Agreement.

Transition Services Agreement

The Transition Services Agreement sets out the respective rights, responsibilities, and obligations of with respect to certain support services to be provided by each other to one another after the Spin-off, as may be necessary to ensure the orderly transition under the Spin-off Agreement. Inpixon agreed to provide various hosting and support services to Sysorex for up to 30 users at a price of $3,680 per month. These services include user authentication and permissions control through Active Directory, access to email and office productivity tools through an Office365 Enterprise 3 plan, hosting and access to Quotewerks, Great Plains and Unanet servers through a Remote Desktop Protocol gateway. Inpixon also agreed to provide helpdesk support including remote support tools, system imaging and management, antivirus tools and basic network support. The pricing includes monthly subscription based licenses.

Any services provided beyond the services covered are billed at a negotiated rate, which will not be less favorable than the rate Inpixon or Sysorex would have received for such service from a third party.

Under the Transition Services Agreement, Inpixon and Sysorex agreed to promptly take all steps to internalize the services being provided by acquiring their own staff or outsourcing such services to third parties.

The Transition Services Agreement became effective upon the Spin-off and will continue for a minimum term of one year, provided that Inpixon or Sysorex may terminate the Transition Services Agreement with respect to any or all services provided thereunder at any time upon 30 days prior written notice to the other party. Additionally, either party may renew or extend the term of the transition services agreement with respect to the provision of any service which have not been previously terminated.

Tax Matters Agreement

The Tax Matters Agreement allocates responsibility for the preparation and filing of certain tax returns (and the payment of taxes reflected thereon), including Inpixon’s consolidated federal income tax return, tax returns associated with both the IPA Business and the VAR Business, and provides for certain reimbursements by the parties.

Under the tax matters agreement, Inpixon is generally be liable for its own taxes and taxes of all of its subsidiaries (other than Sysorex and Sysorex Government, the taxes for which Sysorex shall be liable) for all tax periods (or portion thereof) ending on the date of the distribution. Sysorex, however, is responsible for its taxes and for taxes of Sysorex Government, for taxes attributable to the VAR Business (taking into account the availability of net operating losses to offset taxable income from the Spin-off and such related transactions). Sysorex will bear liability for any transfer taxes incurred in the Spin-off and certain related transactions.

Each of Inpixon and Sysorex agreed to indemnify each other against any taxes allocated to such party under the tax matters agreement or arising from any breach of its covenants thereunder, and related out-of-pocket costs and expenses.

Employee Matters Agreement

The employee matters agreement allocates liabilities and responsibilities relating to employment matters, employee compensation and benefits arrangements and other related matters in connection with the Separation.

The employee matters agreement provides that, unless otherwise specified, Inpixon is responsible for liabilities associated with employees who will be employed by Inpixon following the distribution, and former Inpixon employees whose liabilities are not allocated to Sysorex (collectively, the “Inpixon allocated employees”), and Sysorex is responsible for liabilities associated with employees who are employed by Sysorex following the distribution, former Inpixon employees whose last employment was with the VAR Business and certain specified former employees (collectively, the “Sysorex allocated employees”).

Sysorex allocated employees are eligible to participate in Sysorex benefit plans in accordance with the terms and conditions of the Sysorex plans as in effect from time to time.

The employee matters agreement also includes provisions relating to cooperation between the two companies on matters relating to employees and employee benefits and other administrative provisions.

Assignment and Assumption Agreement

Through the Assignment and Assumption Agreement, the Company and Inpixon assigned to each other, as applicable, the Sysorex Assets (as defined in the Spin-off Agreement) and the Inpixon Assets (as defined in the Spin-off Agreement) and assumed, as applicable, the Sysorex Liabilities (as defined in the Spin-off Agreement) and the Inpixon Liabilities (as defined in the Spin-off Agreement).

Our Services and Products

Sysorex provides information technology and telecommunications solutions and services to commercial and government customers primarily in the United States. Sysorex offers cost effective, right-fit information technology solutions that help organizations reach their next level of business advantage. To that end, Sysorex provides a variety of IT services and/or technologies that enable customers to manage, protect, and monetize their enterprise assets whether on-premises, in the cloud, or via mobile.

Our products and services include the following:

●	Enterprise infrastructure solutions for business operations, continuity, data protection, software development, collaboration, IT security, and physical security needs, that help organizations tackle challenges and accelerate business goals. Our products include third party hardware, software and related maintenance and warranty products and services that we resell from some of the world most trusted brands such as Cisco, Hewlett Packard, Microsoft, Dell, and Oracle.

By partnering with our technology vendors, we offer our customers best-of-breed products and a team of technology certified subject matter experts and account representatives who serve commercial and federal clients and are ready to deploy and manage industry-leading solutions.

Working with our network of distribution partners, we have built a solid reputation of trust and knowledge with our customers, who look to end-to-end hardware and software solutions to optimize their performance. Solutions sets include:

●	Data center

●	Cloud computing

●	Enterprise servers, storage, networking

●	Virtualization/consolidation

●	Client/Mobile computing

●	Secure networking

●	Cyber security

●	Collaboration tools

●	Security and data protection

●	IT service management tools

●	Big data analytics

A full range of information technology development and implementation professional services, from enterprise architecture design to custom application development. Our experienced IT professionals help meet evolving business needs by optimizing IT resources, application performance, and business processes. Our services span many emerging and hybrid enterprise technologies, and we offer a comprehensive suite of network performance, secure wireless access and cybersecurity products and services from leading manufacturers that improve overall network performance and business operations. Our professional services are focused in the following areas:

●	Network Performance Management

●	Cyber Security

●	Secure Wireless

●	IP Video

These products and services allow Sysorex to offer turnkey solutions, including delivery of insights from the data, when requested by customers. In 2016, approximately 76% or $36.6 million of our total revenues were derived from product solutions sales and 24% or $11.6 million of our total revenues were derived from professional services sales. In 2017, approximately 72% or $29.5 million of our total revenues were derived from product solutions sales and 28% or $11.6 million of our total revenues were derived from professional services sales. Now with all industry trends showing an increase in spending and our supplier credit issues improving we are poised to regain previous clients and new clients as spending increases and companies want to work closely with trusted providers.

Our Market

Our markets are dynamic and highly competitive. Following is information about the various markets in which we operate.

General Information

In 2017, Forrester projected that global purchases of technology software, hardware, and services by businesses and governments would grow by 3.4% in 2017 and by 4% in 2018, reaching $3 trillion.
(Source: https://www.forbes.com/sites/forrester/2017/10/18/global-tech-market-will-grow-by-4-in-2018-reaching-3-trillion/#397f8e1a12c9).

According to industry sources, the information technology (IT) sector is on track for another strong year with an anticipated 5 percent growth (Source: https://www.comptia.org/resources/it-industry-trends-analysis). The global IT spending is projected to top $3.7 trillion in 2018, an increase of 4.5%, with the U.S. accounting $1.1 trillion of the market (Source: https://www.gartner.com/newsroom/id/3845563).

In the US market there are five key areas on IT component that will be focused on. These are divided as: IT Services 30%; Telecom Services 23%; Software 18%; Device + Infrastructure 17%; and Other Emerging Tech (e.g. IoT offerings). (Source IDC and https://www.comptia.org/resources/it-industry-trends-analysis).

Information about the Government IT Services and Solutions Market

In 2018, the U.S. government is projected to spend approximately $95.7 billion on information technology. This spending is expected to continue at a 3% growth rate as compared to 6% historically because of the government’s budget challenges. (Source: Market Research Media — U.S. Federal IT Market Forecast 2013-2018.) Security of all forms, especially cyber-security, are significant growth areas (Source: Market Research Media — U.S. Federal Cyber Security Market Forecast 2013-2018) and Sysorex intends to increase its role in this sector. Sysorex, through its wholly owned subsidiary Sysorex Government, services U.S. government customers in both civilian and defense agencies. Sysorex Government provides a variety of IT solutions and services (custom application development, project management, systems integration, etc.) through its various government contract vehicles including our GSA Schedule, SPAWAR, TEIS-III, SEWP, and others. Sysorex Government may serve as the prime contractor or as the subcontractor, depending on the contract.

Spending priorities will be IT products and services that improve efficiency, cut costs, eliminate duplicative programs, and reduce risks (Source: https://about.bgov.com/wp-content/uploads/2018/01/Outlook-on-Government-Contracting.pdf).

Key finds for 2018 in federal government spending include:

●	Federal spending on mid-tier contractors rose from $126 billion to $138 billion (Source: Bloomberg Government report, “The Mid-Tier Market Report: 2018”).

●	23 percent of federal spending on mid-tier companies was made through small-business set-asides (Source: Bloomberg Government report, “The Mid-Tier Market Report: 2018”).

●	838 mid-tier companies — (50%) had at least one large division and one small division (Source: Bloomberg Government report, “The Mid-Tier Market Report: 2018”).

Cybersecurity, shared services, agile development, commercial off-the-shelf software, cloud migration, and data-center consolidation are likely to be emphasized, so contractors with those offerings could see more obligations in 2018 (Source: https://about.bgov.com/wp-content/uploads/2018/01/Outlook-on-Government-Contracting.pdf).

Investments that upgrade legacy systems and supplement innovative but underfunded programs are probably the ideal candidates for modernization money (Source: https://about.bgov.com/wp-content/uploads/2018/01/Outlook-on-Government-Contracting.pdf).

Sysorex believes it has an advantage in the government marketplace by holding three government prime contracts. Key to our federal business is our ability to leverage existing contracts. Three key contracts in our portfolio are unique in that each contract is a Government Wide Acquisition Contract (GWAC). These types of contracts can sell into all government agencies and directly to contractors (typically large integrators) who have existing services contracts that require IT products or additional professional services. GWACS have experienced significant growth over the years and continue to grow (Source:https://washingtontechnology.com/articles/2017/09/15/insights-amtower-power-of-gwacs.aspx).

Our GWAC contracts include:

●	NASA SEWP V

●	NIH CIO-CS

●	GSA IT 70 Schedule

Half of the largest Best-in-Class contracts are in IT, where the three contracts in our portfolio combined spent just under $20 billion for fiscal 2017 amongst all contract holders (Source: https://about.bgov.com/wp-content/uploads/2018/01/Outlook-on-Government-Contracting.pdf).

As a result of the 2018 National Defense Authorization Act (Public Law 115-91) the way government will buy information technology products and services in 2018 will change (Source: https://about.bgov.com/wp-content/uploads/2018/01/Outlook-on-Government-Contracting.pdf). The law established working capital funds for IT modernization at individual agencies, and the General Services Administration will manage a separate technology modernization fund that is authorized to receive $500 million over two years and can be transferred to agencies for IT enhancements (Source: https://about.bgov.com/wp-content/uploads/2018/01/Outlook-on-Government-Contracting.pdf).

Through Sysorex Government, Sysorex enters into various types of contracts with our government customers, such as Indefinite Delivery Indefinite Quantity (IDIQ), Cost-Plus-Fixed-Fee (CPFF) Level of Effort (LOE), Cost-Plus-Fixed-Fee (CPFF) Completion, Cost-Reimbursement (CR), Firm-Fixed-Price (FFP), Fixed-Price Incentive (FPI) and Time-and-materials (T&M).

IDIQ contracts provide for an indefinite quantity of services or stated limits of supplies for a fixed period. They are used when the customer cannot determine, above a specified minimum, the precise quantities of supplies or services that the government will require during the contract period. IDIQs help streamline the contract process and speed service delivery. IDIQ contracts are most often used for service contracts and architect-engineering services. Awards are usually for base years and option years. The customer places delivery orders (for supplies) or task orders (for services) against a basic contract for individual requirements. Minimum and maximum quantity limits are specified in the basic contract as either a number of units (for supplies) or as dollar values (for services).

CPFF LOE contracts will be issued when the scope of work is defined in general terms requiring only that the contractor devote a specified level of effort, or LOE, for a stated time period. A CPFF completion contract will be issued when the scope of work defines a definite goal or target which leads to an end product deliverable (e.g., a final report of research accomplishing the goal or target).

CR contracts provide for payment of allowable incurred costs, to the extent prescribed in the contract. These contracts establish an estimate of total cost for the purpose of obligating funds and establishing a ceiling that the contractor may not exceed (except at its own risk) without the approval of the contracting officer and are suitable for use only when uncertainties involved in contract performance do not permit costs to be estimated with sufficient accuracy to use any type of fixed-price contract.

FFP contracts are issued when acquiring supplies or services on the basis of definite or detailed specifications and fair and reasonable prices can be established at the outset.

FPI target delivery contracts will be issued when acquiring supplies or services on the basis of reasonably definite or detailed specifications and cost can be reasonably predicted at the outset wherein the cost risk will be shared. A firm target cost, target profit, and profit adjustment formula will be negotiated to provide a fair and reasonable incentive and a ceiling that provides for the contractor to assume an appropriate share of the risk.

T&M contracts provide for acquiring supplies or services on the basis of (1) direct labor hours at specified fixed hourly rates that include wages, overhead, general and administrative expenses, and profit; and (2) actual cost for materials. A customer may use this contract when it is not possible at the time of placing the contract to estimate accurately the extent or duration of the work or to anticipate costs with any reasonable degree of confidence.

OEM and Vendor Arrangements

We work with a number of manufacturers (“OEMs”) and vendors in our industry with a focus on commercial and federal enterprise markets, including, but not limited to Avnet (now combined with TechData), Synnex, Arrow. Carasoft, Idera, Dell, Panasonic, and Fujitsu. Avnet has historically been our most significant supplier, however, we anticipate that certain of the other suppliers are most likely to be more significant partners in the future.

Our vendor agreements vary, but typically they permit us to purchase products for combining with integration and professional services for transactions with our customers. Very few of our agreements require us to purchase any specified quantity of product. We usually require our partners to provide us with supply and price protection for the duration of specifically signed contracts. Other than supply agreements under certain government contracts, our vendor agreements are typically terminable by Sysorex or the vendor on short notice, at will or immediately upon default by either party, and may contain limitations on vendor liability. These vendor agreements also generally permit us to return previous product purchases at no charge within certain time limits for a restocking fee or in exchange for the vendor’s other products. Certain of our partners may provide us with various forms of marketing and sales financial assistance, including sales incentives, market development funds, cooperative advertising and sales events. Partners may also provide sell-through and other sales incentives in connection with certain product promotions.

We depend on our vendors to provide us with financing on our purchases of inventory and services. Many of our suppliers have offered us net-30 or net-45 payment terms with credit limits ranging from $200,000 to up to $7 million, however, other vendors require that we prepay for our products and services. In 2016 and 2017, we did experience credit limitations imposed by vendors, which resulted in a significant disruption to our operation and access to merchandise. As a result of contributions by Inpixon provided following the completion of certain equity financings during the first quarter of 2018, we have been able to begin to improve our credit limitations through negotiated settlements plans with our vendors. Our vendors, however, could seek to limit the availability of vendor credit to us or modify the other terms under which they sell to us, or both, at any time which could negatively impact our liquidity. We have ongoing discussions concerning our liquidity and financial position with the vendor community and third parties that offer various credit protection services to our vendors. The topics discussed have included such areas as pricing, payment terms and ongoing business arrangements. We also used a revolving credit facility to finance invoices in an amount equal to 80% of the face value of customer invoices, with the remaining 20%, net of fees paid upon collection of the customer receivable. We also used our revolving credit facility to finance 50% of the face value of purchase orders received to pre-pay vendors/suppliers to ensure shipment on our behalf to the end customer. Upon collection of the associated receivable from the customer we then pay the remaining balance to our vendor/supplier and retain our profit.

Dependence on Certain Customers

Our top three customers accounted for approximately 24.7% and 39.8% of our gross revenue during the years ended December 31, 2017 and 2016, respectively, and approximately 51% and 33% of our gross revenue during the six months ended June 30, 2018 and 2017 respectfully. One customer, Gilead Sciences, Inc., accounted for 24% of our gross revenue in 2016 and 4% in 2017, however this customer may or may not continue to be a significant contributor to revenue in 2018. The revenue from this customer was significantly higher in 2016 as compared to 2017 as a result of (1) a large one-time data migration project and (2) the Company’s inability to process orders in 2017 as a result of a lack of financing options resulting from existing vendor credit concerns.

The loss of a significant amount of business from one of our major customers would materially and adversely affect our results of operations until such time, if ever, as we are able to replace the lost business. Significant clients or projects in any one period may not continue to be significant clients or projects in other periods. To the extent that we are dependent on any single customer, we are subject to the risks faced by that customer to the extent that such risks impede the customer’s ability to stay in business and make timely payments to us.

Sales and Marketing

We utilize direct marketing through approximately a dozen outside and inside sales representatives, who are compensated with a base salary and, in certain instances, with incentive plans such as commissions or bonuses. We utilize tradeshows, government events and websites, vendor provided market development funds and other direct and indirect marketing activities to generate demand for our products and services. We also have extensive relationships with vendor/supplier partners to directly engage with customers.

We have built a core competency in bidding on government requests for proposals in the infrastructure segment. We utilize our internal bid and proposal team as well as consultants to prepare the proposal responses for government clients. We also use business development, sales and account management employees or consultants.

As part of our end-to-end IT solutions, we are authorized resellers of the products and services of leading IT manufacturers and distributors. In many cases, we have achieved the highest level of relationship the manufacturer or distributor offers. In addition, our employees hold certifications issued by these manufacturers and by industry associations relating to the configuration, installation and servicing of these products. We differentiate ourselves from our competitors by the range of manufacturers and distributors we represent, the relationship level we have achieved with these manufacturers and distributors and the scope of the manufacturer and industry certifications our employees hold.

We have a variety of contracts that vary from cost plus to time and material in our storage and computing and professional services segments. These apply to both commercial and government customers.

Customers

We have worked with over 500 customers company-wide since inception. These customers include federal and international government agencies as well as enterprise customers in retail, manufacturing, life sciences, bio-technology, high-tech, agriculture, financial services, state and local government, utilities, media and entertainment, telecom and many other verticals.

Competition

We face substantial competition from other national, multi-regional, regional and local value-added resellers and IT service providers, some of which may have greater financial and other resources than we do or that may have more fully developed business relationships with clients or prospective clients than we do. Many of our competitors compete principally on the basis of price and may have lower costs or accept lower selling prices than we do and, therefore, we may need to reduce our prices. In addition, manufacturers may choose to market their products directly to end-users, rather than through IT solutions providers such as us, and this could adversely affect our business, financial condition and results of operations.

The U.S. government systems integration business is intensely competitive and subject to rapid change. We compete with a large number of systems integrators, hardware and software manufacturers, and other large and diverse companies attempting to enter or expand their presence in the U.S. government market. Many of the existing and potential competitors have greater financial, operating and technological resources than we have. The competitive environment may require us to make changes in our pricing, services or marketing. The competitive bidding process involves substantial costs and a number of risks, including significant cost and managerial time to prepare bids and proposals for contracts that may not be awarded to us, or that may be awarded, but for which we do not receive meaningful revenues. Accordingly, our success depends on our ability to develop services and products that address changing needs and to provide people and technology needed to deliver these services and products. In the government services sector our competition includes large systems integrators and defense contractors as well as small businesses such as 8a, women-owned, veteran disabled, Alaskan native, etc. Some of these competitors include global defense and IT service companies including IBM Global Services, LogicaCMG, CSC, ATOS Origins, Northrop Grumman, Raytheon IT Services and SAIC.

This complex landscape of domestic and multi-national services companies creates a challenging environment. To remain competitive, we must consistently provide superior service, technology and performance on a cost-effective basis to our customers. While we believe that, due to the functionality of our products, we can successfully compete in all of these markets, at this time we do not represent a significant presence in any of these markets.

Government Regulation

In general, we are subject to numerous federal, state and foreign legal requirements on matters as diverse as data privacy and protection, employment and labor relations, immigration, taxation, anticorruption, import/export controls, trade restrictions, internal and disclosure control obligations, securities regulation and anti-competition.

Furthermore, U.S. government contracts generally are subject to the Federal Acquisition Regulation (“FAR”), which sets forth policies, procedures and requirements for the acquisition of goods and services by the U.S. government, department-specific regulations that implement or supplement DFAR, such as the Department of Defense’s Defense Federal Acquisition Regulation Supplement (“DFARS”) and other applicable laws and regulations. We are also subject to the Truth in Negotiations Act, which requires certification and disclosure of cost and pricing data in connection with certain contract negotiations; the Procurement Integrity Act, which regulates access to competitor bid and proposal information and government source selection information, and our ability to provide compensation to certain former government officials; the Civil False Claims Act, which provides for substantial civil penalties for violations, including for submission of a false or fraudulent claim to the U.S. government for payment or approval; and the U.S. Government Cost Accounting Standards, which impose accounting requirements that govern our right to reimbursement under certain cost-based U.S. government contracts.

Violations of one or more of these diverse legal requirements in the conduct of our business could result in significant fines and other damages, criminal sanctions against us or our officers, prohibitions on doing business and damage to our reputation. Violations of these regulations or contractual obligations related to regulatory compliance in connection with the performance of customer contracts could also result in liability for significant monetary damages, fines and/or criminal prosecution, unfavorable publicity and other reputational damage, restrictions on our ability to compete for certain work and allegations by our customers that we have not performed our contractual obligations. To date, compliance with these regulations has not been financially burdensome.

Intellectual Property

The Company currently does not have any registered patents, copyrights or trademarks. On the Effective Date, the Company entered into a Trademark License Agreement (the “License Agreement”) with Sysorex Consulting, Inc. for use of the mark “Sysorex.” A. Salam Qureishi, Mr. Nadir Ali’s father-in-law and a member of his household, is the majority owner and the chief executive officer of Sysorex Consulting, Inc. The term of the License Agreement is perpetual. As consideration for the license, the Company issued 1,000,000 shares of its common stock to Sysorex Consulting, Inc. and has agreed to issue to Sysorex Consulting, Inc. 250,000 shares of its common stock on each anniversary of the Effective Date until the License Agreement is terminated. The number of shares of common stock that will be issued in the future is subject to adjustment for changes in the outstanding shares of the Company’s common stock as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations or liquidations. The License Agreement may be terminated as a result of a breach of the License Agreement by the Company that remains uncured; the bankruptcy of the Company; the discontinuance of the Company’s business or a change in the Company’s name so that the word “Sysorex” is no longer used in the name or on the Company’s products or services; the license is attached, assigned or transferred; or there is a Change of Control of the Company, as defined in the License Agreement.

Employees

As of September 30, 2018, Sysorex has 24 employees, including 2 part-time employees. This includes 2 officers, 6 sales people, 10 technical and engineering people and 6 finance and administration persons. None of our employees are subject to collective bargaining agreements.

Properties

Our principal executive offices are located at 13880 Dulles Corner Lane, Suite 175, Herndon, Virginia 20171. We lease these premises, which consists of approximately 5,800 square feet pursuant to a lease that expires on November 30, 2021 with the following gross monthly rent payments:

Month	Gross Monthly Rent Payment
Month 1 – Month 12	$9,653.33
Month 13 – Month 24	$10,039.46
Month 25 – Month 36*	$10,441.04
Month 37 – Expiration Date*	$10,858.68

*	Provided there is no event of default under our lease, rent will be abated for the last eight (8) calendar months of the term prior to the expiration date.

Legal Proceedings

Versata Companies

On February 16, 2018 the Versata Companies submitted a notice of mediation to the WIPO Arbitration and Mediation Center claiming that Sysorex Government owes approximately $421,000 in unpaid invoices and late fees. Approximately $176,000 of that amount is under dispute by Sysorex Government. The parties are currently negotiating a settlement agreement and payment plan to pay the outstanding liability.

Consultant for Advisory Services

On March 19, 2018, the Company and Inpixon, the Company’s former parent, were notified by a consultant for advisory services (the “Consultant”) that it believes the Company and Inpixon are required to pay a minimum project fee in an amount equal to $1 million less certain amounts previously paid as a result of Inpixon’s completion of certain financing transactions. On April 18, 2018, the Consultant filed a demand for arbitration with the American Arbitration Association. The Company and Inpixon are contesting such demand and a hearing was held between December 4 and 6, 2018. Per the request of the arbitrator, additional information is to be provided by the parties and the arbitrator will have up to approximately 30 days from the receipt of such information to review all materials and render a decision.

There are no other material pending legal proceedings as defined by Item 103 of Regulation S-K, to which we are a party or of which any of our property is the subject, other than ordinary routine litigation incidental to the Company’s business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the financial statements and the related notes contained elsewhere in this prospectus. In addition to historical information, the following discussion contains forward looking statements based upon current expectations that are subject to risks and uncertainties. Actual results may differ substantially from those referred to herein due to a number of factors, including, but not limited to, risks described in the section entitled “Risk Factors” and elsewhere in this prospectus.

Overview

Sysorex was incorporated in California on January 3, 1994 as Lilien Systems and was acquired by Inpixon on March 20, 2013. Effective January 1, 2016, Inpixon consummated a reorganization transaction pursuant to which certain Inpixon subsidiaries, including, AirPatrol Corporation and Shoom were merged with and into Lilien and Lilien changed its name to “Sysorex USA”; and all outstanding shares of capital stock of Sysorex Government were assigned to Lilien, pursuant to which Sysorex Government became a direct subsidiary of Lilien. Sysorex USA changed its name to Inpixon USA on March 1, 2017. On July 26, 2018, Inpixon USA merged into Sysorex, Inc., a wholly-owned subsidiary of Inpixon, for the purpose of changing its name and moving its state of formation from California to Nevada. Lilien significantly expanded Inpixon’s operations providing it with a Big Data analytics platform and enterprise infrastructure capabilities.

On August 31, 2018, Inpixon completed the Spin-off of its value-added reseller business from its indoor positioning analytics business by way of a distribution of all of our shares of common stock to holders of Inpixon’s common stock, preferred stock and certain Inpixon warrants as of August 21, 2018 (the “Record Date”). The distribution occurred by way of a pro rata stock distribution to such holders of common stock, preferred stock and warrants, each of whom received one share of Sysorex common stock for every three shares of Inpixon common stock held (or into which such preferred stock was convertible or warrants were exercisable) on the Record Date.

As a result of the Spin-off, Sysorex is an independent public company and Sysorex’s common stock began regular-way trading on the OTC Markets under the symbol “SYSX” on September 4, 2018.

Although the Spin-off was completed on August 31, 2018, the Company has reflected the Spin-off in these financial statements as if it occurred on September 30, 2018 as the Company determined that the impact is not material to the combined financial statements.

The financial statements present the combined results of operations, financial condition, and cash flows of Sysorex and its subsidiary. These financial statements were prepared on a combined basis because the operations were under common control. All intercompany accounts and transactions have been eliminated between the combined entities.

Sysorex is a leading provider of information technology solutions from multiple vendors, including hardware products, software, services, including warranty and maintenance support, offered through our dedicated sales force, ecommerce channels, existing federal contracts and service team. Since our founding, we have served our customers by offering products and services from key industry vendors such as Aruba, Cisco, Dell, GETAC, Lenovo, Microsoft, Panasonic, Samsung, Symantec, VMware and others. We provide our customers with comprehensive solutions incorporating leading products and services across a variety of technology practices and platforms such as cyber, cloud, networking, security, and mobility. We utilize our professional services, consulting services and partners to develop and implement these solutions. Our sales and marketing efforts in collaboration with our vendor partners, allows us to reach multiple customer public sector segments including federal, state and local governments, as well as educational institutions. A very small percentage of our sales comes from commercial sales.

Revenues from our business are typically driven by public sector delivery orders that are received on a monthly basis. During the nine months ended September 30, 2018 approximately 99% of our revenues were from these delivery orders. These delivery orders include information technology hardware, software, professional services, warranty and maintenance support, and highly integrated solutions that include two or more of the aforementioned items.

We experience variability in our net sales and operating results on a quarterly basis as a result of many factors. We experience some seasonal trends in our sales of technology solutions to government and educational institutions. For example, the fiscal year-ends of U.S. Public Sector customers vary for those in the federal government space and those in the state and local government and educational institution (“SLED”) space. We generally see an increase in our second quarter sales related to customers in the U.S. SLED sector and in our third quarter sales related to customers in the federal government space as these customers close out their budgets for their fiscal year (June 30th and September 30th respectively). We may also experience variability in our gross profit and gross profit margin as a result of changes in the various vendor programs we participate in and its effect on the amount of vendor consideration we receive from a particular vendor or their authorized distributor/wholesaler, which may be impacted by a number of events outside of our control. As such, the results of interim periods are not necessarily indicative of the results that may be expected for any other interim period or for the full year.

A substantial portion of our business is dependent on sales through existing federal contracts, known as Government Wide Acquisition Contracts (“GWAC”). We have three key GWAC contracts, known in the industry as GSA Federal Supply Schedule IT 70, NASA SEWP V, and NIH CIO-CS. Maintaining current vendor offerings and pricing is critical to attaining sales.

Our planned operating expenditures each quarter are based in large part on sales forecasts for the quarter. If our sales do not meet expectations in any given quarter, our operating results for the quarter may be materially adversely affected. Our narrow margins may magnify the impact of these factors on our operating results. Management regularly reviews our operating performance using a variety of financial and non-financial metrics including sales, shipments, margin, vendor consideration, advertising expense, personnel costs, account executive productivity, accounts receivable aging, supplier inventory turnover, liquidity and cash resources. Our management monitors the various metrics against goals and budgets, and makes necessary adjustments intended to enhance our performance.

Our current debt repayment to key vendors due to prior non-payment of invoices has impacted our ability to receive the most favorable cost, terms, and delivery priority. General economic conditions also have an effect on our business and results of operations. For example, if the federal government fails to pass a budget or a continuing resolution before adopting an annual budget, our primary customers will not have the ability to make purchases off of our existing contracts until the budget issue is resolved. If current tariffs and stipulation by the government to require the purchase of goods that are substantially made or assembled in America are enacted, this could severely impact our ability to source from vendors whom manufacture overseas. These factors affect sales of our products, sales cycles, adoption rates of new technologies and level of price competition. We continue to focus our efforts paying down our debt, cost controls, competitive pricing strategies, capturing new contracts, and driving higher margin service and solution sales. We also continue to make selective investments in our sales force personnel, service and solutions capabilities and internal information technology infrastructure and tools in an effort to meet vendor program requirements and to position us for enhanced productivity and future growth.

Basis of Presentation

Sysorex, through its wholly-owned subsidiary, Sysorex Government, provides information technology solutions primarily to the public sector. These include cybersecurity, professional services, engineering support, IT consulting, enterprise level technology, networking, wireless, help desk, and custom IT solutions. The Company is headquartered in Virginia.

The accompanying unaudited condensed consolidated financial statements of the Company, have been prepared in accordance with generally accepted accounting principles (“GAAP”) for interim financial information, which are the accounting principles that are generally accepted in the United States of America. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The results of the Company’s operations for the nine month period ended September 30, 2018 is not necessarily indicative of the results to be expected for the year ending December 31, 2018. These interim unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited condensed consolidated financial statements and notes for the years ended December 31, 2017 and 2016 included in the Form 10 filed with SEC on June 15, 2018, as amended.

Critical Accounting Policies

The preparation of our financial statements and related disclosures in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. These estimates and assumptions are based on historical experience and on various other factors that we believe are reasonable under the circumstances. We periodically review our accounting policies, estimates and assumptions and make adjustments when facts and circumstances dictate. In addition to the accounting policies that are more fully described in the Notes to the Combined Financial Statements included elsewhere in this information statement, we consider the critical accounting policies described below to be affected by accounting estimates. Our critical accounting policies that are affected by accounting estimates require us to use judgments, often as a result of the need to make estimates and assumptions regarding matters that are inherently uncertain, and actual results could differ materially from these estimates.

Revenue Recognition

Hardware and Software Revenue Recognition

The Company is a primary resale channel for a large group of vendors and suppliers, including original equipment manufacturers (“OEMs”), software publishers and wholesale distributors.

The Company accounts for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are established, the contract has commercial substance and collectability of consideration is probable. The Company evaluates the following indicators amongst others when determining whether it is acting as a principal in the transaction and recording revenue on a gross basis: (i) the Company is primarily responsible for fulfilling the promise to provide the specified goods or service, (ii) the Company has inventory risk before the specified good or service has been transferred to a customer or after transfer of control to the customer and (iii) the Company has discretion in establishing the price for the specified good or service. If the terms of a transaction do not indicate the Company is acting as a principal in the transaction, then the Company is acting as an agent in the transaction and the associated revenues are recognized on a net basis.

The Company recognizes revenue once control has passed to the customer. The following indicators are evaluated in determining when control has passed to the customer: (i) the Company has a right to payment for the product or service, (ii) the customer has legal title to the product, (iii) the Company has transferred physical possession of the product to the customer, (iv) the customer has the significant risk and rewards of ownership of the product and (v) the customer has accepted the product. The Company’s products can be delivered to customers in a variety of ways, including (i) as physical product shipped from the Company’s warehouse, (ii) via drop-shipment by the vendor or supplier or (iii) via electronic delivery of keys for software licenses. The Company’s shipping terms typically specify F.O.B. destination.

The Company leverages drop-shipment arrangements with many of its vendors and suppliers to deliver products to its customers without having to physically hold the inventory at its warehouses. The Company is the principal in the transaction and recognizes revenue for drop-shipment arrangements on a gross basis.

The Company may provide integration of products from multiple vendors as a solution it sells to the customer. In this arrangement the Company provides direct warranty to the customer with the Company’s own personnel as the customer requires warranty on the solution and not individual vendor products. This type of warranty is sold integral to the overall solution quoted to the customer. The Company considers these service-type warranties to be performance obligations of the principal from the underlying products that make up a solution and therefore is acting as a principal in the transaction and records revenue on a gross basis at the point of sale.

License and Maintenance Services Revenue Recognition

The Company provides a customized design and configuration solution for its customers and in this capacity resells hardware, software and other IT equipment license and maintenance services in exchange for fixed fees. The Company selects the vendors and sells the products and services, including maintenance services, that best fit the customer’s needs. For sales of maintenance services and warranties, the customer obtains control at the point in time that the services to be provided by a third-party vendor are purchased by the customer and therefore the Company’s performance obligation to provide the overall systems solution is satisfied at that time. The Company’s customers generally pay within 30 to 60 days from the receipt of a customer approved invoice.

For resales of services, including maintenance services, warranties, and extended warranties, the Company is acting as an agent as the primary activity for those services are fulfilled by a third party.

While the Company may facilitate and act as a first responder for these services, the third-party service providers perform the primary maintenance and warranty services for the customer. Therefore, the Company is not primarily responsible for performing these services and revenue is recorded on a net basis.

Professional Services Revenue Recognition

The Company’s professional services include fixed fee and time and materials contracts. Fixed fees are paid monthly, in phases, or upon acceptance of deliverables. The Company’s time and materials contracts are paid weekly or monthly based on hours worked. Revenue on time and material contracts is recognized based on a fixed hourly rate as direct labor hours are expended. Materials, or other specified direct costs, are reimbursed as actual costs and may include markup. The Company has elected the practical expedient to recognize revenue for the right to invoice because the Company’s right to consideration corresponds directly with the value to the customer of the performance completed to date. For fixed fee contracts, the Company recognizes revenue evenly over the service period using a time-based measure because the Company is providing continuous service. Because the Company’s contracts have an expected duration of one year or less, the Company has elected the practical expedient in Accounting Standards Codification “ASC” 606-10-50-14(a) to not disclose information about its remaining performance obligations. Anticipated losses are recognized as soon as they become known. For the nine months ended September 30, 2018 and 2017, the Company did not incur any such losses. These amounts are based on known and estimated factors. Revenues from time and material or firm fixed price long-term and short-term contracts are derived principally with various United States government agencies and commercial customers.

The Company adopted ASC 606 effective January 1, 2018 using the modified retrospective method which was applied to all contracts at the date of initial application. We recognized the cumulative effect of initially applying the new revenue standard as an adjustment to the opening balance of retained earnings. The comparative information has not been restated and continues to be reported under the accounting standards in effect for those periods. The cumulative effect of the changes made to our consolidated January 1, 2018 balance sheet for the adoption of Accounting Standards Update “ASU” No. 2014-09, Revenue — Revenue from Contracts with Customers were as follows (in millions):

	Balance at December 31, 2017	Adjustments due to ASU 2014-09	Balance at January 1, 2018
Balance Sheet:
Assets
Prepaid licenses & maintenance contracts, current	$4,638	$(4,638)	$—
Prepaid licenses & maintenance contracts, non-current	$2,264	$(2,264)	$—

Liabilities
Deferred revenue, current	$5,554	$(5,554)	$—
Deferred revenue, non-current	$2,636	$(2,636)	$—

Equity
Accumulated deficit	$(22,172)	$1,287	$(20,885)

In accordance with the new revenue standard requirements, the disclosure of the impact of adoption on our condensed consolidated income statement and balance sheet was as follows (in millions):

	For the Three Months Ended September 30, 2018
	As Reported	Balances Without Adoption of ASC 606	Effect of Change Higher/(Lower)
Income Statement
Revenues
Products(A)	349	1,649	(1,300)
Services	365	365	—

Cost and expenses
Cost of Revenues
Products(A)	230	1,330	(1,100)
Services	271	271	—

Gross Profit	213	413	(200)
Income/Loss from Operations	(2,307)	(2,107)	(200)
Net Income (Loss)	(2,408)	(2,208)	(200)

	For the Nine Months Ended September 30, 2018
	As Reported	Balances Without Adoption of ASC 606	Effect of Change Higher/(Lower)
Income Statement
Revenues
Products(A)	1,249	6,218	(4,969)
Services	1,700	1,700	—

Cost and expenses
Cost of Revenues
Products(A)	676	4,877	(4,201)
Services	981	981	—

Gross Profit	1,292	2,059	(767)
Income/Loss from Operations	(6,100)	(5,333)	(767)
Net Income (Loss)	(5,399)	(4,632)	(767)

	As of September 30, 2018
	As Reported	Balances Without Adoption of ASC 606	Effect of Change Higher/(Lower)
Balance Sheet
Assets
Prepaid Licenses & Maintenance Contracts, current	—	436	(436)
Prepaid Licenses & Maintenance Contracts, non-Current	—	2,264	(2,264)

Liabilities
Deferred Revenue, current	—	585	(585)
Deferred Revenue, non-current	—	2,636	(2,636)

Equity
Accumulated Deficit	(13,173)	(13,693)	520

(A)	Product revenues and cost of revenues include maintenance/licenses contracts that are sold by the Company but performed by third parties.

Long-lived Assets

We account for our long-lived assets in accordance with ASC 360, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“ASC 360”), which requires that long-lived assets be evaluated whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or the useful life has changed. Some of the events or changes in circumstances that would trigger an impairment test include, but are not limited to:

●	significant under-performance relative to expected and/or historical results (negative comparable sales growth or operating cash flows for two consecutive years);

●	significant negative industry or economic trends;

●	knowledge of transactions involving the sale of similar property at amounts below our carrying value; or

●	our expectation to dispose of long-lived assets before the end of their estimated useful lives, even though the assets do not meet the criteria to be classified as “held for sale.”

Long-lived assets are grouped for recognition and measurement of impairment at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets. The impairment test for long-lived assets requires us to assess the recoverability of our long-lived assets by comparing their net carrying value to the sum of undiscounted estimated future cash flows directly associated with and arising from our use and eventual disposition of the assets. If the net carrying value of a group of long-lived assets exceeds the sum of related undiscounted estimated future cash flows, we would be required to record an impairment charge equal to the excess, if any, of net carrying value over fair value.

When assessing the recoverability of our long-lived assets, which include property and equipment and finite-lived intangible assets, we make assumptions regarding estimated future cash flows and other factors. Some of these assumptions involve a high degree of judgment and also bear a significant impact on the assessment conclusions. Included among these assumptions are estimating undiscounted future cash flows, including the projection of comparable sales, operating expenses, capital requirements for maintaining property and equipment and residual value of asset groups. We formulate estimates from historical experience and assumptions of future performance, based on business plans and forecasts, recent economic and business trends, and competitive conditions. In the event that our estimates or related assumptions change in the future, we may be required to record an impairment charge. Based on our evaluation, we did not record a charge for impairment for the nine months ended September 30, 2018.

The benefits to be derived from our acquired intangibles, will take additional financial resources to continue the development of our technology. Management believes our technology has significant long-term profit potential, and to date, management continues to allocate existing resources to the develop products and services to seek returns on its investment. We continue to seek additional resources, through both capital raising efforts and meeting with industry experts, as part of our continued efforts. Although there can be no assurance that these efforts will be successful, we intend to allocate financial and personnel resources when deemed possible and/or necessary. If we choose to abandon these efforts, or if we determine that such funding is not available, the related development of our technology (resulting in our lack of ability to expand our business), may be subject to significant impairment.

As described previously, we continue to experience weakness in market conditions, a depressed stock price, and challenges in executing our business plans. The Company will continue to monitor these uncertainties in future periods, to determine the impact.

We evaluate the remaining useful lives of long-lived assets and identifiable intangible assets whenever events or circumstances indicate that a revision to the remaining period of amortization is warranted. Such events or circumstances may include (but are not limited to): the effects of obsolescence, demand, competition, and/or other economic factors including the stability of the industry in which we operate, known technological advances, legislative actions, or changes in the regulatory environment. If the estimated remaining useful lives change, the remaining carrying amount of the long-lived assets and identifiable intangible assets would be amortized prospectively over that revised remaining useful life. We have determined that there were no events or circumstances during the nine months ended September 30, 2018 and 2017 which would indicate a revision to the remaining amortization period related to any of our long lived assets. Accordingly, we believe that the current estimated useful lives of long-lived assets reflect the period over which they are expected to contribute to future cash flows and are therefore deemed appropriate.

Deferred Income Taxes

In accordance with ASC 740 “Income Taxes” (“ASC 740”), we routinely evaluate the likelihood of the realization of income tax benefits and the recognition of deferred tax assets. In evaluating the need for any valuation allowance, we will assess whether it is more likely than not that some portion, or all, of the deferred tax asset may not be realized. Ultimately, the realization of deferred tax assets is dependent upon the generation of future taxable income during those periods in which temporary differences become deductible and/or tax credits and tax loss carry-forwards can be utilized. In performing our analyses, we consider both positive and negative evidence including historical financial performance, previous earnings patterns, future earnings forecasts, tax planning strategies, economic and business trends and the potential realization of net operating loss carry-forwards within a reasonable timeframe. To this end, we considered (i) that we have had historical losses in the prior years and cannot anticipate generating a sufficient level of future profits in order to realize the benefits of our deferred tax asset; (ii) tax planning strategies; and (iii) the adequacy of future income as of and for the nine months ended September 30, 2018, based upon certain economic conditions and historical losses through September 30, 2018. After consideration of these factors we deemed it appropriate to establish a full valuation allowance.

A liability for “unrecognized tax benefits” is recorded for any tax benefits claimed in our tax filings that do not meet these recognition and measurement standards. As of September 30, 2018 and the year ended December 31, 2017, no liability for unrecognized tax benefits was required to be reported. The guidance also discusses the classification of related interest and penalties on income taxes. Our policy is to record interest and penalties on uncertain tax positions as a component of income tax expense. No interest or penalties were recorded during the nine months ended September 30, 2018 and 2017.

Allowance for Doubtful Accounts

We maintain our reserves for credit losses at a level we believe to be adequate to absorb potential losses inherent in the respective balances. We assign an internal credit quality rating to all new customers and update these ratings regularly, but no less than annually. Our determination of the adequacy of the reserve for credit losses for our accounts and notes receivable is based on the age of the receivable balance, the customer’s credit quality rating, an evaluation of historical credit losses, current economic conditions, and other relevant factors.

The Company’s allowance for doubtful accounts was nominal as of September 30, 2018 and December 31, 2017.

Three Months Ended September 30, 2018 Compared to Three Months Ended September 30, 2017

The following table sets forth selected unaudited condensed consolidated financial data as a percentage of our revenue and the percentage of period-over-period change:

	For the Three Months Ended
	September 30, 2018		September 30, 2017
(in thousands, except percentages)	Amount	% of Revenues	Amount	% of Revenues	% Change

Product revenues	$349	49%	$9,514	86%	(96%)
Services revenues	$365	51%	$1,539	14%	(76%)
Cost of net revenues - products	$230	32%	$8,426	76%	(97%)
Cost of net revenues - services	$271	38%	$980	9%	(72%)
Gross profit	$213	30%	$1,647	15%	(87%)
Operating expenses	$2,520	353%	$11,547	104%	(78%)
Loss from operations	$(2,307)	(323%)	$(9,900)	(90%)	(77%)
Net loss	$(2,408)	(337%)	$(9,745)	(88%)	(76%)

Revenues

Revenues for the three months ended September 30, 2018 were $714,000 compared to $11.1 million for the comparable period in the prior year. This $10.3 million decrease is primarily associated with the decline in revenues as a result, of supplier credit issues and a $2.2 million decrease in revenue resulting from the adoption of the new ASC 606 revenue recognition policy beginning in January 2018.

Cost of Revenues

Cost of revenues for the three months ended September 30, 2018 was $501,000 compared to $9.4 million for the prior year period. This decrease of $8.9 million was primarily attributable to lower sales resulting from the capital constraints and supplier credit limitations and a $1.5 million decrease in prepaid maintenance amortization due to the adoption of the new ASC 606 revenue recognition policy beginning in January 2018.

The gross profit margin for the three months ended September 30, 2018 was 30% compared to 15% during the three months ended September 30, 2017. This increase in gross margin is primarily due to the decrease in lower margin storage and maintenance sales.

Operating Expenses

Operating expenses for the three months ended September 30, 2018 were $2.5 million compared to $11.5 million for the prior year period. This decrease of $9.0 million is primarily attributable to a decrease in compensation costs, occupancy costs and travel costs due to the downsizing of staff and office locations and an impairment charge for goodwill of $7.8 million in 2017.

Loss from Operations

Loss from operations for the three months ended September 30, 2018 was ($2.3) million compared to ($9.9) million for the prior year period. This decrease in loss of $(7.6) million was attributable an impairment charge for goodwill of $7.8 million in 2017.

Provision for Income Taxes

There was no provision for income taxes for the three months ended September 30, 2018 and 2017. Deferred tax assets resulting from such losses would be fully reserved as of September 30, 2018 and 2017 since, at present, we have no history of taxable income and it is more likely than not that such assets will not be realized.

Net Loss

Net loss for the three months ended September 30, 2018 was ($2.4) million compared to ($9.7) million for the prior year period. This decrease in loss of $7.3 million was attributable to the changes described for the various reporting captions discussed above.

Nine Months Ended September 30, 2018 Compared to Nine Months Ended September 30, 2017

The following table sets forth selected unaudited condensed consolidated financial data as a percentage of our revenue and the percentage of period-over-period change:

	For the Nine Months Ended
	September 30, 2018		September 30, 2017
(in thousands, except percentages)	Amount	% of Revenues	Amount	% of Revenues	% Change

Product revenues	$1,249	42%	$30,750	82%	(96%)
Services revenues	$1,700	58%	$6,744	18%	(75%)
Cost of net revenues - products	$676	23%	$26,394	70%	(97%)
Cost of net revenues - services	$981	33%	$4,195	11%	(77%)
Gross profit	$1.292	44%	$6,905	18%	(81%)
Operating expenses	$7,392	251%	$20,020	53%	(63%)
Loss from operations	$(6,100)	(207%)	$(13,115)	(35%)	(53%)
Net loss	$(5,399)	(183%)	$(13,919)	(37%)	(62%)

Revenues

Revenues for the nine months ended September 30, 2018 were $2.9 million compared to $37.5 million for the comparable period in the prior year. This $34.6 million decrease is primarily associated with the decline in revenues as a result of supplier credit issues and a $5.0 million decrease in revenue resulting from the adoption of the new ASC 606 revenue recognition policy beginning in January 2018.

Cost of Revenues

Cost of revenues for the nine months ended September 30, 2018 was $1.7 million compared to $30.6 million for the prior year period. This decrease of $28.9 million was primarily attributable to lower sales resulting from the capital constraints and supplier credit limitations and a $4.2 million decrease in prepaid maintenance amortization due to the adoption of the new ASC 606 revenue recognition policy beginning in January 2018.

The gross profit margin for the nine months ended September 30, 2018 was 44% compared to 18% during the nine months ended September 30, 2017. This increase in gross margin is primarily due to the decrease in lower margin storage and maintenance sales.

Operating Expenses

Operating expenses for the nine months ended September 30, 2018 were $7.4 million compared to $20.0 million for the prior year period. This decrease of $12.6 million is primarily attributable to a decrease in compensation costs, occupancy costs and travel costs due to the downsizing of staff and office locations and an impairment charge for goodwill of $7.8 million in 2017.

Loss from Operations

Loss from operations for the nine months ended September 30, 2018 was ($6.1) million compared to ($13.1) million for the prior year period. This decrease in loss of $7.0 million was due to an impairment charge for goodwill of $7.8 million in 2017, and a decrease in revenue offset by the decrease in operating expenses.

Other Income/Expense

Total other income/expense for the nine months ended September 30, 2018 and 2017 was $1.5 million and $600,000, respectively. This increase in gain of $900,000 is attributable to the gain on earn out of Integrio in 2018.

Provision for Income Taxes

There was no provision for income taxes for the nine months ended September 30, 2018 and 2017. Deferred tax assets resulting from such losses would be fully reserved as of September 30, 2018 and 2017 since, at present, we have no history of taxable income and it is more likely than not that such assets will not be realized.

Net Loss

Net loss for the nine months ended September 30, 2018 was ($5.4) million compared to ($13.9) million for the prior year period. This decrease in loss of $8.5 million was attributable to the changes described for the various reporting captions discussed above.

Discussion of Results of Operations for the Years ended December 31, 2017 and 2016

The following table sets forth selected combined carve-out financial data as a percentage of our revenue and the percentage of period-over-period change:

	Years ended
	December 31, 2017		December 31, 2016
(in thousands, except percentages)	Amount	% of Revenues	Amount	% of Revenues	% Change
Product Revenues	$33,392	81%	$36,147	75%	(8)%
Services Revenues	$7,806	19%	$12,221	25%	(36)%
Cost of revenues – Products	$28,310	69%	$28,475	59%	(1)%
Cost of revenues – Services	$4,770	12%	$8,277	17%	(42)%
Gross profit	$8,118	20%	$11,616	24%	(30)%
Operating expenses	$22,574	55%	$13,168	27%	71%
Loss from operations	$(14,456)	(35)%	$(1,552)	(3)%	831%
Net loss	$(16,914)	(41)%	$(2,207)	(5)%	666%

Net Revenues

Net revenues for the year ended December, 2017 were $41.2 million compared to $48.4 million for the prior year, a decrease of approximately 15%. The decrease in revenues of $7.2 million was primarily attributable to the on-going capital constraints and supplier credit challenges the Company faced throughout the year.

Cost of Revenues

Cost of revenues for the year ended December 31, 2017 was $33.1 million compared to $36.8 million for the prior year, a decrease of approximately 10%. The decrease in cost of revenues of $3.7 million is primarily attributable to lower sales resulting from the capital constraints and supplier credit limitations.

The gross profit margin for the year ended December 31, 2017 was 19.7% compared to 24.0% during the prior year. The decrease in gross margin was primarily attributable to lower margin sales from the Integrio acquisition.

Operating Expenses

Operating expenses for the year ended December 31, 2017 were $22.6 million compared to $13.2 million for the prior year, an increase of approximately 71.2%. This increase of $9.4 million is primarily due to a $7.8 million goodwill impairment charge, an increase in amortization of intangibles due to the Integrio intangibles and increases in other operating expenses primarily due to the Integrio acquisition offset by lower compensation costs.

Loss from Operations

Loss from operations for the year ended December 31, 2017 was $14.5 million compared to $1.6 million for the prior year, an increase of approximately 806%. This increase in loss of $12.9 million was primarily attributable to a decrease in gross profit of $3.5 million, $7.8 million goodwill impairment charge and an increase in operating expenses as described above.

Other Income/Expense

Net other expense for the years ended December 31, 2017 and 2016 was $2.5 million and $655,000, respectively. This increase of $1.8 million was primarily attributable to additional interest expense on credit facilities and debt and an extinguishment loss on debt modification.

Provision for Income Taxes

There was no provision for income taxes for the years ended December 31, 2017 and 2016. Deferred tax assets resulting from such losses are fully reserved as of December 31, 2017 and 2016 since, at present, we have no history of taxable income and it is more likely than not that such assets will not be realized.

Net Loss

Net loss for the year ended December 31, 2017 was $16.9 million compared to $2.2 million for the prior year, an increase of approximately 668%. This increase in net loss of $14.7 million was attributable to the changes discussed above.

Non-GAAP Financial information

EBITDA

EBITDA is defined as net income (loss) before interest, provision for (benefit from) income taxes, and depreciation and amortization. Adjusted EBITDA is used by our management as the matrix in which it manages the business. It is defined as EBITDA plus adjustments for other income or expense items, non-recurring items and non-cash stock-based compensation.

Adjusted EBITDA for the three months ended September 30, 2018 was a loss of $1.7 million compared to a loss of $780,000 for the prior year period. Adjusted EBITDA for the nine months ended September 30, 2018 was a loss of $4.1 million compared to a loss of $2.5 million for the prior year period.

The following table presents a reconciliation of net income/loss attributable to stockholders of Sysorex, which is our GAAP operating performance measure, to Adjusted EBITDA for the three and nine months ended September 30, 2018 and 2017 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net loss	$(2,408)	$(9,745)	$(5,399)	$(13,919)
Adjustments:
Non-recurring one-time charges:
Gain on the settlement of obligations	(45)	--	(254)	--
Gain on earnout	--	--	(934)	--
Gain on the sale of contracts	--	--	(601)	--
Provision for doubtful accounts	--	--	41	--
Severance	--	27	15	27
Impairment of goodwill	--	7,805	--	7,805
Amortization of debt discount	--	205	299	498
Stock-based compensation - compensation and related benefits	--	11	55	119
Interest expense	28	442	764	1,404
Depreciation and amortization	760	475	1,897	1,597
Adjusted EBITDA	$(1,665)	$(780)	$(4,117)	$(2,469)

We rely on Adjusted EBITDA, which is a non-GAAP financial measure for the following:

●	to review and assess the operating performance of our Company as permitted by Accounting Standards Codification Topic 280, Segment Reporting;

●	to compare our current operating results with corresponding periods and with the operating results of other companies in our industry;

●	as a basis for allocating resources to various projects;

●	as a measure to evaluate potential economic outcomes of acquisitions, operational alternatives and strategic decisions; and

●	to evaluate internally the performance of our personnel.

We have presented Adjusted EBITDA above because we believe it conveys useful information to investors regarding our operating results. We believe it provides an additional way for investors to view our operations, when considered with both our GAAP results and the reconciliation to net income (loss). By including this information we can provide investors with a more complete understanding of our business. Specifically, we present Adjusted EBITDA as supplemental disclosure because of the following:

●	we believe Adjusted EBITDA is a useful tool for investors to assess the operating performance of our business without the effect of interest, income taxes, depreciation and amortization and other non-cash items including stock based compensation, amortization of intangibles, change in the fair value of shares to be issued, change in the fair value of derivative liability, impairment of goodwill and one time charges including gain/loss on the settlement of obligations, severance costs, provision for doubtful accounts, acquisition costs and the costs associated with public offerings;

●	we believe that it is useful to provide to investors a standard operating metric used by management to evaluate our operating performance; and

●	we believe that the use of Adjusted EBITDA is helpful to compare our results to other companies.

Even though we believe Adjusted EBITDA is useful for investors, it does have limitations as an analytical tool. Thus, we strongly urge investors not to consider this metric in isolation or as a substitute for net income (loss) and the other combined carve-out statement of operations data prepared in accordance with GAAP. Some of these limitations include the fact that:

●	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

●	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt;

●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

●	Adjusted EBITDA does not reflect income or other taxes or the cash requirements to make any tax payments; and

●	other companies in our industry may calculate Adjusted EBITDA differently than we do, thereby potentially limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business or as a measure of performance in compliance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and providing Adjusted EBITDA only as supplemental information.

Adjusted EBITDA for the year ended December 31, 2017 was a loss of $4.9 million compared to a loss of $848,000 for the prior year period.

The following table presents a reconciliation of net loss attributable to stockholders, which is our GAAP operating performance measure, to Adjusted EBITDA for the year ended December 31, 2017 and 2016 (in thousands):

	For the Years Ended December 31,
	2017	2016
Net loss attributable to stockholders	$(16,914)	$(2,207)
Adjustments:
Non-recurring one-time charges:
Impairment of goodwill	7,805	—
Severance costs	—	42
Acquisition costs	—	829
Gain on earnout	(561)	—
Provision for doubtful accounts	21	103
Gain on the settlement of obligations	(430)	(1,541)
Extinguishment loss for debt modification	869	—
Stock-based compensation – compensation and related benefits	150	301
Interest expense	1,937	659
Depreciation and amortization	2,264	966
Adjusted EBITDA	$(4,859)	$(848)

We rely on Adjusted EBITDA, which is a non-GAAP financial measure for the following:

●	to review and assess the operating performance of our Company as permitted by Accounting Standards Codification Topic 280, Segment Reporting;

●	to compare our current operating results with corresponding periods and with the operating results of other companies in our industry;

●	as a basis for allocating resources to various projects;

●	as a measure to evaluate potential economic outcomes of acquisitions, operational alternatives and strategic decisions; and

●	to evaluate internally the performance of our personnel.

We have presented Adjusted EBITDA above because we believe it conveys useful information to investors regarding our operating results. We believe it provides an additional way for investors to view our operations, when considered with both our GAAP results and the reconciliation to net income (loss). By including this information we can provide investors with a more complete understanding of our business. Specifically, we present Adjusted EBITDA as supplemental disclosure because of the following:

●	we believe Adjusted EBITDA is a useful tool for investors to assess the operating performance of our business without the effect of interest, income taxes, depreciation and amortization and other non-cash items including stock based compensation, amortization of intangibles, change in the fair value of shares to be issued, change in the fair value of derivative liability, impairment of goodwill and one time charges including gain/loss on the settlement of obligations, severance costs, provision for doubtful accounts, acquisition costs and the costs associated with the public offering;

●	we believe that it is useful to provide to investors a standard operating metric used by management to evaluate our operating performance; and

●	we believe that the use of Adjusted EBITDA is helpful to compare our results to other companies.

Even though we believe Adjusted EBITDA is useful for investors, it does have limitations as an analytical tool. Thus, we strongly urge investors not to consider this metric in isolation or as a substitute for net income (loss) and the other combined carve-out statement of operations data prepared in accordance with GAAP. Some of these limitations include the fact that:

●	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

●	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt;

●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

●	Adjusted EBITDA does not reflect income or other taxes or the cash requirements to make any tax payments; and

●	other companies in our industry may calculate Adjusted EBITDA differently than we do, thereby potentially limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business or as a measure of performance in compliance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and providing Adjusted EBITDA only as supplemental information.

Liquidity and Capital Resources as of September 30, 2018

Our capital resources and operating results as of and through September 30, 2018, consist of:

1)	an overall working capital deficit of $15.5 million;

2)	cash of $89,000;

3)	we entered into a new unlimited revolving credit facility of which $1.0 million was received on September 30, 2018; and

4)	net cash used in operating activities for the year-to date of $16.5 million.

The breakdown of our overall working capital deficit is as follows (in thousands):

Working Capital	Assets	Liabilities	Net
Cash	$89	$-	$89
Accounts receivable, net / accounts payable	654	15,836	(15,182)
Other receivables	163		163
Other	1,322	1,899	(577)
Total	$2,228	$17,735	$(15,507)

Accounts payable and accrued liabilities exceed the accounts receivable by $15.2 million. These deficits are expected to be funded by our anticipated cash flow from operations and financing activities, as described below, over the next twelve months.

Net cash used in operating activities during the nine months ended September 30, 2018 of $16.5 million consists of net loss of $5.4 million plus non-cash adjustments of $1.2 million and net cash used in changes in operating assets and liabilities of ($12.3 million). We expect net cash from operations to increase during the 4th Quarter of 2018 and into 2019 as a result of, the following:

1)	We significantly reduced our cost of operations in mid-August 2017 by reducing headcount and office locations. We estimate this to have a $6 million impact on an annual basis.

2)	We are working with our key distributors and financing partners to address our credit limitation issues. Revenues during the nine months ended September 30, 2018 and the year ended December 31, 2017 could have been higher but were negatively impacted by our inability to timely process orders due to past due amounts and credit limitations with various vendors. We expect to relieve some of these issues by continuing to grow our services revenue.

The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern within one year after the date the condensed consolidated financial statements are issued.

The Company’s continuation is dependent upon attaining and maintaining profitable operations and raising additional capital as needed, but there can be no assurance that we will be able to close on any financing. The Company’s ability to generate positive cash flow from operations is dependent upon sustaining certain cost reductions and generating sufficient revenues. Inpixon, our parent pre-spin-off has funded our operations primarily with proceeds from public and private offerings of its common stock and secured and unsecured debt instruments and made an additional cash contribution of $2 million prior to the Spin-off which amount shall be reduced by the aggregate amount of certain operating and other expenses of Sysorex that have been or will be satisfied by Inpixon from June 30, 2018 through the Spin-off Date. We depend on our vendors and suppliers to provide us with credit financing on our purchases of products and services. Many of our vendors and suppliers are no longer offering the Company the customary net-30 or net-45 payment terms with credit limits ranging from $100,000 to up to $10 million. Due to our past nonpayment issues to vendors and suppliers, the Company is on a prepay basis for those vendors and suppliers that are willing to supply to customers. In 2017 and 2018, we did experience credit limitations imposed by vendors, which contributed to the decline in revenues by approximately 92% during the nine months ended September 30, 2018 as compared to the same period in the prior fiscal year.

As a result of contributions by Inpixon provided following the completion of certain equity financings during the first nine months of 2018, we have been able to begin to improve our credit limitations through negotiated settlements plans with our vendors.  Our vendors, however, could seek to limit the availability of vendor credit to us or modify the other terms under which they sell to us, or both, at any time which could negatively impact our liquidity.  We have ongoing discussions concerning our liquidity and financial position with the vendor community and third parties that offer various credit protection services to our vendors. The topics discussed have included such areas as pricing, payment terms and ongoing business arrangements. We also used a revolving credit facility to finance purchase orders and invoices in an amount equal to 80% of the face value of purchase orders received, with the remaining 20%, net of fees paid upon collection of the customer receivable which is more specifically described below.

Based on future debt and /or equity offerings, projected revenues, the revolving credit facility that the Company entered into in order to continue to finance purchase orders and invoices following the Spin-off, credit limitation improvements resulting or anticipated to result from negotiated vendor settlement arrangements and the $2 million contributed from Inpixon in connection with the Spin-off (which amount was reduced by the aggregate amount of certain operating and other expenses of Sysorex that have been or will be satisfied by Inpixon from June 30, 2018 through the Spin-off Date). There are, however, no guarantees that these sources will be sufficient to provide the capital necessary to fund the Company’s operations during the next twelve months, therefore, the Company does intend to seek other sources of capital to supplement and strengthen its financial position under financing structures that are available to it.

Our history of operating losses, the amount of our indebtedness and the potential for significant judgments to be rendered against us may impair our ability to raise capital on terms that we consider reasonable and at the levels that we will require over the coming months. We cannot provide any assurances that we will be able to secure additional funding from public or private offerings or debt financings on terms acceptable to us, if at all. If we are unable to obtain the requisite amount of financing needed to fund our planned operations, it would have a material adverse effect on our business and ability to continue as a going concern, and we may have to curtail, or even to cease, certain operations.

Revolving Credit Facility

On August 31, 2018, the Company and Sysorex Government (together with the Company, the “Borrowers”), entered in an agreement with Payplant Alternatives Funds LLC, pursuant to which Payplant may purchase from the Borrowers, in Payplant’s sole and absolute discretion, Eligible Receivables, as that term is defined in the agreement, in exchange for cash advances, subject to the terms and conditions in the agreement.

On September 21, 2018, the Company entered into the Payplant Loan and Security Agreement (the “Loan Agreement”) with Payplant LLC as agent for Payplant Alternatives Fund LLC (“Payplant”). Pursuant to the Loan Agreement and the terms set forth in the form of promissory note attached as Exhibit A to the Loan Agreement, (the “Note”), Payplant, in its sole and absolute discretion, may loan money to the Borrowers on the basis of purchase orders or invoices issued by the Borrowers to customers for goods and services provided. The term of any loan made to the Borrowers may not exceed 360 days. The principal amount of any loan will accrue interest at a 30 day rate of 2%, calculated per day. Upon the occurrence and during the continuance of an Event of Default, as defined in the Loan Agreement, interest will accrue at a rate equal to the interest rate plus 0.42% per 30 days. In no event will interest, when combined with all fees that may be characterized as interest, exceed the Maximum Rate, as defined in the Loan Agreement. All computations of interest will be made on the basis of a 360 day year. The Borrowers will have the right to prepay any loan upon the payment of a premium of least 30 days of interest.

As security for the repayment of any loans and the performance of the Borrowers’ Obligations, as defined in the Loan Agreement, the Borrowers granted to Payplant a security interest in the Collateral, as defined in the Loan Agreement.

The Loan Agreement also includes representations and warranties made by the Borrowers, negative covenants prohibiting certain actions by the Borrowers (including, but not limited to, restrictions on additional borrowing without the consent of Payplant, restrictions on the creation of liens on the Borrowers’ property, restrictions on transactions with affiliates, restrictions on the transfer or sale of assets and restrictions on the payment of dividends) and a definition of “Events of Default” that are customary in agreements of this type. Upon the occurrence and during the continuance of any Event of Default, Payplant may, without notice or demand, declare the entire unpaid principal amount of the loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Agreement to be immediately due and payable.

As of September 30, 2018, the principal amount outstanding under the Loan Agreement was $1,019,097 and is included in other liabilities in the Working Capital table.

Liquidity and Capital Resources as of September 30, 2018 Compared to September 30, 2017

The Company’s net cash flows used in operating, investing and financing activities for the nine months ended September 30, 2018 and 2017 and certain balances as of the end of those periods are as follows (in thousands):

	For the Nine Months Ended September 30,
(thousands, except per share data)	2018	2017
Net cash (used in) provided by operating activities	$(16,551)	$3,981

Net cash used in financing activities	16,618	(4,906)

Net increase (decrease) in cash	$67	$(925)

	September 30, 2018	December 31, 2017

Cash	$89	$22
Working capital deficit	$(15,507)	$(26,059)

Operating Activities:

Net cash used in operating activities during the nine months ended September 30, 2018 was $14.7 million. Net cash provided by operating activities during the nine months ended September 30, 2017 was $4.0 million. Net cash used in operating activities during the nine months ended September 30, 2018 consisted of the following (in thousands):

Net loss	$(5,399)
Non-cash income and expenses	1,163
Net change in operating assets and liabilities	(12,315)
Net cash used in operating activities	$(16,551)

The non-cash income and expenses of $1.2 million consisted primarily of (in thousands):

$108	Depreciation and amortization expense
1,789	Amortization of intangibles
55	Stock-based compensation expense attributable to warrants and options issued as part of Company operations and prior acquisitions
299	Amortization of debt discount
(1,154)	Gain on the settlement of liabilities
66	Other
$1,163	Total non-cash income and expenses

The net use of cash due to changes in operating assets and liabilities totaled ($12.3 million) and consisted primarily of the following (in thousands):

$1,194	Decrease in accounts receivable and other receivables
(1,055)	Increase in prepaid assets
(8,010)	Decrease in accounts payable
(1,162)	Decrease in deferred revenue
(3,264)	Decrease in accrued liabilities and other liabilities
(18)	Decrease in inventory and other assets
$(12,315)	Net use of cash in the changes in operating assets and liabilities

Financing Activities:

Net cash provided by financing activities during the nine months ended September 30, 2018 was approximately $16.6 million. Net cash used in financing activities for the nine months ended September 30, 2017 was approximately $4.0 million. The net cash provided by financing activities during the nine months ended September 30, 2018 was primarily comprised of net distributions from Inpixon, advances from Inpixon and proceeds received on the Company’s revolving line of credit with Payplant.

Going Concern and Management Plans

Our condensed consolidated financial statements as of September 30, 2018 have been prepared under the assumption that we will continue as a going concern for the next twelve months from the date the financial statements are issued. Footnote 1 to the notes to our financial statements as of September 30, 2018 include language referring to our recurring and continuing losses from operations and expressing substantial doubt in our ability to continue as a going concern without additional capital becoming available. Management’s plans and assessment of the probability that such plans will mitigate and alleviate any substantial doubt about the Company’s ability to continue as a going concern, is dependent upon the ability to obtain additional equity or debt financing, attain further operating efficiency, reduce expenditures, and, ultimately, to generate sufficient levels of revenue, which together represent the principal conditions that raise substantial doubt about our ability to continue as a going concern. Our condensed consolidated financial statements as of September 30, 2018 do not include any adjustments that might result from the outcome of this uncertainty.

Liquidity and Capital Resources – Payplant

On August 31, 2018, the Company and Sysorex Government (together with the Company, the “Borrowers”), entered in an agreement with Payplant Alternatives Funds LLC, pursuant to which Payplant may purchase from the Borrowers, in Payplant’s sole and absolute discretion, Eligible Receivables, as that term is defined in the agreement, in exchange for cash advances, subject to the terms and conditions in the agreement.

On September 21, 2018, the Company entered into the Payplant Loan and Security Agreement (the “Loan Agreement”) with Payplant LLC as agent for Payplant Alternatives Fund LLC (“Payplant”). Pursuant to the Loan Agreement and the terms set forth in the form of promissory note attached as Exhibit A to the Loan Agreement, (the “Note”), Payplant, in its sole and absolute discretion, may loan money to the Borrowers on the basis of purchase orders or invoices issued by the Borrowers to customers for goods and services provided. The term of any loan made to the Borrowers may not exceed 360 days. The principal amount of any loan will accrue interest at a 30 day rate of 2%, calculated per day. Upon the occurrence and during the continuance of an Event of Default, as defined in the Loan Agreement, interest will accrue at a rate equal to the interest rate plus 0.42% per 30 days. In no event will interest, when combined with all fees that may be characterized as interest, exceed the Maximum Rate, as defined in the Loan Agreement. All computations of interest will be made on the basis of a 360 day year. The Borrowers will have the right to prepay any loan upon the payment of a premium of least 30 days of interest.

As security for the repayment of any loans and the performance of the Borrowers’ Obligations, as defined in the Loan Agreement, the Borrowers granted to Payplant a security interest in the Collateral, as defined in the Loan Agreement.

As of September 30, 2018, the principal amount outstanding under the Loan Agreement was $1,019,097.

Liquidity and Capital Resources as of December 31, 2017 Compared With December 31, 2016

The Company’s net cash flows used in operating, investing and financing activities for the year ended December 31, 2017 and 2016 and certain balances as of the end of those periods are as follows (in thousands):

	For the Years Ended December 31,
	2017	2016
Net cash provided by operating activities	$5,452	$7,755
Net cash used in investing activities	(80)	(619)
Net cash used in financing activities	(6,288)	(8,902)
Net decrease in cash	$(916)	$(1,766)

	As of December 31, 2017	As of December 31, 2016
Cash and cash equivalents	$22	$938
Working capital (deficit)	$(26,059)	$(13,558)

Operating Activities for the year ended December 31, 2017

Net cash provided by operating activities during the year ended December 31, 2017 was $5.5 million. Net cash provided by operating activities during the year ended December 31, 2016 was $7.8 million. The cash flows related to the year ended December 31, 2017 consisted of the following (in thousands):

Net loss	$(16,914)
Non-cash income and expenses	10,843
Net change in operating assets and liabilities	11,523
Net cash provided by operating activities	$5,452

The non-cash income and expense of $10.8 million consisted primarily of the following (in thousands):

$2,264	Depreciation and amortization expenses (including amortization of intangibles) primarily attributable to the Lilien and Integrio operations, which were acquired effective March 1, 2013 and November 21, 2016, respectively
7,805	Impairment of goodwill
(430)	Gain on settlement of liabilities
150	Stock-based compensation expense attributable to warrants and options issued as part of Company operations
672	Amortization of debt discount
869	Extinguishment loss
21	Provision for doubtful accounts
(508)	Other
$10,843	Total non-cash expenses

The net use of cash in the change in operating assets and liabilities aggregated $11.5 million and consisted primarily of the following (in thousands):

$9,050	Decrease in accounts receivable and other receivables
11,588	Decrease in prepaid licenses and maintenance contracts
656	Decrease in inventory and other assets
2,376	Increase in accounts payable
534	Increase in accrued liabilities and other liabilities
(12,681)	Decrease in deferred revenue
$11,523	Net use of cash in the changes in operating assets and liabilities

Operating Activities for the year ended December 31, 2016

Net cash flows provided by operating activities during the year ended December 31, 2016 was $7.8 million and consisted of the following (in thousands):

Net loss	$(2,207)
Non-cash income and expenses	1
Net change in operating assets and liabilities	9,961
Net cash used in operating activities	$(7,755)

The non-cash income and expense of $1 million consisted primarily of the following (in thousands):

$966	Depreciation and amortization expenses (including amortization of intangibles) primarily attributable to the Lilien and Integrio operations, which were acquired effective March 1, 2013 and November 21, 2016, respectively
301	Stock-based compensation expense attributable to warrants and options issued as part of Company operations
(1,541)	Gain on settlement of obligations related to Integrio vendor liabilities
172	Amortization of debt discount
103	Provision for doubtful accounts
$1	Total non-cash expenses

The net use of cash in the change in operating assets and liabilities aggregated $10.0 million and consisted primarily of the following (in thousands):

$3,208	Decrease in accounts receivable and other receivables
(232)	Increase in prepaid licenses and maintenance contracts
184	Increase in inventory and other assets
6,432	Increase in accounts payable
288	Increase in accrued liabilities and other liabilities
81	Decrease in deferred revenue
$9,961	Net use of cash in the changes in operating assets and liabilities

Cash Flows from Investing Activities as of December 31, 2017 and 2016

Net cash flows used in investing activities during 2017 was $80,000 compared to net cash flows used in investing activities during 2016 of $619,000. Cash flows related to investing activities during the year ended December 31, 2017 include $80,000 for the purchase of property and equipment. Cash flows related to investing activities during the year ended December 31, 2016 include $125,000 for the purchase of property and equipment and $683,000 related to the acquisition of Integrio, offset by $189,000 of cash acquired in the Integrio acquisition.

Cash Flows from Financing Activities as of December 31, 2017 and 2016

Net cash flows used in financing activities during the year ended December 31, 2017 and 2016 were $6.3 million and $8.9 million, respectively, and were attributable to net distributions to Inpixon.

MANAGEMENT

The following table sets forth the names and ages of all of our current directors and executive officers. Our officers are appointed by, and serve at the pleasure of, the Company’s Board of Directors.

Name	Age	Position
Nadir Ali	50	Chairman of the Board(1)
Zaman Khan	50	Director, President and Chief Executive Officer
Vincent Loiacono	58	Chief Financial Officer(4)

Nadir Ali

Mr. Ali is the Chairman of the Board of Directors of Sysorex. From November 2015 to August 2018, Mr. Ali served as the company’s Chief Executive Officer. He has also served as a director of Sysorex since March 2013. Mr. Ali is also currently the CEO of Inpixon (Nasdaq: INPX) an Indoor Positioning Analytics company. Prior to joining Inpixon, from 1998-2001, Mr. Ali was the co-founder and Managing Director of Tira Capital, an early stage technology fund. Immediately prior thereto, Mr. Ali served as Vice President of Strategic Planning for Isadra, Inc., an e-commerce software start-up. Mr. Ali led the company’s capital raising efforts and its eventual sale to VerticalNet. From 1995 through 1998, Mr. Ali was Vice President of Strategic Programs at Sysorex Information Systems (acquired by Vanstar Government Systems in 1997), a leading computer systems integrator. Mr. Ali played a key operations role and was responsible for implementing and managing the company’s $1 billion plus in multi-year contracts. From 1989 to 1994 he was a management consultant, first with Deloitte & Touche LLC in San Francisco and then independently. Mr. Ali received a Bachelor of Arts degree in Economics from the University of California at Berkeley in 1989. Mr. Ali’s valuable entrepreneurial, management, mergers and acquisitions and technology experience together with his in-depth knowledge of the business of Sysorex led us to the conclusion that he should serve as a director.

Zaman Khan

Mr. Khan is a director, the Chief Executive Officer and the President of Sysorex. Mr. Khan also serves as the President of Sysorex Government. Mr. Khan possesses a strong background in technology startups, international business development, strategic operations, contract administration, and organizational leadership. From 1997 until he joined Sysorex, Mr. Khan was the Executive Vice President at Intelligent Decisions, Inc. where he was responsible for leadership in business development, strategic programs, professional services, contracts management and new business capture. During his tenure, Intelligent Decisions, Inc. experienced a growth in revenue from $20 million in 1997 to $548 million in 2014. Mr. Khan’s management experience encompasses marketing, operations, capture management, service delivery, finance, financial modeling and administration led us to the conclusion that he should serve as a director.

Vincent Loiacono

Mr. Loiacono is the Chief Financial Officer of Sysorex. He is also the Chief Financial Officer of Sysorex Government Mr. Loiacono has over 30 years of financial and accounting experience and a strong and diverse background in telecommunication and technology startups, M&A activities and strategic operations. Prior to joining Inpixon Federal, from 2015 through 2018, Mr. Loiacono provided consulting and performed tax service projects, primarily in residential real estate, commercial banking and SEC reporting. From 2014-2015, Mr. Loiacono served as VP Finance, Operations and Analytic at Intelligent Decisions where he led an effort to sell its cyber security division, secure private equity funding and develop a plan to enhance the company’s operating efficiencies and achieve cash preservation. From 2008-2012, Mr. Loiacono served as Chief Financial Officer of TerreStar Networks where he was responsible for scaling its business, providing strategic oversight of the development of its satellite phone and the launch of its commercial satellite. From 2005 through 2008, Mr. Loiacono was the Senior Vice President and Principal Financial Officer at WorldSpace Radio Satellite Radio where he led the effort to raise $220 million in its initial public offering and was instrumental in the buildout of its international markets.

Board of Directors

Our Board may establish the authorized number of directors from time to time by resolution. The current authorized number of directors is nine. Our current directors, if elected, will continue to serve as directors until the next annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation, or removal.

We continue to review our corporate governance policies and practices by comparing our policies and practices with those suggested by various groups or authorities active in evaluating or setting best practices for corporate governance of public companies. Based on this review, we have adopted, and will continue to adopt, changes that the Board believes are the appropriate corporate governance policies and practices for our Company.

Independence of Directors

In determining the independence of our directors, we apply the definition of “independent director” provided under the listing rules of The NASDAQ Stock Market LLC. Pursuant to these rules, none of our directors are independent within the meaning of Nasdaq Listing Rule 5605.

There are no family relationships between any of the individuals who serve as members of our Board and as our executive officers.

EXECUTIVE COMPENSATION

Prior to August 2018, we were a wholly owned subsidiary of Inpixon. The information included in the Summary Compensation Table below reflects compensation earned from Inpixon during fiscal years 2017 and 2016 by all of the officers included in the table with the exception of Mr. Loiacono, who did not receive any compensation during fiscal years 2017 and 2016.

Zaman Khan was employed by Sysorex Government prior to the Separation and Bret Osborn was employed by Sysorex; therefore, the information provided below reflects compensation earned pursuant to objectives of the executive compensation programs in place prior to the Separation. Vincent Loiacono did not serve Sysorex or Inpixon (including any subsidiaries) in any capacity during 2017 and 2016. All references in the following tables to equity awards are to equity awards granted by Inpixon in respect of Inpixon common stock.

The historical compensation shown below was determined by Inpixon. Future compensation levels at Sysorex will be determined based on the compensation policies, programs and procedures to be established by the Sysorex board of directors or, if formed, the Compensation Committee of the board of directors.

The table below sets forth, for the last two completed fiscal years, the compensation earned by (i) each individual who served as our principal executive officer, (ii) our two other most highly compensated executive officers, other than our principal executive officer, who were serving as an executive officer at the end of the last completed fiscal year, and (iii) up to two additional individuals for whom disclosure would have been provided pursuant to the preceding paragraph (ii) but for the fact that the individual was not serving as an executive officer of the Company at the end of the last completed fiscal year. Together, the below individuals are sometimes referred to as the “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)		All Other Compensation ($)		Total ($)
Zaman Khan, President,	2017	$275,000	$—	$19,950	(1)	$—		$294,950
Sysorex Government

Bret Osborn, former Chief	2017	$180,000	$120,000	$—		$7,020	(2)	$307,020
Sales Officer, Sysorex	2016	$180,000	$120,213	$23,300	(1)	$10,999	(3)	$334,512

(1)	The fair value of employee option grants are estimated on the date of grant using the Black-Scholes option pricing model with key weighted average assumptions, expected stock volatility and risk free interest rates based on U.S. Treasury rates from the applicable periods. For 2017, these assumptions included a risk free interest rate of 2.27%, an expected life of 7 years, expected stock volatility of 47.34% and an assumption of no dividend payments. For 2016, these assumptions included a risk free interest rate of 1.35% – 1.47%, an expected life of 7 years, expected stock volatility of 47.47% – 49.02% and an assumption of no dividend payments.
(2)	Represents an automobile allowance.
(3)	Represents fringe benefits and auto allowance.

Outstanding Equity Awards at Fiscal Year-End

Other than as set forth below, there were no outstanding unexercised options, unvested stock, and/or equity incentive plan awards issued to either Mr. Osborn or Mr. Khan as of December 31, 2017. All share information described below relates to Inpixon common stock prior to its reverse stock split on November 2, 2018.

Name	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date
Zaman Khan	63	(2)	271	(1)	117.00	02/03/2027

Bret Osborn	232	(2)	213	(1)	787.50	08/05/2025
	74	(2)	149	(1)	211.50	07/20/2026

(1)	This option is 100% vested.
(2)	This option vests 1/48th per month at the end of each month starting on the grant date.

Employment Agreements and Arrangements.

Zaman Khan

In connection with the Spin-off, on August 31, 2018 the Company entered into an Amended and Restated Employment Agreement with Zaman Khan, pursuant to which Mr. Khan will act as the Chief Executive Officer for the Company and as the President of Sysorex Government. The term of the agreement is 24 months. Mr. Khan will be paid an annual salary of $300,000 a year for his services (the “Kahn Base Salary”). In addition to the Khan Base Salary, Mr. Khan will receive a quarterly incentive bonus in the amount of $50,000 and is eligible to participate in any executive bonus pools, discretionary performance bonuses (based on targets or other performance objectives) or deferred compensation plans that the Company may establish in its sole discretion. Mr. Khan will also receive medical, dental, and vision insurance coverage for him, his spouse and his children, to the same extent and on the same terms and conditions that such coverage is provided to other senior management employees of the Company, and may participate in the Company’s 401(k) plan to the same extent and on the same terms and conditions that other senior management employees of the Company are permitted to participate. Mr. Khan will be entitled to three weeks paid vacation per year and paid sick days to the same extent and on the same terms and conditions that the Company provides to its other senior management employees.

The Company may, in its sole discretion, terminate the agreement, including for Just Cause, as defined in the agreement. Mr. Kahn may resign from his employment as a result of a material diminution of his duties, responsibilities, authority, and position with both the Company and Sysorex Government, or a material reduction in his compensation and benefits, or if he ceases to hold the position of Chief Executive Officer at the Company after a Change of Control, as defined in the agreement (each a “Khan Termination Event”). If the Company terminates the agreement without Just Cause or within 24 months following a Change of Control, or if Mr. Khan resigns his position as a result of a Termination Event, the Company must: (i) continue to pay to Mr. Khan the Khan Base Salary, subject to customary payroll practices and withholdings, for six months or for 12 months if he was employed for more than 24 months after the Effective Date (subject to and conditioned upon Mr. Khan signing a full general release of any and all known and unknown claims against the Company, Sysorex Government and their related parties) (the “Khan Severance Payment”); (ii) within 45 days of termination or resignation, pay to Mr. Khan 100% of the value of any accrued but unpaid bonus that he otherwise would have received; (iii) pay to Mr. Khan the value of any accrued but unpaid vacation time; (iv) pay to Mr. Khan any unreimbursed business expenses and travel expenses that are reimbursable under the agreement; (v) pay an amount equal to the Company’s monthly COBRA premium in effect on the date of termination for the number of months applicable to the Khan Severance Payment; and (vi) to the extent required under the terms of any benefit plan the vested portion of any benefit under such plan. If the Company terminates the agreement for Just Cause, Mr. Khan will receive only that portion of the Khan Base Salary, accrued but unused vacation pay, and unreimbursed business expenses, that has been earned or have been incurred through the date of termination and, to the extent required under the terms of any benefit plan, the vested portion of any benefit under such plan. Mr. Khan’s employment will be terminated immediately upon (i) his Disability, as defined in the agreement, for a period exceeding 3 months in any twelve 12 month period, or (ii) his death. If Mr. Khan’s employment is terminated due to Disability or death, the Company will be required to pay to him or his estate, unrelated to any amounts that he may receive pursuant to any short-term and long-term disability plans or life insurance plans, the Khan Base Salary and accrued but unpaid vacation pay earned through the date of termination, unreimbursed business expenses and to the extent required under the terms of any benefit plan, the vested portion of any benefit under such plan.

Mr. Khan has agreed to certain confidentiality, non-compete and non-solicitation provisions and the Company has agreed to indemnify Mr. Khan for acts undertaken in the course of his service so long as (i) he acted in good faith and in a manner he believed to be in, or not opposed to, the best interests of the Company and Sysorex Government, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, and (ii) his conduct did not constitute gross negligence or willful or wanton misconduct.

Vincent Loiacono

In connection with the Spin-off, on August 31, 2018 the Company entered into an Employment Agreement with Vincent Loiacono, pursuant to which Mr. Loiacono will act as the Chief Financial Officer for the Company and Sysorex Government. Mr. Loiacono will be paid an annual salary of $175,000 a year for his services (the “Loiacono Base Salary”). In addition to the Loiacono Base Salary, Mr. Loiacono will receive a quarterly incentive bonus in the amount of $15,000 and is eligible to participate in any executive bonus pools, discretionary performance bonuses (based on targets or other performance objectives) or deferred compensation plans that the Company may establish in its sole discretion. Mr. Loiacono will also receive medical, dental, and vision insurance coverage for him, his spouse and his children, to the same extent, and on the same terms and conditions that such coverage is provided to other senior management employees of the Company, and may participate in the Company’s 401(k) plan to the same extent and on the same terms and conditions that other senior management employees of the Company are permitted to participate. Mr. Loiacono will be entitled to three weeks paid vacation per year and paid sick days to the same extent and on the same terms and conditions as the Company provides to its other senior management employees.

The Company may, in its sole discretion, terminate the agreement, including for Just Cause, as defined in the agreement. Mr. Loiacono may resign from his employment as a result of a material diminution of his duties, responsibilities, authority, and position with both the Company and Sysorex Government, or a material reduction in his compensation and benefits, or if he ceases to hold the position of Chief Financial Officer at the Company after a Change of Control, as defined in the agreement (each a “Loiacono Termination Event”). If the Company terminates the agreement without Just Cause or within 24 months following a Change of Control, or if Mr. Loiacono resigns his position as a result of a Termination Event, the Company must: (i) continue to pay to Mr. Loiacono the Loiacono Base Salary, subject to customary payroll practices and withholdings, for one month for every 3 months of employment after the Effective Date up to a maximum of 6 months (subject to and conditioned upon Mr. Loiacono signing a full general release of any and all known and unknown claims against the Company, Sysorex Government and their related parties) (the “Loiacono Severance Payment”); (ii) within 45 days of termination or resignation, pay to Mr. Loiacono 100% of the value of any accrued but unpaid bonus that he otherwise would have received; (iii) pay to Mr. Loiacono the value of any accrued but unpaid vacation time; (iv) pay to Mr. Loiacono any unreimbursed business expenses and travel expenses that are reimbursable under the agreement; (v) pay an amount equal to the Company’s monthly COBRA premium in effect on the date of termination for the number of months applicable to the Loiacono Severance Payment; and (vi) to the extent required under the terms of any benefit plan the vested portion of any benefit under such plan. If the Company terminates the agreement for Just Cause, Mr. Loiacono will receive only that portion of the Loiacono Base Salary, accrued but unused vacation pay, and unreimbursed business expenses, that has been earned or have been incurred through the date of termination and, to the extent required under the terms of any benefit plan, the vested portion of any benefit under such plan. Mr. Loiacono’s employment will be terminated immediately upon (i) his Disability, as defined in the agreement, for a period exceeding 3 months in any twelve 12 month period, or (ii) his death. If Mr. Loiacono’s employment is terminated due to Disability or death, the Company will be required to pay to him or his estate, unrelated to any amounts that he may receive pursuant to any short-term and long-term disability plans or life insurance plans, the Loiacono Base Salary and accrued but unpaid vacation pay earned through the date of termination, unreimbursed business expenses and to the extent required under the terms of any benefit plan, the vested portion of any benefit under such plan.

Mr. Loiacono has agreed to certain confidentiality, non-compete and non-solicitation provisions and the Company has agreed to indemnify Mr. Loiacono for acts undertaken in the course of his service so long as (i) he acted in good faith and in a manner he believed to be in, or not opposed to, the best interests of the Company and Sysorex Government, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, and (ii) his conduct did not constitute gross negligence or willful or wanton misconduct.

Securities Authorized for Issuance under Equity Compensation Plans

On July 30, 2018, Inpixon, as the sole stockholder of Sysorex, approved the Sysorex, Inc. 2018 Equity Incentive Plan (the “Plan”) pursuant to which, upon completion of the Spin-off, Sysorex may issue up to 8,000,000 shares of its common stock which number will be automatically increased on the first day of each quarter, beginning on January 1, 2019 and for each quarter thereafter, by a number of shares of common stock equal to the least of (i) 1,000,000 shares, (ii) 10% of the shares of common stock issued and outstanding on that date, or (iii) a lesser number of shares that may be determined by the board. The purpose of the Plan is to (x) to align the interests of Sysorex’s stockholders and the recipients of awards under the Plan by increasing the proprietary interest of such recipients in Sysorex’s growth and success, (y) to advance the interests of Sysorex by attracting and retaining directors, officers, employees and other service providers and (z) to motivate such persons to act in the long-term best interests of Sysorex and its stockholders. As of the date of this registration statement, no awards have been issued under the Plan.

The following discussion summarizes the material terms of the Plan. This discussion is not intended to be complete and is qualified in its entirety by reference to the full text of the Plan, which is included as an exhibit to this registration statement.

Administration

The Plan will be administered by a committee designated by the board, provided, however, that if the board fails to designate a committee the board will administer the Plan. The committee has the authority to authorize awards to eligible persons, including employees (including our executive officers), directors and other service providers. The committee has the authority to determine the terms of awards, including exercise and purchase price, the number of shares subject to awards, the value of our common stock, the vesting schedule applicable to awards, the form of consideration, if any, payable upon exercise or settlement of an award and the terms of award agreements for use under the Plan.

All grants under the Plan will be evidenced by an award agreement that will incorporate the terms and conditions of the Plan as the committee deems necessary or appropriate.

Types of Awards

The Plan provides for the granting of (i) options to purchase shares of our common stock in the form of Incentive Stock Options or Nonqualified Options, (ii) stock appreciation rights (SARs) in the form of Tandem SARs or Free-Standing SARs, (iii) share awards in the form of Bonus Shares, Restricted Shares or Restricted Share Units, (iv) Performance Units and (v) Cash-Based Awards.

●	Incentive and Nonqualified Stock Options. The committee determines the exercise price of each stock option. The exercise price of an NQSO may not be less than the fair market value of our common stock on the date of grant. The exercise price of an incentive stock option may not be less than the fair market value of our common stock on the date of grant if the recipient holds 10% or less of the combined voting power of our securities, or 110% of the fair market value of a share of our common stock on the date of grant otherwise.

●	Stock Grants. The committee may grant stock, including restricted stock, to any eligible person. The stock grant will be subject to the conditions and restrictions determined by the committee. The recipient of a stock grant shall have the rights of a stockholder with respect to the shares of stock issued to the holder under the Plan.

●	Stock-Based Awards. The committee may grant other stock-based awards, including SARs and restricted share units, with terms approved by the committee, including restrictions related to the awards. The holder of a stock-based award shall not have the rights of a stockholder.

●	Performance Unit Awards. The committee may grant performance unit awards. A performance unit is a right to receive, contingent upon the attainment of specified performance measures within a specified performance period, a specified cash amount or, in lieu thereof and to the extent set forth in the applicable award agreement, shares having a fair market value equal to such cash amount.

Coverage Eligibility

The committee determines the individuals who are eligible to receive awards from the Plan.

Termination of Service

Upon termination of an award recipient’s service, the disposition of any award shall be determined by the committee and be set forth in the award agreement.

Transferability

Awards under the Plan may not be transferred except by will or by the laws of descent and distribution or pursuant to beneficiary designation procedures approved by Sysorex or, to the extent expressly permitted in the agreement relating to such award, to the holder’s family members, a trust or entity established by the holder for estate planning purposes or a charitable organization designated by the holder, in each case, without consideration.

Adjustment

In the event of a stock dividend, stock split, recapitalization or reorganization or other change in the capital structure, the committee will make appropriate adjustments to the awards.

Change in Control

In the event of a Change in Control, as defined in the Plan, the board, in its sole discretion, may (i) allow the immediate exercise of awards subject to vesting or deem lapsed any restriction period or performance period to which an award is subject, (ii) provide that some or all outstanding awards shall terminate without consideration as of the date of such Change in Control, (iii) require that shares of the corporation or other entity resulting from such Change in Control, or a parent thereof, be substituted for some or all of the shares subject to an outstanding award, with an appropriate and equitable adjustment to such award as shall be determined by the board, and/or (iv) require outstanding awards, in whole or in part, to be surrendered to Sysorex by the holder, and to be immediately cancelled by Sysorex, and to provide for the holder to receive (A) a cash payment in an amount equal to (1) in the case of an option or an SAR, the number of shares then subject to the portion of such option or SAR surrendered multiplied by the excess, if any, of the fair market value of a share as of the date of the Change in Control, over the purchase price or base price per share subject to such option or SAR, (2) in the case of an award of shares, the number of shares then subject to the portion of such award surrendered multiplied by the fair market value of a share as of the date of the Change in Control, and (3) in the case of awards based on performance, the value of the performance units then subject to the portion of such award surrendered; (B) shares of the corporation or other entity resulting from such Change in Control, or a parent thereof, having a fair market value not less than the amount determined under clause (A) above; or (C) a combination of the payment of cash pursuant to clause (A) above and the issuance of shares pursuant to clause (B) above.

Amendment and Termination

The Plan will become effective upon its adoption by the board, provided that it must be approved by a majority of the outstanding securities entitled to vote within 12 months before or after the date of such adoption. Unless terminated earlier by the board, the Plan will terminate on the tenth anniversary of the date it is adopted by the board or approved by the Sysorex stockholders, whichever is earlier. Termination of the Plan will not affect the terms or conditions of any award granted prior to termination The board may amend the Plan as it deems advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including any rule of the Nasdaq Capital Market or any other stock exchange on which shares are then traded; provided, however, that no amendment may materially impair the rights of a holder of an outstanding award without the consent of such holder.

Director Compensation

We will pay directors that are not executive officers of Sysorex an annual fee equal to $30,000, payable quarterly, as compensation for their services. In addition, upon designation of committees of the board we expect that the board will approve an additional annual fee to be paid to the chair of each committee of the board. Fees to independent directors may be made by issuance of common stock, based on the value of such common stock at the date of issuance, rather than in cash, provided that any such issuance does not prevent such director from being determined to be independent. We expect that each director that is not an executive officer may also receive grants under the Sysorex, Inc. 2018 Equity Incentive Plan. We expect that any of our executive officers who also serve as directors, however, will not be separately compensated by us for their service as directors. We expect that all members of the board of directors will be reimbursed for reasonable costs and expenses incurred in attending meetings of our board of directors.

Committees

Sysorex’s board may consist of up to nine directors in accordance with its bylaws. The Company does not have any independent directors and therefore will not have a standing compensation committee, audit committee or corporate governance and nominating committee until such time as independent directors have been appointed. While the board currently intends to appoint independent directors in the future, it has not established a specified timeline for doing so and there are no assurances that any independent directors will ever be appointed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, based on our knowledge, certain information as of December 17, 2018, regarding the beneficial ownership of our common stock by the following persons:

●	each person or entity who, to our knowledge, owns more than 5% of our common stock;

●	our Named Executive Officers;

●	each director; and

●	all of our executive officers and directors as a group.

Unless otherwise indicated in the footnotes to the following table, each holder named in the table has sole voting and investment power and that person’s address is c/o Sysorex, Inc., 13880 Dulles Corner Lane, Suite 175, Herndon, Virginia 20171. Shares of common stock subject to options, warrants, or other rights currently exercisable or exercisable within 60 days of December 17, 2018, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the stockholder holding the options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other stockholder.

Name of Beneficial Owner	Amount and nature of beneficial ownership		Percent of Class(1)
Nadir Ali	1,001,104	(2)	3.03%
Zaman Khan	736	(3)	*
Vincent Loiacono	0		*
All Directors and Executive Officers as a Group (3 persons)	667		*

5% Holders
N/A

(1)	Based on 33,059,305 shares of common stock outstanding on December 17, 2018.
(2)	Includes (i) 422 shares of common stock held of record by Nadir Ali, (ii) 203 shares of common stock held of record by Lubna Qureishi, Mr. Ali’s wife, (iii) 27 shares of common stock held of record by Naheed Qureishi, Mr. Ali’s mother-in-law, (iv) 40 shares of common stock held by of record by the Qureishi Ali Grandchildren Trust, of which Nadir Ali is the joint-trustee (with his wife Lubna Qureishi) and has voting and investment control over the shares held, (v) 412 shares of common stock held of record by the Qureishi 1998 Family Trust, of which Nadir Ali’s father-in-law, A. Salam Qureishi, is the sole trustee and has voting and investment control over the shares held, and (vi) 1,000,000 shares of common stock held of record by Sysorex Consulting, Inc., of which Nadir Ali’s father-in-law, A. Salam Qureishi, has voting and investment control over the shares held.
(3)	Includes 736 shares of common stock issuable to Zaman Khan upon exercise of outstanding stock options.

*	less than 1% of the issued and outstanding shares of common stock.

CERTAIN RELATIONSHIPS, RELATED PARTY TRANSACTIONS AND DIRECTOR INDEPENDENCE

Related Party Transactions

SEC regulations define the related person transactions that require disclosure to include any transaction, arrangement or relationship in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years in which we were or are to be a participant and in which a related person had or will have a direct or indirect material interest. A related person is: (i) an executive officer, director or director nominee, (ii) a beneficial owner of more than 5% of our common stock, (iii) an immediate family member of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock, or (iv) any entity that is owned or controlled by any of the foregoing persons or in which any of the foregoing persons has a substantial ownership interest or control.

For the period from January 1, 2015, through the date of this prospectus, described below are certain transactions or series of transactions between us and certain related persons.

On June 22, 2016, Inpixon issued a guaranty to Avnet, Inc., a supplier to Sysorex.

On August 9, 2016, we and the other Inpixon subsidiaries entered into a Subsidiary Guaranty pursuant to which we agreed to guarantee the payment of a debenture issued by Inpixon to Hillair Capital Investments L.P. (“Hillair”) in the amount of $5,700,000. The highest amount of principal and interest owed to Hillair during the period from August 9, 2016 to February 9, 2018, the date the debenture was retired, was $5,997,667.

On the Effective Date, the Company entered into the License Agreement with Sysorex Consulting, Inc. for use of the mark “Sysorex.” A. Salam Qureishi, Mr. Nadir Ali’s father-in-law and a member of his household, is the majority owner and the chief executive officer of Sysorex Consulting, Inc. The term of the License Agreement is perpetual. As consideration for the license, the Company issued 1,000,000 shares of its common stock to Sysorex Consulting, Inc. and has agreed to issue to Sysorex Consulting, Inc. 250,000 shares of its common stock on each anniversary of the Effective Date until the License Agreement is terminated. The number of shares of common stock that will be issued in the future is subject to adjustment for changes in the outstanding shares of the Company’s common stock as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations or liquidations. The License Agreement may be terminated as a result of a breach of the License Agreement by the Company that remains uncured; the bankruptcy of the Company; the discontinuance of the Company’s business or a change in the Company’s name so that the word “Sysorex” is no longer used in the name or on the Company’s products or services; the license is attached, assigned or transferred; or there is a Change of Control of the Company, as defined in the License Agreement.

DESCRIPTION OF SECURITIES

The following is a summary of the material terms of Sysorex’s capital stock. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of Sysorex’s articles of incorporation or bylaws, which you must read for complete information about Sysorex’s capital stock as of the time of the filing of this registration statement on Form S-1. The articles of incorporation and bylaws are included as exhibits to Sysorex’s registration statement on Form S-1. The summaries and descriptions below do not purport to be complete statements of the Nevada Revised Statutes.

Authorized and Outstanding Capital Stock

Sysorex has 510,000,000 authorized shares of capital stock, par value $0.00001 per share, of which 500,000,000 shares are shares of common stock and 10,000,000 shares are shares of “blank check” preferred stock. As of       , 2019, there are shares of our common stock outstanding and       shares of common stock are in treasury for issuance upon exercise of the warrants distributed in the Spin-off, and no shares of preferred stock will be issued and outstanding.

Common Stock

The holders of Sysorex’s common stock will be entitled to one vote per share. In addition, the holders of our common stock will be entitled to receive pro rata dividends, if any, declared by our board of directors out of legally available funds; however, we expect that the Sysorex board of directors will retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock will have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

Preferred Stock

Our board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

The issuance of shares of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action. We have no current plan to issue any shares of preferred stock.

Anti — takeover Provisions in Sysorex’s Articles of Incorporation and Bylaws

Authorized But Unissued Preferred Stock

As discussed above, we will be authorized to issue a total of 10,000,000 shares of preferred stock. Our articles of incorporation provide that the board of directors may issue preferred stock by resolution, without any action of the stockholders. In the event of a hostile takeover, the board of directors could potentially use this preferred stock to preserve control.

Amending the Bylaws

Our articles of incorporation authorize the board, exclusively, to adopt, amend or repeal our bylaws.

Special Meetings of Stockholders

Our articles of incorporation provide that special meetings of our stockholders may be called at any time only by (i) the Board of Directors, (ii) any two directors, (iii) the Chairperson of the Board or (iv) the Chief Executive Officer or the President together with one non-employee director. Stockholders may not call a special meeting for any purpose.

Filling Vacancies

Our articles of incorporation provide that, subject to the rights, if any, of the holders of shares of preferred stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancy on the board of directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by a sole remaining director.

Removal of Directors

The provisions of our bylaws may make it difficult for our stockholders to remove one or more of our directors. Our bylaws provide that the entire board of directors, or any individual director, may be removed from office at any special meeting of stockholders called for such purpose by vote of the holders of two-thirds of the voting power entitling the stockholders to elect directors in place of those to be removed. Our bylaws also provide that when the holders of the shares of any class or series voting as a class or series are entitled to elect one or more directors, any director so elected may be removed only by the applicable vote of the holders of the shares of that class or series.

Board Action Without Meeting

Our bylaws provide that the board may take action without a meeting if all the members of the board consent to the action in writing. Board action through consent allows the board to make swift decisions, including in the event that a hostile takeover threatens current management.

No Cumulative Voting

Neither our bylaws nor our articles of incorporation provide the right to cumulate votes in the election of directors. This provision means that the holders of a plurality of the shares voting for the election of directors can elect all of the directors. Non-cumulative voting makes it more difficult for an insurgent minority stockholder to elect a person to the board of directors.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

The Nevada Revised Statutes provide that we may indemnify our officers and directors against losses or liabilities which arise in their corporate capacity. The effect of these provisions could be to dissuade lawsuits against our officers and directors.

The Nevada Revised Statutes Section 78.7502 provides that:

(1)       A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if the person: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(2)       A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if the person: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(3)       To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

The Nevada Revised Statutes Section 78.751 provides that:

(1)       Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to Section 78.751 subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) by the stockholders; (b) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

(2)       The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

(3)       The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2 above, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. A right to indemnification or to advancement of expenses arising under a provision of the articles of incorporation or any bylaw is not eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred; (b) continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Our articles of incorporation and bylaws include provisions that indemnify, to the fullest extent allowable under the Nevada Revised Statutes, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of Sysorex, or for serving at the request of Sysorex as a director or officer or another position at another corporation or enterprise, as the case may be. Our articles of incorporation and bylaws also provide that Sysorex must indemnify and advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnified party as may be required under the Nevada Revised Statutes. Sysorex’s bylaws expressly authorize Sysorex to carry insurance to protect Sysorex’s directors and officers against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not Sysorex would have the power to indemnify such person.

The limitation of liability and indemnification provisions in Sysorex’s articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against Sysorex’s directors and officers, even though such an action, if successful, might otherwise benefit Sysorex and its stockholders. However, these provisions do not limit or eliminate Sysorex’s rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, Sysorex pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any Sysorex directors, officers or employees for which indemnification is sought.

In addition, we intend to enter into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our articles of incorporation and bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, penalties fines and settlement amounts actually and reasonably incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any other entity to which the person provides services at our request. We believe that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons such as directors and officers.

Authorized but Unissued Shares

Sysorex’s authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Sysorex by means of a proxy contest, tender offer, merger or otherwise.

Listing

Our shares of common stock are quoted on the OTCQB market of the OTC Markets Group, Inc. under the symbol “SYSX.”

Transfer Agent and Registrar

The transfer agent and registrar for Sysorex’s common stock is Computershare Trust Company, N.A.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering               Class A Units and               Class B Units. Each Class A Unit will consist of one share of our common stock and one Series 1 Warrant to purchase one share of our common stock. The Class A Units will not be certificated and the shares of common stock and Series 1 Warrant part of such unit are immediately separable and will be issued separately in this offering.

We are also offering to those purchasers, if any, whose purchase of Class A Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering, the opportunity, in lieu of purchasing Class A Units, to purchase               Class B Units. Each Class B Unit will consist of one share of Series 1 Preferred, with a stated value of $1,000 per share and convertible into approximately               shares of common stock, and Series 1 Warrants to purchase common stock in an aggregate amount equal to the number of shares of common stock into which the Series 1 Preferred are convertible. The shares of Series 1 Preferred do not generally having any voting rights but are convertible into shares of common stock. The Class B Units will not be certificated and the share of Series 1 Preferred and Series 1 Warrants part of such unit are immediately separable and will be issued separately in this offering.

Common Stock

The material terms of our common stock and our other capital stock are described in the section of this prospectus entitled “Description of Securities” beginning on page 65 of this prospectus.

Series 1 Preferred

Our Board of Directors has designated shares of preferred stock as Series 1 Preferred. As of             , 2019, there were no shares of Series 1 Preferred outstanding. Although there is no current intent to do so, our Board may, without stockholder approval, issue shares of an additional class or series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the common stock or the convertible preferred stock, except as prohibited by the certificate of designation of preferences, rights and limitations of Series 1 Preferred.

The following is a summary of the material terms of our Series 1 Preferred. For more information, please refer to the certificate of designation of preferences, rights and limitations of Series 1 Preferred to be filed as an exhibit to the registration statement of which this prospectus is a part.

The Series 1 Preferred will be issued in book-entry form under the preferred stock agent agreement between Computershare Trust Company, N.A., as preferred stock agent, and us, and shall initially be represented by one or more book-entry certificates deposited with The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Liquidation. Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Series 1 Preferred will be entitled to receive distributions out of our assets, whether capital or surplus, of the same amount that a holder of common stock would receive if the Series 1 Preferred were fully converted (disregarding for such purposes any conversion limitations hereunder) to common stock which amounts shall be paid pari passu with all holders of common stock.

Dividends. Holders of the Series 1 Preferred will be entitled to receive dividends equal (on an “as converted to common stock” basis) to and in the same form as dividends actually paid on shares of our common stock when, as and if such dividends are paid on shares of our common stock. No other dividends will be paid on shares of Series 1 Preferred.

Conversion. Each share of Series 1 Preferred is convertible, at any time and from time to time at the option of the holder thereof, into that number of shares of common stock determined by dividing the stated value of $1,000 by the conversion price equal to the public offering price of the Class A Units (subject to adjustment described below). This right to convert is limited by the beneficial ownership limitation described below.

Beneficial Ownership Limitation. A holder shall have no right to convert any portion of Series 1 Preferred, to the extent that, after giving effect to such conversion, such holder, together with such holder’s affiliates, and any persons acting as a group together with such holder or any such affiliate, would beneficially own in excess of 4.99% (or, upon election of purchaser prior to the issuance of any shares, 9.99%) of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon such conversion (subject to the right of the holder to increase such beneficial ownership limitation upon notice to us, provided that any increase in beneficial ownership limitation shall not be effective until 61 days following notice to us and provided that such limitation can never exceed 9.99% and such 61 day period cannot be waived). Beneficial ownership of the holder and its affiliates will be determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Holders of Series 1 Preferred who are subject to such beneficial ownership limitation are and will remain responsible for ensuring their own compliance with Regulation 13D-G promulgated under the Exchange Act, consistent with their individual facts and circumstances. In addition, pursuant to Rule 13d-3(d)(1)(i) promulgated under the Exchange Act, any person who acquires Series 1 Preferred with the purpose or effect of changing or influencing the control of our company, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition will be deemed to be the beneficial owner of the underlying common stock.

Series 1 Warrants

The material terms of the Series 1 Warrants to be issued in this offering are summarized below. For more information, please refer to the terms of the form of Series 1 Warrant to be filed as an exhibit to the registration statement of which this prospectus is a part.

The Series 1 Warrants to be issued will have an initial exercise price per share equal to $     , which is not less than         % of the public offering price per Class A Unit. Each Series 1 Warrant will be exercisable for the number of shares of our common stock underlying the corresponding Unit from its date of issuance and at any time up to the date that is five years after its original date of issuance. A holder shall have no right to exercise any portion of a Series 1 Warrant, to the extent that, after giving effect to such exercise, such holder, together with such holder’s affiliates, and any persons acting as a group together with such holder or any such affiliate, would beneficially own in excess of 4.99% (or, upon election of purchaser, 9.99%) of the number of shares of common stock outstanding immediately after giving effect to the issuance of the shares of common stock upon such exercise (subject to the right of the holder to increase or decrease such beneficial ownership limitation upon notice to us, provided that an increase in the beneficial ownership limitation will not be effective until 61 days following notice to us and provided that such limitation can never exceed 9.99% and such 61 day period cannot be waived). Beneficial ownership of the holder and its affiliates will be determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Holders of Series 1 Warrants who are subject to such beneficial ownership limitation are and will remain responsible for ensuring their own compliance with Regulation 13D-G promulgated under the Exchange Act, consistent with their individual facts and circumstances. In addition, pursuant to Rule 13d-3(d)(1)(i) promulgated under the Exchange Act, any person who acquires such Series 1 Warrants with the purpose or effect of changing or influencing the control of our company, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition will be deemed to be the beneficial owner of the underlying common stock.

The Series 1 Warrants are exercisable for cash or, solely in the absence of an effective registration statement or prospectus, by cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the Series 1 Warrant. No fractional shares will be issued upon the exercise of a Series 1 Warrant. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, we will, at our election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole share.

The exercise price of the Series 1 Warrants is subject to adjustment (but not below the par value of our common stock) in the case of stock dividends or other distributions on shares of common stock or any other equity or equity equivalent securities payable in shares of common stock, stock splits, stock combinations, reclassifications or similar events affecting our common stock, and also, subject to limitations, upon any distribution of assets, including cash, stock or other property to our stockholders.

In addition, if we effect a fundamental transaction, then upon any subsequent exercise of the Series 1 Warrants, the holder thereof shall have the right to receive, for each share of common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of the successor’s or acquiring corporation’s common stock or of our common stock, if we are the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of shares of common stock into which the Series 1 Warrants are exercisable immediately prior to such fundamental transaction. A fundamental transaction means: (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another entity; (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions; (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another party) is completed pursuant to which holders of common stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding common stock; (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the common stock or any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for other securities, cash or property; or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another party whereby such other party or group acquires more than 50% of the outstanding shares of common stock (not including any shares of common stock held by the other party making or party to, or associated or affiliated with the other parties making or party to, such stock or share purchase agreement or other business combination). Any successor to us or surviving entity shall assume the obligations under the Series 1 Warrants and shall, at the option of the holder, deliver to the holder in exchange for the Series 1 Warrant a security of the successor entity which is exercisable for a corresponding number of shares of capital stock of such successor entity equivalent to the shares of common stock acquirable and receivable upon exercise of the Series 1 Warrant prior to such fundamental transaction, and with an exercise price which applies the exercise price under the Series 1Warrant to such shares of capital stock (but taking into account the relative value of the shares of common stock pursuant to such fundamental transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of the Series 1 Warrant immediately prior to the consummation of such fundamental transaction). In addition, as further described in the Series 1 Warrant, in the event of any fundamental transaction, the holders of the Series 1 Warrants will have the right to require us to purchase the Series 1 Warrants for an amount in cash equal to the value of the Series 1 Warrant based on the Black and Scholes Option Pricing Model obtained from the “OV” function on Bloomberg, L.P. (“Bloomberg”) determined as of the day of consummation of the applicable fundamental transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable fundamental transaction and the termination date, (B) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of the trading day immediately following the public announcement of the applicable fundamental transaction, (C) the underlying price per share used in such calculation shall be the greater of (i) the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such fundamental transaction and (ii) the highest VWAP (as defined in the Series 1 Warrant) during the period beginning on the trading day immediately preceding the announcement of the applicable fundamental transaction and ending on the trading day immediately preceding the consummation of the applicable fundamental transaction and (D) a remaining option time equal to the time between the date of the public announcement of the applicable fundamental transaction and the termination date (“Black Scholes Value”) provided, however, if the fundamental transaction is not within our control, including not approved by our board of directors, the holders shall only be entitled to receive from the Company or any successor entity, as of the date of consummation of such fundamental transaction, the same type or form of consideration (and in the same proportion), at the Black Scholes Value) of the unexercised portion of the Series 1 Warrant, that is being offered and paid to the holders of common stock of the Company in connection with the fundamental transaction.

Prior to the exercise of any Series 1 Warrants to purchase common stock, holders of the Series 1 Warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including voting rights, however, the holders of the Series 1 Warrants will have certain rights to participate in distributions or rights offerings paid on our common stock to the extent set forth in the Series 1 Warrants.

We do not intend to apply for listing of the Warrants on the OTCQB market of the OTC Markets Group, Inc. No assurance can be given that a market for the Warrants will develop.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Mitchell Silberberg & Knupp LLP (“MSK”), New York, New York. Certain legal matters in connection with this offering have been passed upon for the placement agent by                . As of the date of this prospectus, MSK and certain principals of the firm own securities of the Company representing in the aggregate less than five percent of the shares of the Company’s common stock outstanding immediately prior to the date hereof. Although MSK is not obligated to, it may accept shares of the Company’s common stock for services in the future.

EXPERTS

The combined carve-out financial statements of Sysorex as of December 31, 2017 and 2016 and for each of the two years in the period ended December 31, 2017 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the combined carve-out financial statements) of Marcum LLP, an independent registered public accounting firm, given the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our securities, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement without charge at the public reference room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the Securities and Exchange Commission at prescribed rates from the public reference room of the Securities and Exchange Commission at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. In addition, registration statements and certain other filings made with the Securities and Exchange Commission electronically are publicly available through the Securities and Exchange Commission’s website at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the Securities and Exchange Commission. You may also read all or any portion of the registration statement on our website at www.sysorexinc.com.

We are subject to the information and periodic reporting requirements of the Exchange Act and, accordingly, are required to file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the Securities and Exchange Commission. You will be able to inspect and copy such periodic reports, proxy statements and other information at the Securities and Exchange Commission’s public reference room, the website of the Securities and Exchange Commission referred to above, and our website referred to above.

SYSOREX, INC.

Sysorex, Inc. and Subsidiary

Condensed Consolidated Balance Sheets

(In thousands, except number of shares and par value data)

	As of	As of
	September 30,	December 31,
	2018	2017
	(Unaudited)	(Audited)
Assets

Current Assets
Cash	$89	$22
Accounts receivable, net	654	1,881
Other receivables	163	170
Inventory	-	7
Prepaid licenses and maintenance contracts	5	4,638
Prepaid assets and other current assets	1,317	263

Total Current Assets	2,228	6,981

Prepaid licenses and maintenance contracts, non current		2,264
Property and equipment, net	39	172
Intangible assets, net	3,323	5,113
Other assets	35	10

Total Assets	$5,625	$14,540

Liabilities and Stockholders’ Deficit

Current Liabilities
Accounts payable	$15,105	$24,271
Accrued liabilities	731	3,215
Related party payable	750	-
Short-term debt	1,019	-
Deferred revenue	130	5,554

Total Current Liabilities	17,735	33,040

Long Term Liabilities
Accrued issuable equity	154	-
Deferred revenue- non-current	-	2,636
Acquisition liability - Integrio	62	997
Other liabilities	40	39

Total Liabilities	17,991	36,712

Commitments and Contingencies

Stockholders’ Deficit
Net parent investment	-	(22,172)
Common stock, par value $0.00001 per share, 500,000,000 shares authorized; 41,000,000 shares issued and 29,208,310 shares outstanding as of September 30, 2018	4	-
Treasury stock, at cost, 11,791,690 shares at September 30, 2018	(1)	-
Additional paid-in-capital	(11,567)	-
Accumulated deficit	(802)	-
Total Stockholders’ Deficit	(12,366)	(22,172)
Total Liabilities and Stockholders’ Deficit	$5,625	$14,540

The accompanying notes are an integral part of these condensed consolidated financial statements

Sysorex, Inc. and Subsidiary

Condensed Consolidated Statements of Operations

(in thousands, except number of shares and per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Revenues
Products	$349	$9,514	$1,249	$30,750
Services	365	1,539	1,700	6,744
Total Revenues	714	11,053	2,949	37,494

Cost of Revenues
Products	230	8,426	676	26,394
Services	271	980	981	4,195
Total Cost of Revenues	501	9,406	1,657	30,589

Gross Profit	213	1,647	1,292	6,905

Operating Expenses
Research and development	10	223	168	745
Sales and marketing	356	860	1,488	3,605
General and administrative	1,403	2,140	3,947	6,307
Amortization of intangibles	751	519	1,789	1,558
Impairment of goodwill	-	7,805	-	7,805

Total Operating Expenses	2,520	11,547	7,392	20,020

Loss from Operations	(2,307)	(9,900)	(6,100)	(13,115)

Other Income (Expenses)
Interest expense	(29)	(442)	(764)	(1,403)
Other income, net	(72)	597	1,465	599

Total Other Income (Expense)	(101)	155	701	(804)

Net Loss	$(2,408)	$(9,745)	$(5,399)	$(13,919)
Net Loss per share - basic and diluted	$(0.08)	$(0.35)	$(0.19)	$(0.49)
Weighted Average Shares Outstanding - basic and diluted	28,534,396	28,208,310	28,318,200	28,208,310

The accompanying notes are an integral part of these condensed consolidated financial statements

Sysorex, Inc. and Subsidiary

Condensed Consolidated Statement of Changes in Stockholders’ Deficit

For the Nine Months Ended September 30, 2018

(in thousands of dollars except share data)

(unaudited)

					Additional	Net
	Common Stock		Treasury Stock		Paid-In	Parent	Accumulated
	Shares	Amount	Shares	Amount	Capital	Investment	Deficit	Total

Balance - December 31, 2017	-	$-	-	$-	$-	$(22,172)	$-	$(22,172)
								-
Net loss for the period January 1, 2018 through August 31, 2018	-	-	-	-	-	(4,778)	-	(4,778)

Adoption of accounting standards	-	-	-	-	-	1,287	-	1,287

Net transfers from former Parent	-	-	-	-	-	14,059	-	14,059

Reclassification of net parent investment in connection with distribution	-	-	-	-	(11,604)	11,604	-	-

Common stock distributed in connection with spinoff	40,000,000	4	11,791,690	(1)	(3)	-	-	-

Shared issues for trademark	1,000,000	-	-	-	40	-	-	40

Net loss for the period September 1, 2018 through September 30, 2018	-	-	-	-	-	-	(802)	(802)

Balance - September 30, 2018	41,000,000	4	11,791,690	(1)	$(11,567)	$-	$(802)	$(12,366)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Sysorex, Inc. and Subsidiary

Condensed Consolidated Statements of Cash Flows
(in thousands of dollars) (Unaudited)

	For the Nine Months Ended September 30,
	2018	2017
Cash Flows from Operating Activities
Net loss	$(5,399)	$(13,919)
Adjustment to reconcile net loss to net cash provided by operating activities:
Depreciation	108	40
Amortization of intangibles	1,789	1,558
Impairment of goodwill	-	7,805
Gain on earn out – Integrio acquisition	(934)	-
Gain on the settlement of vendor liabilities	(220)	-
Amortization of debt discount	299	498
Provision for doubtful accounts	41	-
Other	79	206

Changes in operating assets and liabilities:
Accounts receivable	1,187	5,017
Other receivables	7	(25)
Inventories	7	193
Prepaid assets and other current assets	(1,054)	365
Prepaid licenses & maintenance contracts	6,898	9,787
Other assets	(25)	35
Accounts payable	(8,010)	3,711
Accrued liabilities	(2,484)	62
Accrued issuable equity	154	-
Deferred revenue	(8,060)	(10,671)
Other liabilities	(934)	(681)
Total Adjustments	(11,152)	17,900

Net Cash (Used In) Provided By Operating Activities	(16,551)	3,981

Cash Flows From Financing Activities
Related party advances	750	-
Revolver line of credit	1,019	-
Net distributions from (to) parent	14,849	(4,906)

Net Cash Provided by (Used In) Financing Activities	16,618	(4,906)

Net Increase (Decrease) in Cash	67	(925)

Cash– beginning of period	22	937

Cash– end of period	$89	$12

Supplemental Disclosure of Cash Flow Information:
Cash paid for:
Interest	$465	$12
Income taxes	$-	$-
Supplemental Disclosure of non-cash financing activities:
Common shares issued for a trademark license	$40	$-
Adjustment to opening retained earnings for adoption of ASC 606	$1,287	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

SYSOREX, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2017

Note 1 — Description of Business, the Spin-Off and Going Concern and Management’s Plans

Description of Business

Sysorex, Inc., through its wholly-owned subsidiary, Sysorex Government Services, Inc., formerly known as (f/k/a) Inpixon Federal, Inc. (“SGS”), (unless otherwise stated or the context otherwise requires, the terms “SGS” “we,” “us,” “our” and the “Company” refer collectively to Sysorex and the above subsidiary, SGS), provides information technology solutions primarily to the public sector. These solutions include cybersecurity, professional services, engineering support, IT consulting, enterprise level technology, networking, wireless, help desk, and custom IT solutions. The Company is headquartered in Virginia.

The Spin-Off

On August 31, 2018 (the "Distribution Date"), the Company became an independent company through the pro rata distribution by Inpixon (Inpixon) of 100% of the outstanding common stock of Sysorex to Inpixon equity holders (which the Company refers to as the Distribution). Each Inpixon equity holder of record as of the close of business on August 21, 2018 received one share of the Company’s common stock for every three shares of Inpixon common stock held on the record date or such number of shares of common stock issuable upon complete conversion of Inpixon convertible preferred stock or exercise of certain participating warrants. Approximately 40 million shares of the Company’s common stock were distributed on the Distribution Date to Inpixon equity holders. The Company’s common stock began regular-way trading on the OTC Markets under the symbol SYSX on September 4, 2018.

Immediately prior to the Distribution, Inpixon transferred substantially all of the assets and liabilities and operations of Inpixon’s value added reseller business to the Company, which was completed on August 31, 2018 (the Capitalization). The Company’s condensed consolidated financial statements prior to the Capitalization were prepared on a stand-alone basis and were derived from Inpixon's condensed consolidated financial statements and accounting records. The condensed consolidated financial statements included herein reflect the Company’s financial position, results of operations, and cash flows as the Company’s business was operated as part of Inpixon’s prior to the Capitalization. Following the Capitalization, the condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All periods presented have been accounted for in conformity with GAAP.

Going Concern and Management’s Plans

As of September 30, 2018, the Company had an $89,000 cash balance and a working capital deficit of approximately $15.5 million. In addition, the Company has a stockholders’ deficit of approximately $12.4million. For the nine months ended September 30, 2018, the Company incurred net losses of approximately $5.4 million. The aforementioned factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern within one year after the date the condensed consolidated financial statements are issued.

The Company expects its capital resources as of September 30, 2018, availability on the Payplant facility to finance purchase orders and invoices in an amount equal to 80% of the face value of purchase orders received, funds from financing from our former parent Inpixon, higher margin public sector contracts capture, reauthorization of key vendors and credit limitation improvements should be sufficient to fund planned operations during the year ending December 31, 2018; however, the Company will need additional funds to support its operations for the next twelve months. The Company may raise additional capital as needed, through the issuance of equity, equity-linked or debt securities. The Company’s condensed consolidated financial statements as of September 30, 2018 have been prepared under the assumption that we will continue as a going concern for the next twelve months from the date the financial statements are issued. Management’s plans and assessment of the probability that such plans will mitigate and alleviate any substantial doubt about the Company’s ability to continue as a going concern, is dependent upon the ability to attain funding to secure additional resources to generate sufficient revenues and increased margin, which without these represent the principal conditions that raise substantial doubt about our ability to continue as a going concern. The Company’s condensed consolidated financial statements as of September 30, 2018 do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company, have been prepared in accordance with generally accepted accounting principles (“GAAP”) for interim financial information, which are the accounting principles that are generally accepted in the United States of America. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The results of the Company’s operations for the nine month period ended September 30, 2018 is not necessarily indicative of the results to be expected for the year ending December 31, 2018. These interim unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes for the years ended December 31, 2017 and 2016 included in the Form 10 filed with SEC on June 15, 2018, as amended.

SYSOREX, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2017

Note 3 — Summary of Significant Accounting Policies

The condensed consolidated financial statements have been prepared using the accounting records of Sysorex and SGS. All material inter-company balances and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during each of the reporting periods. Actual results could differ from those estimates. The Company’s significant estimates consist of:

●	the allowance for doubtful accounts; and

●	the impairment of long-lived assets.

Revenue Recognition

In March 2016, the Financial Accounting Standards Board (‘FASB”) issued Accounting Standards Update (“ASU”) No. 2016-08, “Revenue from Contracts with Customers — Principal versus Agent Considerations”, in April 2016, the FASB issued ASU No. 2016-10, “Revenue from Contracts with Customers (Topic 606) — Identifying Performance Obligations and Licensing” and in May 9, 2016, the FASB issued ASU No. 2016-12, “Revenue from Contracts with Customers (Topic 606)”, or ASU 2016-12. This update provides clarifying guidance regarding the application of ASU No. 2014-09 — Revenue from Contracts with Customers which is not yet effective. These new standards provide for a single, principles-based model for revenue recognition that replaces the existing revenue recognition guidance. In July 2015, the FASB deferred the effective date of ASU 2014-09 until annual and interim periods beginning on or after December 15, 2017. It has replaced most existing revenue recognition guidance under GAAP. The ASU may be applied retrospectively to historical periods presented or as a cumulative-effect adjustment as of the date of adoption. The Company has adopted Topic 606 using a modified retrospective approach and will be applied prospectively in the financial statements from January 1, 2018 forward. Revenues under Topic 606 are required to be recognized either at a “point in time” or “over time”, depending on the facts and circumstances of the arrangement, and will be evaluated using a five-step model. The adoption of Topic 606 did have a material impact on our financial statements.

SYSOREX, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2017

Note 3  —  Summary of Significant Accounting Policies (cont.)

Hardware and Software Revenue Recognition

The Company is a primary resale channel for a large group of vendors and suppliers, including original equipment manufacturers (“OEMs”), software publishers and wholesale distributors.

The Company accounts for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are established, the contract has commercial substance and collectability of consideration is probable. The Company evaluates the following indicators amongst others when determining whether it is acting as a principal in the transaction and recording revenue on a gross basis: (i) the Company is primarily responsible for fulfilling the promise to provide the specified goods or service, (ii) the Company has inventory risk before the specified good or service has been transferred to a customer or after transfer of control to the customer and (iii) the Company has discretion in establishing the price for the specified good or service. If the terms of a transaction do not indicate the Company is acting as a principal in the transaction, then the Company is acting as an agent in the transaction and the associated revenues are recognized on a net basis.

The Company recognizes revenue once control has passed to the customer. The following indicators are evaluated in determining when control has passed to the customer: (i) the Company has a right to payment for the product or service, (ii) the customer has legal title to the product, (iii) the Company has transferred physical possession of the product to the customer, (iv) the customer has the significant risk and rewards of ownership of the product and (v) the customer has accepted the product. The Company’s products can be delivered to customers in a variety of ways, including (i) as physical product shipped from the Company’s warehouse, (ii) via drop-shipment by the vendor or supplier or (iii) via electronic delivery of keys for software licenses. The Company’s shipping terms typically specify F.O.B. destination.

The Company leverages drop-shipment arrangements with many of its vendors and suppliers to deliver products to its customers without having to physically hold the inventory at its warehouses. The Company is the principal in the transaction and recognizes revenue for drop-shipment arrangements on a gross basis.

The Company may provide integration of products from multiple vendors as a solution it sells to the customer. In this arrangement the Company provides direct warranty to the customer with the Company’s own personnel as the customer requires warranty on the solution and not individual vendor products. This type of warranty is sold integral to the overall solution quoted to the customer. The Company considers these service-type warranties to be performance obligations of the principal from the underlying products that make up a solution and therefore is acting as a principal in the transaction and records revenue on a gross basis at the point of sale.

License and Maintenance Services Revenue Recognition

The Company provides a customized design and configuration solution for its customers and in this capacity resells hardware, software and other IT equipment license and maintenance services in exchange for fixed fees. The Company selects the vendors and sells the products and services, including maintenance services, that best fit the customer’s needs. For sales of maintenance services and warranties, the customer obtains control at the point in time that the services to be provided by a third-party vendor are purchased by the customer and therefore the Company’s performance obligation to provide the overall systems solution is satisfied at that time. The Company’s customers generally pay within 30 to 60 days from the receipt of a customer approved invoice.

For resale of services, including maintenance services, warranties, and extended warranties, the Company is acting as an agent as the primary activity for those services are fulfilled by a third party. While the Company may facilitate and act as a first responder for these services, the third-party service providers perform the primary maintenance and warranty services for the customer. Therefore, the Company is not primarily responsible for performing these services and revenue is recorded on a net basis.

SYSOREX, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2017

Note 3 — Summary of Significant Accounting Policies (cont.)

Professional Services Revenue Recognition

The Company’s professional services include fixed fee and time and materials contracts. Fixed fees are paid monthly, in phases, or upon acceptance of deliverables. The Company’s time and materials contracts are paid weekly or monthly based on hours worked. Revenue on time and material contracts is recognized based on a fixed hourly rate as direct labor hours are expended. Materials, or other specified direct costs, are reimbursed as actual costs and may include markup. The Company has elected the practical expedient to recognize revenue for the right to invoice because the Company’s right to consideration corresponds directly with the value to the customer of the performance completed to date. For fixed fee contracts, the Company recognizes revenue evenly over the service period using a time-based measure because the Company is providing continuous service. Because the Company’s contracts have an expected duration of one year or less, the Company has elected the practical expedient in ASC 606-10-50-14(a) to not disclose information about its remaining performance obligations. Anticipated losses are recognized as soon as they become known. For the nine months ended September 30, 2018 and 2017, the Company did not incur any such losses. These amounts are based on known and estimated factors. Revenues from time and material or firm fixed price long-term and short-term contracts are derived principally with various United States government agencies and commercial customers.

Impairment of Long-Lived Assets

The Company amortizes intangible assets with finite lives over their estimated useful lives and review them for impairment whenever an impairment indicator exists. The Company continually monitors events and changes in circumstances that could indicate carrying amounts of our long-lived assets, including our intangible assets, may not be recoverable. When such events or changes in circumstances occur, we assess recoverability by determining whether the carrying value of such assets will be recovered through the undiscounted expected future cash flows. If the future undiscounted cash flows are less than the carrying amount of these assets, we recognize an impairment loss based on the excess of the carrying amount over the fair value of the assets. The Company did not recognize any intangible asset impairment charges for the nine months ended September 30, 2018 and 2017.

SYSOREX, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2017

Note 3 — Summary of Significant Accounting Policies (cont.)

Recent Accounting Standards

The Company adopted ASC 606 effective January 1, 2018 using the modified retrospective method which was applied to all contracts at the date of initial application. We recognized the cumulative effect of initially applying the new revenue standard as an adjustment to the opening balance of retained earnings. The comparative information has not been restated and continues to be reported under the accounting standards in effect for those periods. The cumulative effect of the changes made to our consolidated January 1, 2018 balance sheet for the adoption of ASU 2014-09, Revenue — Revenue from Contracts with Customers were as follows (in millions):

	Balance at December 31, 2017	Adjustments due to ASU 2014-09	Balance at January 1, 2018
Balance Sheet:
Assets
Prepaid licenses & maintenance contracts, current	4,638	(4,638)	—
Prepaid licenses & maintenance contracts, non-current	2,264	(2,264)	—

Liabilities
Deferred revenue, current	5,554	(5,554)	—
Deferred revenue, non-current	2,636	(2,636)	—

Equity
Accumulated deficit	(22,172)	1,287	(20,885)

In accordance with the new revenue standard requirements, the disclosure of the impact of adoption on our condensed consolidated income statement and balance sheet was as follows (in millions):

	For the Three Months Ended September 30, 2018
	As Reported	Balances Without Adoption of ASC 606	Effect of Change Higher/(Lower)
Income Statement
Revenues
Products(A)	349	1,649	(1,300)
Services	365	365	—

Cost and expenses
Cost of Revenues
Products(A)	230	1,330	(1,100)
Services	271	271	—

Gross Profit	213	413	(200)
Income/Loss from Operations	(2,307)	(2,107)	(200)
Net Income (Loss)	(2,408)	(2,208)	(200)

SYSOREX, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2017

Note 3 — Summary of Significant Accounting Policies (cont.)

	For the Nine Months Ended September 30, 2018
	As Reported	Balances Without Adoption of ASC 606	Effect of Change Higher/(Lower)
Income Statement
Revenues
Products(A)	1,249	6,218	(4,969)
Services	1,700	1,700	—

Cost and expenses
Cost of Revenues
Products(A)	676	4,877	(4,201)
Services	981	981	—

Gross Profit	1,292	2,059	(767)
Income/Loss from Operations	(6,100)	(5,333)	(767)
Net Income (Loss)	(5,399)	(4,632)	(767)

	As of September 30, 2018
	As Reported	Balances Without Adoption of ASC 606	Effect of Change Higher/(Lower)
Balance Sheet
Assets
Prepaid Licenses & Maintenance Contracts, current	—	436	(436)
Prepaid Licenses & Maintenance Contracts, non-Current	—	2,264	(2,264)

Liabilities
Deferred Revenue, current	—	585	(585)
Deferred Revenue, non-current	—	2,636	(2,636)

Equity
Accumulated Deficit	(13,173)	(13,693)	520

(A)	Product revenues and cost of revenues include maintenance/licenses contracts that are sold by the company but performed by third parties.

Subsequent Events

The Company evaluates events and/or transactions occurring after the balance sheet date and before the issue date of the condensed consolidated financial statements to determine if any of those events and/or transactions requires adjustment to or disclosure in the condensed consolidated financial statements.

Note 4 — Net loss per common share

Basic net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding, plus the number of additional common shares that would have been outstanding if the common share equivalents had been issued (computed using the treasury stock or if converted method), if dilutive.

For the three and nine months ended September 30, 2017, in determining the weighted average number of common shares outstanding, the Company assumed 21,208,310 shares were outstanding for the period as prior to the date of the spin-off, no common stock of the Company existed.

The following common share equivalents are excluded from the calculation of weighted average common shares because their inclusion would have been anti-dilutive:

	September 30,
	2018	2017
Options	1,945	--
Total potentially dilutive shares	1,945	--

SYSOREX, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2017

Note 5 — Credit Risk and Concentrations

Financial instruments that subject the Company to credit risk consist principally of trade accounts receivable and cash. The Company performs certain credit evaluation procedures and does not require collateral for financial instruments subject to credit risk. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, consequently, believes that its accounts receivable credit risk exposure beyond such allowances is limited.

The Company maintains cash deposits with financial institutions, which, from time to time, may exceed federally insured limits. The Company has not experienced any losses and believes it is not exposed to any significant credit risk from cash.

The following table sets forth the percentages of revenue derived by the Company from those customers which accounted for at least 10% of revenues during the nine months ended September 30, 2018 and 2017 (in thousands of dollars):

	For the Nine Months Ended September 30, 2018		For the Nine Months Ended September 30, 2017
	$	%	$	%
Customer A	633	21%	—	—
Customer B	520	18%	—	—
Customer C	323	11%	—	—
Customer E	—	—	5,264	14%

The following table sets forth the percentages of revenue derived by the Company from those customers which accounted for at least 10% of revenues during the three months ended September 30, 2018 and 2017 (in thousands of dollars):

	For the Three Months Ended September 30, 2018		For the Three Months Ended September 30, 2017
	$	%	$	%
Customer A	211	29%	—	—
Customer C	166	23%	3,613	33%
Customer D	121	17%	—	—
Customer F	—	—	1,424	13%
Customer G	—	—	1,237	11%

As of September 30, 2018, Customer A represented approximately 31%, Customer B represented approximately 0%, Customer C represented approximately 8%,Customer D represented approximately 3%, of total accounts receivable. As of September 30, 2017, Customer E represented approximately 0%, Customer F represented approximately 27% and Customer G represented approximately 21% of total accounts receivable.

For the three months ended September 30, 2018, two vendors represented approximately 19% and 17% of total purchases. Purchases from these vendors during the three months ended September 30, 2018 were $134 thousand, and $117 thousand. For the nine months ended September 30, 2018, three vendors represented approximately 26%,14% and 10% of total purchases. Purchases from these vendors during the nine months ended September 30, 2018 were $0.4 million, $$0.2 million and $0.1 million. For the three months ended September 30, 2017, three vendors represented approximately 43%, 16% and 11% of total purchases. Purchases from this vendor during the three months ended September 30, 2017 were $2.8 million, $1 million and $707 thousand. For the nine months ended September 30, 2017, two vendors represented approximately 29%, and 13% of total purchases. Purchases from these vendors during the nine months ended September 30, 2017 were $6.5 million and $2.8 million.

SYSOREX, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2017

Note 5 — Credit Risk and Concentrations (cont.)

As of September 30, 2018, three vendors represented approximately 38%, 19% and 10% of total gross accounts payable. As of September 30, 2017, two vendors represented approximately 27% and 13% of total gross accounts payable.

Note 6 — Short-Term Debt

Revolving Credit Facility

On August 31, 2018, the Company and SGS (together with the Company, the “Borrowers”), entered in an agreement with Payplant Alternatives Funds LLC, pursuant to which Payplant may purchase from the Borrowers, in Payplant’s sole and absolute discretion, Eligible Receivables, as that term is defined in the agreement, in exchange for cash advances, subject to the terms and conditions in the agreement.

On September 21, 2018, the Company entered into the Payplant Loan and Security Agreement (the “Loan Agreement”) with Payplant LLC as agent for Payplant Alternatives Fund LLC (“Payplant”). Pursuant to the Loan Agreement and the terms set forth in the form of promissory note attached as Exhibit A to the Loan Agreement, (the “Note”), Payplant, in its sole and absolute discretion, may loan money to the Borrowers on the basis of purchase orders or invoices issued by the Borrowers to customers for goods and services provided. The term of any loan made to the Borrowers may not exceed 360 days. The principal amount of any loan will accrue interest at a 30 day rate of 2%, calculated per day. Upon the occurrence and during the continuance of an Event of Default, as defined in the Loan Agreement, interest will accrue at a rate equal to the interest rate plus 0.42% per 30 days. In no event will interest, when combined with all fees that may be characterized as interest, exceed the Maximum Rate, as defined in the Loan Agreement. All computations of interest will be made on the basis of a 360 day year. The Borrowers will have the right to prepay any loan upon the payment of a premium of least 30 days of interest.

As security for the repayment of any loans and the performance of the Borrowers’ Obligations, as defined in the Loan Agreement, the Borrowers granted to Payplant a security interest in the Collateral, as defined in the Loan Agreement.

The Loan Agreement also includes representations and warranties made by the Borrowers, negative covenants prohibiting certain actions by the Borrowers (including, but not limited to, restrictions on additional borrowing without the consent of Payplant, restrictions on the creation of liens on the Borrowers’ property, restrictions on transactions with affiliates, restrictions on the transfer or sale of assets and restrictions on the payment of dividends) and a definition of “Events of Default” that are customary in agreements of this type. Upon the occurrence and during the continuance of any Event of Default, Payplant may, without notice or demand, declare the entire unpaid principal amount of the loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Agreement to be immediately due and payable.

As of September 30, 2018, the principal amount outstanding under the Loan Agreement was $1,019,097.

Note 7 — Accrued Issuable Equity

In connection with the Distribution of its common stock, the Company has reserved in treasury 3,194,120 shares of common stock for eventual issuance to certain holders of Inpixon securities that are currently subject to beneficial ownership limitations in connection with the Distribution. On August 31, 2018, we recorded approximately $128,000 of accrued issuable equity in connection with these share issuance obligations. During the three and nine months ended September 30, 2018, the Company has recorded a gain on change in fair value of accrued issuable equity of approximately $26,000 which was charged to the statement of operations.

Note 8 — Related Party Transactions

Nadir Ali is the Chief Executive Officer of Inpixon as well as the Chairman of the board of directors of Sysorex.

Pursuant to the terms of those certain employee transition agreements entered into between the Company and Inpixon, effective as of August 31, 2018 (collectively, the “Transition Agreements”), the Company agreed to furnish to Inpixon, on a transitional basis, the services of certain of its employees and keep such employees’ on its payroll and benefits plans from August 31, 2018 through and including December 31, 2018 (the “Transitional Period”).  Inpixon agreed to reimburse the Company for all costs and expenses incurred by the Company with respect to such employees’ employment during the Transitional Period.  the Company agreed to invoice Inpixon upon the calculation of amounts owed for the foregoing costs, and Inpixon agreed to reimburse the Company for all such costs within 3 days of its receipt of each such invoice, plus an administrative service fee of 2% of the gross amount of each respective invoice; provided, however, that the Company agreed to waive such fee for so long as any Inpixon employees are providing any necessary administrative services on behalf of and for the benefit of the Company, including any employees that are furnished to Inpixon in accordance with the Transition Agreements. The total amount of payroll and benefits reimbursed to the Company during the month ended September 30, 2018 was $543,000. In addition, the Company owes Inpixon approximately $750,000 resulting from transactions between the companies during this transition period. The Company anticipates this balance to be repaid by the end of the Transitional Period, December 31, 2018.

SYSOREX, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2017

Note 9 — Commitments and Contingencies

Litigation

Certain conditions may exist as of the date the financial statements are issued which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company, or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements.

If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed, unless they involve guarantees, in which case the guarantees would be disclosed. There can be no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

On August 10, 2017, Embarcadero Technologies, Inc. (“Embarcadero”) and Idera, Inc. (“Idera”) filed a complaint in the U.S. Federal District Court for the Western District of Texas against SGS and Integrio for failure to pay for purchased software and services pursuant to certain reseller agreements. The complaint alleges that SGS entered into an agreement with Integrio to acquire certain assets and assume certain liabilities of Integrio and are therefore responsible for any amounts due. In the complaint, Embarcadero and Idera demand that SGS and Integrio pay $1,100,000.00 in damages. On April 26, 2018, the parties filed a stipulation of dismissal to dismiss this case with prejudice following entry into a settlement agreement pursuant to which the Company agreed to satisfy the outstanding payables. On April 28, 2018, the court rendered the final judgment to approve this stipulation. The liability has been accrued and is included as a component of accounts payable as of September 30, 2018 in the condensed consolidated balance sheets.

On August 11, 2017, Micro Focus (US) Inc. (“Micro Focus”), filed a complaint in the Circuit Court of Fairfax County, Virginia against SGS for failure to pay a debt settlement entered into on March 13, 2017 for a principal amount of approximately $246,000 plus accrued interest. The complaint demands full payment of the principal amount of approximately $246,000 plus accrued interest. On October 31, 2017, Micro Focus filed a motion for summary judgment against SGS. The Company consented to the court entering summary judgment in favor of Micro Focus in the amount of approximately $246,000, with interest accruing at 10% per annum from June 13, 2017 until payment is completed. On April 19, 2018, the Company signed a settlement agreement with Microfocus for $200,000 which has been paid as of the date of this filing.

SYSOREX, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2017

Note 9 — Commitments and Contingencies (cont.)

On March 1, 2017, VersionOne, Inc. filed a complaint in the United States District Court, Eastern District of Virginia, against Inpixon, Sysorex, and SGS (collectively, “Defendants”). The complaint alleges that VersionOne provided services to Integrio having a value of approximately $486,000, that in settlement of this amount Integrio and VersionOne entered into an agreement (the “Settlement Agreement”) whereby Integrio agreed to pay, and VersionOne agreed to accept as full payment, approximately $243,000 (the “Settlement Amount”), and that as a result of the Defendants’ acquisition of the assets of Integrio, Defendants assumed the Settlement Amount but failed to pay amounts owed to VersionOne.  The complaint also alleges that, subsequent to closing of the acquisition, VersionOne provided additional services to Defendants having a value of approximately $145,000, for which it has not been paid. VersionOne alleges that, Defendants have an obligation to pay both the Settlement Amount and the cost of the additional services. On Dec. 8, 2017, the court entered judgment against Inpixon, SGS, and Sysorex, jointly and severally, in the amount of approximately $334,000. The liability has been accrued and is included as a component of accounts payable as of September 30, 2018 in the condensed consolidated balance sheets.

On September 5, 2017, Dell Marketing threatened legal action against Sysorex and demanded approximately $1.8 million for payment of unpaid invoices. On or about January 29, 2018 the parties executed a settlement agreement resolving the matter. No court action was filed. The liability has been accrued and is included as a component of accounts payable as of September 30, 2018 in the condensed consolidated balance sheets.

On December 28, 2017, Virtual Imaging, Inc. (“Virtual Imaging”) filed a complaint in the United States District Court, Eastern District of Virginia, against Sysorex and SGS (collectively, the “Defendants”). The complaint alleges that Virtual Imaging provided products to the Defendants having an aggregate value of approximately $3,938,000, of which approximately $3,688,000 remains outstanding and overdue. Virtual Imaging has demanded compensation for the unpaid amount of approximately $3,688,000. The parties have settled this matter and agreed to a settlement payment schedule. The liability has been accrued and is included as a component of accounts payable as of September 30, 2018 in the condensed consolidated balance sheets.

On January 2, 2018, VMS, Inc. sent a demand letter claiming Sysorex owes approximately $1.2 million in unpaid invoices. The parties have settled this matter and agreed to a settlement payment schedule. The liability has been accrued and is included as a component of accounts payable as of September 30, 2018 in the condensed consolidated balance sheets.

On January 22, 2018, Deque Systems, Inc. filed a motion for entry of default judgment (the “Motion”) against SGS in the Circuit Court of Fairfax County, Virginia. The Motion alleges that SGS failed to respond to a complaint served on November 22, 2017. The Motion requests a default judgment in the amount of $336,000 plus $20,000 in legal fees. On August 10, 2018 the Company and Deque entered into a settlement agreement and the Company is repaying the debt in monthly installments. The liability has been accrued and is included as a component of accounts payable as of September 30, 2018 in the condensed consolidated balance sheets.

On February 16, 2018, the Versata Companies submitted a notice of mediation to the WIPO Arbitration and Mediation Center claiming that SGS owes approximately $421,000 in unpaid invoices and late fees. Approximately $176,000 of that amount is under dispute by SGS. The parties are currently negotiating a settlement agreement and payment plan to pay the outstanding liability. The liability has been accrued and is included as a component of accounts payable as of September 30, 2018 in the condensed consolidated balance sheets.

On April 6, 2018, AVT Technology Solutions, LLC, filed a complaint in the United States District Court Middle District of Florida Tamp Division against Inpixon and Sysorex alleging breach of contract, breach of corporate guaranty and unjust enrichment in connection with non-payment for goods received and requesting a judgment in an amount of not less than $9,152,698.71. On August 15, 2018 the Company entered into a settlement agreement with AVT and is making payments based on the settlement schedule for repayment. The liability has been accrued and is included as a component of accounts payable as of September 30, 2018 in the condensed consolidated balance sheets.

On March 19, 2018, Inpixon and the Company was notified by a consultant for advisory services (the “Consultant”) that it believes it is entitled to a minimum project fee in an amount equal to $1 million less certain amounts previously paid as a result of Inpixon’s completion of certain financing transactions. On April 18, 2018, the Consultant filed a demand for arbitration with the American Arbitration Association. The Company is contesting such demand and a hearing has been scheduled for December 4-6, 2018.

Vendor Agreements

During the nine months ended September 30, 2018, the Company was successful in renegotiating its vendor payables with its major suppliers and recorded a gain of approximately $220,000.

SYSOREX, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2017

Note 10 — Stockholders’ deficit

Authorized capital

The Company is authorized to issue 500,000,000 shares of common stock, $0.00001 par value, and 10,000,000 shares of preferred stock, $0.00001 par value. The holders of the Company’s common stock are entitled to one vote per share. As of September 30, 2018, no preferred stock has been designated or issued.

Equity incentive plan

On July 30, 2018, the board of directors of the Company and its sole director approved the Company’s 2018 Equity Incentive Plan (the “2018 Plan”), which enables the Company to grant stock options, share appreciation rights, restricted stock, restricted stock units, share awards, performance unit awards, and cash awards to associates, directors, consultants, and advisors of the Company and its affiliates, and to improve the ability of the Company to attract, retain, and motivate individuals upon whom the Company’s sustained growth and financial success depend, by providing such persons with an opportunity to acquire or increase their proprietary interest in the Company. Stock options granted under the 2018 Plan may be non-qualified stock options or incentive stock options, within the meaning of Section 422(b) of the Internal Revenue Code of 1986. Each option, or portion thereof, that is not an incentive stock option, shall be considered a non-qualified option. The option price must be at least 100% of the fair market value on the date of grant and if an Incentive Stock Option is issued to a 10% or greater shareholder the grant must be 110% of the fair market value on the date of the grant. The 2018 Plan is to be administered by the Board, which shall have discretion over the awards and grants thereunder. The aggregate maximum number of shares of common stock for which stock options or awards may be granted pursuant to the 2018 Plan is 8,000,000, which number will be automatically increased on the first day of each quarter, beginning on January 1, 2019 and for each quarter thereafter, by a number of shares of common stock equal to the least of (i) 1,000,000 shares,(ii) 10% of the shares of common stock issued and outstanding on that date, or (iii) a lesser number of shares that may be determined by the board. No awards may be issued after July 30, 2028. As of September 30, 2018 and December 31, 2017, there were no awards outstanding under the plan. As of September 30, 2018, there were 8,000,000 securities available for future issuance under the 2018 Plan.

Common stock

On August 31, 2018, as part of the spinoff from Inpixon, the Company entered into a Trademark License Agreement with Sysorex Consulting, Inc. for use of the mark “Sysorex”. As consideration for the license, the Company issued 1,000,000 shares of its common stock with a fair value of $40,000 to Sysorex Consulting, Inc. and has agreed to issue to Sysorex Consulting, Inc. 250,000 shares of its common stock on each anniversary of the spinoff date until the License Agreement is terminated. The Company has expensed the licensing fee in the quarter ended September 30, 2018.

Stock options

On August 31, 2018, as part of the spinoff from Inpixon, the Company had issued stock options to employees of Sysorex to purchase an aggregate of 1,945 shares of common stock with exercise prices ranging from$ 22.76 to $224.12 and expiration dates ranging from March 2023 to February 2027. The options vest as follows: (i.) every month after the grant date up to 4 years or (ii.) 25% upon the issuance and every year thereafter after on the grant date.

Treasury stock

As part of the Spin-off from Inpixon, and in connection with the initial Distribution of its common stock, the Company has 11,791,690 shares of common stock reserved for issuance in treasury to the holders of certain Inpixon warrants holders who will be entitled to receive shares of the Company’s common stock if the warrants are exercised, reserved for issuance to certain holders of Inpixon securities from treasury that are currently subject to beneficial ownership limitations in connection with the distribution and for future issuances.

Note 11 — Subsequent Events

Subsequent to the Spin-off from Inpixon, the Company issued 3,666,733 shares of common stock, reserved for in treasury stocks, to holders of Inpixon warrants, that have exercised such warrants.

On November 30, 2018 the Company entered into an investment advisory agreement and under the terms of the agreement the Company provided consideration of $20,000 and issued 648,222 shares of the Company’s common stock.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Inpixon, USA and Subsidiary

Opinion on the Financial Statements

We have audited the accompanying combined carve-out balance sheets of Inpixon USA and Subsidiary (the “Company”) as of December 31, 2017 and 2016, the related combined carve-out statements of operations, changes in parent’s net (deficit) investment and cash flows for each of the two years in the period ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying combined carve-out financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The combined carve-out financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum llp

We have served as the Company’s auditor since 2012.

New York, New York
April 18, 2018

INPIXON USA AND SUBSIDIARY

COMBINED CARVE-OUT BALANCE SHEETS

(In thousands of dollars)

	December 31,
	2017	2016
Assets
Current Assets
Cash and cash equivalents	$22	$938
Accounts receivable, net	1,881	10,389
Notes and other receivables	170	339
Inventory	7	200
Prepaid licenses and maintenance contracts	4,638	13,321
Prepaid assets and other current assets	263	658

Total Current Assets	6,981	25,845

Prepaid licenses and maintenance contracts, non-current	2,264	5,169
Property and equipment, net	172	332
Intangible assets, net	5,113	7,189
Goodwill	—	7,805
Other assets	10	78

Total Assets	$14,540	$46,418

The accompanying notes are an integral part of these financial statements.

INPIXON USA AND SUBSIDIARY

COMBINED CARVE-OUT BALANCE SHEETS (continued)

(In thousands of dollars)

	December 31,
	2017	2016
Liabilities and Parent’s Net Deficit

Current Liabilities
Accounts payable	$24,271	$21,930
Accrued liabilities	3,215	2,563
Deferred revenue	5,554	14,910

Total Current Liabilities	33,040	39,403

Long Term Liabilities
Deferred revenue, non-current	2,636	5,960
Acquisition liability – Integrio	997	1,648
Other liabilities	39	69

Total Liabilities	36,712	47,080

Commitments and Contingencies

Parent’s Net Deficit
Parent’s net deficit	(22,172)	(662)
Total Parent’s Net Deficit	(22,172)	(662)

Total Liabilities and Parent’s Net Deficit	$14,540	$46,418

The accompanying notes are an integral part of these financial statements.

INPIXON USA AND SUBSIDIARY

COMBINED CARVE-OUT STATEMENTS OF OPERATIONS

(In thousands of dollars)

	For the Years Ended December 31,
	2017	2016
Revenues
Products	$33,392	$36,147
Services	7,806	12,221
Total Revenues	41,198	48,368

Cost of Revenues
Products	28,310	28,475
Services	4,770	8,277
Total Cost of Revenues	33,080	36,752

Gross Profit	8,118	11,616

Operating Expenses
Research and development	849	611
Sales and marketing	4,211	5,255
General and administrative	7,632	5,602
Acquisition related costs	—	829
Impairment of goodwill	7,805	—
Amortization of intangibles	2,077	871

Total Operating Expenses	22,574	13,168

Loss from Operations	(14,456)	(1,552)

Other Income (Expense)
Interest expense	(1,937)	(659)
Other income, net	348	4
Extinguishment loss on debt modification	(869)

Total Other Expense	(2,458)	(655)

Net Loss	(16,914)	(2,207)

The accompanying notes are an integral part of these financial statements.

INPIXON USA AND SUBSIDIARY

COMBINED CARVE-OUT STATEMENTS OF CHANGES IN PARENT’S NET (DEFICIT) INVESTMENT

(in thousands of dollars)

	For the Years Ended December 31,
	2017	2016

Parent’s net (deficit) investment, beginning of year	$(662)	$9,974

Net loss	(16,914)	(2,207)
Net distributions to parent	(4,596)	(8,429)

Parent’s net deficit, end of year	$(22,172)	$(662)

The accompanying notes are an integral part of these financial statements.

INPIXON USA AND SUBSIDIARY

COMBINED CARVE-OUT STATEMENTS OF CASH FLOWS

(in thousands of dollars)

	For the Years Ended December 31,
	2017	2016
Cash Flows from Operating Activities
Net loss	$(16,914)	$(2,207)
Adjustment to reconcile net loss to net cash provided by operating activities:
Depreciation	187	95
Amortization of intangibles	2,077	871
Impairment of goodwill	7,805	—
Gain on earnout	(561)	—
Loss on disposal of fixed assets	53	—
Gain on the settlement of liabilities	(430)	(1,541)
Stock based compensation	150	301
Extinguishment loss on debt modification	869
Amortization of debt discount	672	172
Provision for doubtful accounts	21	103

Changes in operating assets and liabilities:
Accounts receivable	8,881	2,843
Other receivables	169	365
Inventories	193	(136)
Other current assets	395	323
Prepaid licenses & maintenance contracts	11,588	(232)
Other assets	68	(3)
Accounts payable	2,376	6,432
Accrued liabilities	653	274
Deferred revenue	(12,681)	81
Other liabilities	(119)	14
	22,366	9,962
Net Cash Provided By Operating Activities	5,452	7,755

Cash Flows From Investing Activities
Purchase of property and equipment	(80)	(125)
Cash acquired in Integrio acquisition	—	189
Investment in Integrio	—	(683)
Net Cash Used in Investing Activities	(80)	(619)

Cash Flows From Financing Activities
Net distributions to parent	(6,288)	(8,902)

Net Cash Used In Financing Activities	(6,288)	(8,902)
Net Decrease in Cash and Cash Equivalents	(916)	(1,766)

Cash and Cash Equivalents – beginning of period	938	2,704

Cash and Cash Equivalents – end of period	$22	$938

Supplemental Disclosure of Cash Flow Information:
Cash paid for:
Interest	$31	$76
Income taxes	$—	$—

Non-cash investing and financing activities:
Net distributions to parent	$1,691	$473

Acquisition of Integrio Technologies:
Assumption of assets other than cash (property and equipment)	$—	$64
Assumption of assets other than cash – intangibles	$—	$4,858

The accompanying notes are an integral part of these financial statements.

INPIXON USA AND SUBSIDIARY

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Note 1 — Background and Basis of Presentation

Inpixon USA was incorporated in California on January 3, 1994 and Inpixon Federal, Inc. (“Inpixon Federal”) is a wholly-owned subsidiary. On November 21, 2016, and as more fully described in Note 4, Inpixon Federal completed the acquisition of substantially all of the assets and certain liabilities of Integrio Technologies, LLC (“Integrio”). The combined entities represent a value-added information technology (“IT”) reseller and provide data analytics consulting to commercial and government customers worldwide. The principal executive offices of Inpixon USA are located in Herndon, Virginia.

The accompanying combined carve-out financial statements of Inpixon USA and Inpixon Federal (excluding Shoom and AirPatrol; collectively the ‘Company,” “we,” “us” or “our”), the historical combined carve-out financial position, results of operations, changes in net investment and cash flows of the Company. These combined carve-out financial statements have been derived from the accounting records of Inpixon USA and Inpixon Federal on a carve-out basis and should be read in conjunction with the accompanying notes thereto. These combined carve-out financial statements do not necessarily reflect what the results of operations, financial position, or cash flows would have been had the Company been a separate entity nor are they indicative of future results of the Company.

The combined carve-out operating results of the Company have been specifically identified based on the Company’s existing divisional organization. The majority of the assets and liabilities of the Company have been identified based on the existing divisional structure. The historical costs and expenses reflected in our financial statements include an allocation for certain corporate and shared service functions historically provided by our Parent, including, but not limited to administrative costs and interest expense. Management believes the assumptions underlying our combined carve-out financial statements, including the assumptions regarding the allocation of general corporate expenses from our Parent, are reasonable. Nevertheless, our combined carve-out financial statements may not include all of the actual expenses that would have been incurred had we operated as a standalone company during the periods presented and may not reflect our results of operations, financial position and cash flows had we operated as a standalone company during the periods presented. Actual costs that would have been incurred if we had operated as a standalone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure. We also may incur additional costs associated with being a standalone, publicly listed company that were not included in the expense allocations and, therefore, would result in additional costs that are not reflected in our historical results of operations, financial position and cash flows.

Note 2 — Going Concern and Management’s Plans

As of December 31, 2017, the Company had a nominal cash balance, plus working capital and Parent deficiencies of approximately $26.1 million and $22.2 million, respectively. For the years ended December 31, 2017 and 2016, the Company incurred net losses of approximately $16.9 million and $2.2 million, respectively. The aforementioned factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying combined carve-out financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The combined carve-out financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern within one year after the date the combined carve-out financial statements are issued.

The Company’s continuation is dependent upon attaining and maintaining profitable operations and raising additional capital as needed, but there can be no assurance that we will be able to close on any financing. The Company’s ability to generate positive cash flow from operations is dependent upon sustaining certain cost reductions and generating sufficient revenues. In that regard, the Company’s revenues declined by approximately 15% during the year ended December 31, 2017 as compared to the prior fiscal year as a result of our credit limitations with vendors and suppliers limiting our ability to process orders. Parent has funded our operations primarily with proceeds from public and private offerings of its common stock and secured and unsecured debt instruments and intends to make an additional cash contribution of $2 million which amount shall be reduced by certain operating or other expenses of the Company that have been or will be satisfied by Parent from June 30, 2018 through the spin-off date. Our history of operating losses, the amount of our indebtedness and the potential for significant judgments to be rendered against us may impair our ability to raise capital on terms that we consider reasonable and at the levels that we will require over the coming months. We cannot provide any assurances that we will be able to secure additional funding from public or private offerings or debt financings on terms acceptable to us, if at all. If we are unable to obtain the requisite amount of financing needed to fund our planned operations, it would have a material adverse effect on our business and ability to continue as a going concern, and we may have to curtail, or even to cease, certain operations.

INPIXON USA AND SUBSIDIARY

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Note 3 — Summary of Significant Accounting Policies

Combined Carve-Out Financial Statements

The combined carve-out financial statements have been prepared using the accounting records of Inpixon USA and Inpixon Federal. All material inter-company balances and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during each of the reporting periods. Actual results could differ from those estimates. The Company’s significant estimates consist of:

●	The valuation of the assets and liabilities acquired from Integrio as described in Note 4, as well as the valuation of Parent’s common shares issued in the transaction;

●	the valuation of stock-based compensation;

●	the allowance for doubtful accounts;

●	the valuation allowance for the deferred tax asset; and

●	impairment of long-lived assets and goodwill.

Business Combinations

The Company accounts for business combinations under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805 “Business Combinations” using the acquisition method of accounting, and accordingly, the assets and liabilities of the acquired business are recorded at their fair values at the date of acquisition. The excess of the purchase price over the estimated fair value is recorded as goodwill. All acquisition costs are expensed as incurred. Upon acquisition, the accounts and results of operations are combined as of and subsequent to the acquisition date.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash, checking accounts, money market accounts and temporary investments with maturities of three months or less when purchased. As of December 31, 2017 and 2016 the Company had no cash equivalents.

INPIXON USA AND SUBSIDIARY

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Note 3 — Summary of Significant Accounting Policies (cont.)

Accounts Receivable, net and Allowance for Doubtful Accounts

Accounts receivables are stated at the amount the Company expects to collect. The Company recognizes an allowance for doubtful accounts to ensure accounts receivables are not overstated due to un-collectability. Bad debt reserves are maintained for various customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience. An additional reserve for individual accounts is recorded when the Company becomes aware of a customer’s inability to meet its financial obligation, such as in the case of bankruptcy filings, or deterioration in the customers’ operating results or financial position. If circumstances related to customers change, estimates of the recoverability of receivables would be further adjusted. The Company’s allowance for doubtful accounts was nominal as of December 31, 2017 and 2016.

Inventory

Inventory is stated at the lower of cost or market utilizing the first-in, first-out method. The Company continually analyzes its slow-moving, excess and obsolete inventories. Based on historical and projected sales volumes and anticipated selling prices, the Company establishes reserves. If the Company does not meet its sales expectations, these reserves are increased. Products that are determined to be obsolete are written down to net realizable value. As of December 31, 2017 and 2016, the Company deemed any such allowance to be nominal. Inventory balances of $7,000 and $200,000 represent work in process as of December 31, 2017 and 2016, respectively.

Prepaid Licenses and Maintenance Contracts

Prepaid licenses and maintenance contracts represent payments made by the Company directly to the manufacturer. The Company acts as the principal and the primary obligor in the transaction and amortizes the capitalized costs ratably over the term of the contract to cost of revenues, generally one to five years.

Property and Equipment, net

Property and equipment are recorded at cost less accumulated depreciation and amortization. The Company depreciates its property and equipment for financial reporting purposes using the straight-line method over the estimated useful lives of the assets, which range from 3 to 7 years. Leasehold improvements are amortized over the lesser of the useful life of the asset, or the initial lease term. Expenditures for maintenance and repairs, which do not extend the economic useful life of the related assets, are charged to operations as incurred, and expenditures, which extend the economic life, are capitalized. When assets are retired, or otherwise disposed of, the costs and related accumulated depreciation or amortization are removed from the accounts and any gain or loss on disposal is recognized.

Intangible Assets

Intangible assets primarily consist of customer relationships, supplier relationships and trade name/trademarks. They are amortized ratably over their deemed useful life of one to seven years. The Company assesses the carrying value of its intangible assets for impairment each year. Based on its assessments, the Company did not incur any impairment charges for the years ended December 31, 2017 and 2016.

Goodwill

Purchased goodwill is not amortized, but instead is tested for impairment annually or when indicators of impairment exist. Goodwill impairment testing involves a comparison of the estimated fair value of reporting units to the respective carrying amount, which may be performed utilizing either a qualitative or quantitative assessment. A reporting unit is defined as an operating segment or one level below an operating segment (also known as a component). If the estimated fair value exceeds the carrying amount, then no impairment exists. If the carrying amount exceeds the estimated fair value, then a second step is performed to determine the amount of impairment, if any. An impairment charge is the amount by which the carrying amount of goodwill exceeds the estimated implied fair value of goodwill. We estimate the implied fair value of goodwill as the excess of the estimated fair value of the reporting unit over the estimated fair value of its identifiable net assets. This is the same manner we use to recognize goodwill from a business combination. Goodwill impairment testing involves judgment, including the identification of reporting units, the estimation of the fair value of each reporting unit and, if necessary, the estimation of the implied fair value of goodwill. We have multiple divisions (components) for which discrete financial information is available. Components are aggregated into reporting units for purposes of goodwill impairment testing to the extent that they share similar economic characteristics.

INPIXON USA AND SUBSIDIARY

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Note 3 — Summary of Significant Accounting Policies (cont.)

Fair value can be determined using market, income or cost-based approaches. Our determination of estimated fair value of the reporting units is based on a combination of the income-based and market-based approaches. Under the income-based approach, we use a discounted cash flow model in which cash flows anticipated over several future periods, plus a terminal value at the end of that time horizon, are discounted to their present value using an appropriate risk-adjusted rate of return. We use our internal forecasts to estimate future cash flows and include an estimate of long-term growth rates based on our most recent views of the long-term outlook for each reporting unit. Actual results may differ materially from those used in our forecasts. We use discount rates that are commensurate with the risks and uncertainty inherent in the respective reporting units and in our internally-developed forecasts. Under the market-based approach, we determine fair value by comparing our reporting units to similar businesses or guideline companies whose securities are actively traded in public markets. To further confirm fair value, we compare the aggregate fair value of our reporting units to our total market capitalization. Estimating the fair value of reporting units requires the use of estimates and significant judgments that are based on a number of factors including actual operating results. The use of alternate estimates and assumptions or changes in the industry or peer groups could materially affect the determination of fair value for each reporting unit and potentially result in goodwill impairment.

During the year ended December 31, 2017 we recorded an impairment charge for goodwill of $7.8 million.

Impairment of Long-Lived Assets

The Company assesses the recoverability of its long-lived assets, including property and equipment and intangible assets, when there are indications that the assets might be impaired. When evaluating assets for potential impairment, the Company compares the carrying value of the asset to its estimated undiscounted future cash flows. If an asset’s carrying value exceeds such estimated cash flows (undiscounted and with interest charges), the Company records an impairment charge for the difference.

Based on its assessments, the Company did not record any impairment charges for the years ended December 31, 2017 and 2016.

Research and Development

Research and development costs consist primarily of professional fees and compensation expense. All research and development costs are expensed as incurred.

Deferred Rent Expense

The Company has operating leases which contain predetermined increases and rent holidays in the rentals payable during the term of such leases. For these leases, the aggregate rental expense over the lease term is recognized on a straight-line basis over the lease term. The difference between the expense charged to operations in any year and the amount payable under the lease during that year is recorded as deferred rent expense on the Company’s balance sheet, which will reverse to the statement of operations over the lease term.

INPIXON USA AND SUBSIDIARY

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Note 3 — Summary of Significant Accounting Policies (cont.)

Shipping and Handling Costs

Shipping and handling costs are expensed as incurred as part of cost of revenues. These costs were deemed to be nominal during each of the reporting periods.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs, which are included in selling, general and administrative expenses, were deemed to be nominal during each of the reporting periods

Deferred Financing Costs

Cost incurred in conjunction with Parent’s credit line were capitalized and were amortized to interest expense using the straight line method, which approximates the interest rate method, over the term of the credit line. The amortization of debt discount was allocated to the Company based on the credit line usage. Amortization of debt discount was $672,000 and $172,000 for the years ended December 31, 2017 and 2016, respectively. The deferred financing costs are allocated costs from Parent and there are no amounts capitalized on the balance sheet as of December 31, 2017 or 2016.

Debt Extinguishment

During 2017, certain debentures issued by Parent were modified and the modification was deemed to represent an extinguishment because the change in present value of the cash flows exceeded 10% of the carrying value of debentures. An extinguishment loss resulted, of which $869,000 was allocated to the Company based on usage of the debenture proceeds.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rate is recognized in income or expense in the period that the change is effective. Income tax benefits are recognized when it is probable that the deduction will be sustained. A valuation allowance is established when it is more likely than not that all or a portion of a deferred tax asset will either expire before the Company is able to realize the benefit, or that future deductibility is uncertain.

Revenue Recognition

The Company provides information technology, or IT, solutions and services to customers and derives revenues primarily from the sale of third-party hardware and software products, software, assurance, licenses and other consulting services, including maintenance services and recognizes revenue once the following four criteria are met: (1) persuasive evidence of an arrangement exists; (2) the price is fixed and determinable, (3) shipment (software and hardware) or fulfillment (maintenance) has occurred; and (4) there is reasonable assurance of collection of the sales proceeds (the “Revenue Recognition Criteria”). In addition, the Company also records revenues in accordance with Accounting Standards Codification (“ASC”) Topic 605-45 “Principal Agent Consideration” (“ASC 605-45”). The Company evaluates the sales of products and services on a case by case basis to determine whether the transaction should be recorded gross or net, including, but not limited to, assessing whether or not the Company: (1) is the primary obligor in the transaction; (2) has inventory risk with respect to the products and/or services sold; (3) has latitude in pricing; and (4) changes the product or performs part of the services sold. The Company evaluates whether revenues received from the sale of hardware and software products, licenses, and services, including maintenance and professional consulting services, should be recognized on a gross or net basis on a transaction by transaction basis. As of December 31, 2017, the Company has determined that all revenues received should be recognized on a gross basis in accordance with applicable standards.

INPIXON USA AND SUBSIDIARY

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Note 3 — Summary of Significant Accounting Policies (cont.)

Cooperative reimbursements from vendors, which are earned and available, are recorded during the period the related transaction has occurred. Cooperative reimbursements are recorded as a reduction of cost of sales in accordance with ASC Topic 605-50 “Accounting by a Customer (including reseller) for Certain Consideration Received from a Vendor.” Provisions for returns are estimated based on historical collections and credit memo analysis for the period. The Company receives Marketing Development Funds from vendors based on quarterly or annual sales performance to promote the marketing of vendor products and services. The Company must file claims with vendors for these cooperative reimbursements by providing invoices and receipts for marketing expenses. Reimbursements are recorded as a reduction of marketing expenses and other applicable selling, general and administrative expenses ratably over the period in which the expenses are expected to occur. The Company receives vendor rebates which are recorded to cost of sales.

The Company also enters into sales transactions whereby customer orders contain multiple deliverables and the Company reports its multiple deliverable arrangements under ASC 605-25 “Revenue Arrangements with Multiple Deliverables” (“ASC-605-25”). These multiple deliverable arrangements primarily consist of the following deliverables: the Company’s design, configuration, installation, integration, warranty/maintenance and consulting services; and third-party computer hardware, software and warranty maintenance services. In situations where the Company bundles all or a portion of the separate elements, Vendor Specific Objective Evidence (“VSOE”) is determined based on prices when sold separately. For the years ended December 31, 2017 and 2016 revenues recognized as a result of customer contracts requiring the delivery of multiple elements were $11.9 million and $19.1 million, respectively.

Hardware, Software and Licensing Revenue Recognition

Generally, the Revenue Recognition Criteria are met with respect to the sales of hardware and software products when they are shipped to the customer. The delivery of products to our customers occurs in a variety of ways, including (i) as a physical product shipped from the Company’s warehouse, (ii) via drop-shipment by a third-party vendor, or (iii) via electronic delivery with respect to software licenses. The Company leverages drop-ship arrangements with many of its vendors and suppliers to deliver products to customers without having to physically hold the inventory at its warehouse. In such arrangements, the Company negotiates the sale price with the customer, pays the supplier directly for the product shipped, bears credit risk of collecting payment from its customers and is ultimately responsible for the acceptability of the product and ensuring that such product meets the standards and requirements of the customer. As a result, the Company recognizes the sale of the product and the cost of such upon receiving notification from the supplier that the product has shipped. Vendor rebates and price protection are recorded when earned as a reduction to cost of sales or merchandise inventory, as applicable. Vendor product price discounts are recorded when earned as a reduction to cost of sales.

Maintenance and Professional Services Revenue Recognition

With respect to sales of our maintenance, consulting and other service agreements, the Revenue Recognition Criteria is met once the service has been provided. Revenue on time and material contracts is recognized based on a fixed hourly rate as direct labor hours are expended. The fixed rate includes direct labor, indirect expenses, and profits. Materials, or other specified direct costs, are reimbursed as actual costs and may include markup. Anticipated losses are recognized as soon as they become known. For the years ended December 31, 2017 and 2016, the Company did not incur any such losses. These amounts are based on known and estimated factors. Revenues from time and material or firm fixed price long-term and short-term contracts are derived principally with various United States government agencies and commercial customers.

INPIXON USA AND SUBSIDIARY

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Note 3 — Summary of Significant Accounting Policies (cont.)

The Company recognizes revenue for sales of all services billed as a fixed fee ratably over the term of the arrangement as such services are provided. Billings for such services that are made in advance of the related revenue recognized are recorded as deferred revenue and recognized as revenue ratably over the billing coverage period. Amounts received as prepayments for services to be rendered are recognized as deferred revenue. Revenue from such prepayments is recognized when the services are provided.

The Company’s storage and computing maintenance services agreements permit customers to obtain technical support from the Company and/or the manufacturer and to update, at no additional cost, to the latest technology when new software updates are introduced when and if available during the period that the maintenance agreement is in effect. Since the Company assumes certain responsibility for product staging, configuration, installation, modification, and integration with other client systems, or retains general inventory risk upon customer return or rejection and is most familiar with the customer and its required specifications, it generally serves as the initial contact with the customer with respect to any storage and computing maintenance services required and therefore will perform all or part of the required service.

Typically, the Company sells maintenance contracts for a separate fee with initial contractual periods ranging from one to three years with renewal for additional periods thereafter. The Company generally bills maintenance fees in advance and records the amounts received as deferred revenue with respect to any portion of the fee for which services have not yet been provided. The Company recognizes the related revenue ratably over the term of the maintenance agreement as services are provided. In situations where the Company bundles all or a portion of the maintenance fee with products, VSOE for maintenance is determined based on prices when sold separately.

Customers that have purchased maintenance/warranty services have a right to cancel and receive a refund of the amounts paid for unused services at any time during the service period upon advance written notice to the Company. Cancellation and refund privileges with respect to maintenance/warranty services lapse as to any period during the term of the agreement for which such services have already been provided. Customers do not have the right to a refund of paid fees for maintenance/warranty services that the Company has earned and recognized as revenue. Invoices issued for maintenance/warranty services not yet rendered are recorded as deferred revenue and then recognized as revenue ratably over the service period. As a result, (1) the warranty and maintenance service fees payable by each customer are separately accounted for in each customer purchase order as a separate line item, and (2) upon the Company’s receipt and acceptance of a request for refund of maintenance/warranty services not yet provided, the Company’s obligation to perform any additional maintenance/warranty services will end. Sales are recorded net of discounts and returns.

Stock-Based Compensation

Historically, the Company has granted options to its employee and non-employees to purchase common stock of Parent. The Company accounts for options granted to employees by measuring the cost of services received in exchange for the award of equity instruments based upon the fair value of the award on the date of grant. The fair value of that award is then ratably recognized as expense over the period during which the recipient is required to provide services in exchange for that award.

Options granted to consultants and other non-employees are recorded at fair value as of the grant date and subsequently adjusted to fair value at the end of each reporting period until such options vest, and the fair value of such options, as adjusted, is expensed over the related vesting period. During the years ended December 31, 2017 and 2016, the Company recorded stock-based compensation charges of $150,000 and $301,000, respectively, for the amortization of employee stock options, which are included in general and administrative expenses.

Fair Value of Financial Instruments

Financial instruments consist of cash and cash equivalents, accounts receivable, notes receivable and accounts payable. The Company determines the estimated fair value of such financial instruments presented in these combined carve-out financial statements using available market information and appropriate methodologies. These financial instruments are stated at their respective historical carrying amounts which approximate fair value due to their short-term nature.

INPIXON USA AND SUBSIDIARY

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Note 3 — Summary of Significant Accounting Policies (cont.)

Segment Reporting

In accordance with ASC 280 “Segment Reporting”, operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions how to allocate resources and assess performance. Our chief decision maker, as defined under the FASB’s guidance, is the Chief Executive Officer. It has been determined that the Company operates in a single business segment (infrastructure) and a single geographic segment (the United States).

Subsequent Events

The Company evaluates events and/or transactions occurring after the balance sheet date and before the issue date of the combined carve-out financial statements to determine if any of those events and/or transactions requires adjustment to or disclosure in the combined carve-out financial statements.

Recent Accounting Standards

In November 2015, the FASB issued ASU No. 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes” (“ASU 2015-17”). The FASB issued ASU 2015-17 as part of its ongoing Simplification Initiative, with the objective of reducing complexity in accounting standards. The amendments in ASU 2015-17 require entities that present a classified balance sheet to classify all deferred tax liabilities and assets as a noncurrent amount. This guidance does not change the offsetting requirements for deferred tax liabilities and assets, which results in the presentation of one amount on the balance sheet. Additionally, the amendments in ASU 2015-17 align the deferred income tax presentation with the requirements in International Accounting Standards (IAS) 1, Presentation of Financial Statements. The guidance is effective for annual and interim periods beginning on or after December 15, 2018 for emerging growth public companies subject to the extended transition period for complying with any new or revised financial accounting standards. The Company is currently evaluating the impact of the adoption of this standard on its financial statements.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases. ASU 2016-02 will also require new qualitative and quantitative disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. The guidance is effective for annual and interim periods beginning on or after December 15, 2019 for emerging growth public companies subject to the extended transition period for complying with any new or revised financial accounting standards. The Company is currently evaluating the impact of the adoption of this standard on its financial statements.

In January 2017, the FASB issued ASU 2017-04: “Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment” (“ASU 2017-04”), which removes Step 2 from the goodwill impairment test. This guidance is effective for public company filers for annual and interim periods beginning after December 15, 2020 for emerging growth public companies subject to the extended transition period for complying with any new or revised financial accounting standards. Early adoption is permitted for interim or annual goodwill impairment tests performed with a measurement date after January 1, 2017. The Company adopted this accounting guidance during the year ended December 31, 2017.

INPIXON USA AND SUBSIDIARY

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Note 3 — Summary of Significant Accounting Policies (cont.)

In May 2017, the FASB issued ASU No. 2017-09, Compensation—Stock Compensation (Topic 718); Scope of Modification Accounting. The amendments in this ASU provide guidance that clarifies when changes to the terms or conditions of a share-based payment award must be accounted for as modifications. If the value, vesting conditions or classification of the award changes, modification accounting will apply. The guidance is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The Company is currently evaluating the impact of the adoption of this standard on its financial statements.

In July 2017, the FASB issued ASU 2017-11, “Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815): I. Accounting for Certain Financial Instruments with Down Round Features; II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception”. Part I of this update addresses the complexity of accounting for certain financial instruments with down round features. Down round features are features of certain equity-linked instruments (or embedded features) that result in the strike price being reduced on the basis of the pricing of future equity offerings. Current accounting guidance creates cost and complexity for entities that issue financial instruments (such as warrants and convertible instruments) with down round features that require fair value measurement of the entire instrument or conversion option. Part II of this update addresses the difficulty of navigating Topic 480, Distinguishing Liabilities from Equity, because of the existence of extensive pending content in the FASB Accounting Standards Codification. This pending content is the result of the indefinite deferral of accounting requirements about mandatorily redeemable financial instruments of certain nonpublic entities and certain mandatorily redeemable noncontrolling interests. The amendments in Part II of this update do not have an accounting effect. This guidance is effective for annual and interim periods beginning on or after December 15, 2019 for emerging growth public companies subject to the extended transition period for complying with any new or revised financial accounting standards. The Company is currently evaluating the impact of the adoption of this standard on its financial statements.

In September 2017, the FASB issued ASU No. 2017-13, “Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842): Amendments to SEC Paragraphs Pursuant to the Staff Announcement at the July 20, 2017 EITF Meeting and Rescission of Prior SEC Staff Announcements and Observer Comments” that enhances the guidance surrounding sale leaseback transactions, accounting for taxes on leveraged leases and leases with third party value. The related amendments to the Topics described above become effective on the same schedule as Topics 605, 606, 840 and 842.

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers (Topic 606),” (“ASU 2014-09”). ASU 2014-09 supersedes the revenue recognition requirements in ASC 605 — Revenue Recognition (“ASC 605”) and most industry-specific guidance throughout ASC 605. The FASB has issued numerous updates that provide clarification on a number of specific issues as well as requiring additional disclosures. The core principle of ASC 606 requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASC 606 defines a five-step process to achieve this core principle and, in doing so, it is possible more judgment and estimates may be required within the revenue recognition process than required under existing U.S. GAAP including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. The guidance also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. The guidance may be adopted through either retrospective application to all periods presented in the financial statements (full retrospective approach) or through a cumulative effect adjustment to retained earnings at the effective date (modified retrospective approach). The guidance is effective for public companies for annual and interim periods beginning on or after December 15, 2017.

The Company will adopt ASC 606 effective January 1, 2018 using the modified retrospective method. As of the date of filing, the Company has not completed its ASC 606 implementation process and, as a result, cannot disclose the quantitative impact of adoption on its combined carve-out financial statements.

INPIXON USA AND SUBSIDIARY

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Note 4 — Integrio Asset Acquisition

On November 14, 2016, the Company and Inpixon Federal (collectively, the “Buyer”), entered into an Asset Purchase Agreement, as amended by the Amendment No. 1 to Asset Purchase Agreement (as so amended, the “Purchase Agreement”) with Integrio and Emtec Federal, LLC, a wholly-owned subsidiary of Integrio, (collectively, the “Seller”) which was in the business of providing IT integration and engineering services to customers, primarily government agencies. The transaction closed on November 21, 2016. The consideration paid for the assets included an aggregate of (A) $1.8 million in cash, of which $1.4 million minus certain amounts payable to creditors of the Seller was paid upon the closing of the acquisition and $400,000 to be paid in two annual installments of $200,000 each on the respective anniversary dates of the closing, subject to certain set offs and recoupment by Buyer; (B) 1,178 unregistered restricted shares of Parent’s voting common stock valued at $675.00 per share; (C) certain specified assumed liabilities as detailed in the purchase price table below; and (D) up to an aggregate of $1.2 million in earnout payments, of which up to $400,000 is to be paid to the Seller per year for the three years following the closing. The Company acquired these assets to expand its business into the federal government sector because of the large long-term contracts that the government sector offers. The Company started with bidding on government contracts directly and this acquisition provided an opportunity to accelerate this expansion. In addition, the acquisition allows the Company to offset the revenue softening in the commercial vertical for this business segment that it experienced in 2016.

The total recorded purchase price for the transaction was $2.3 million at closing on November 21, 2016 (“Closing”) which consisted of the cash paid at Closing of $753,000, $400,000 cash to be paid in two annual installments of $200,000 each on the respective anniversary dates of the Closing, $1.1 million in contingent earnout payments and $101,000 representing the fair value of Parent’s stock issued at Closing.

The Purchase Agreement provided for a post-closing adjustment based on the collection of the acquired accounts receivable. If there is an adjustment amount, the Buyer’s available methods of recouping the adjustment amount shall be (i) first, to withhold the annual cash payments and (ii) if those are not sufficient to recoup the amount, to withhold earnout payments otherwise due under the agreement. During the year ended December 31, 2017 $561,000 was recorded as a reduction in the amounts owed to Seller for uncollectible accounts receivable.

The purchase price is allocated as follows (in thousands of dollars):

Assets Acquired:
Cash	$189
Accounts receivable	2,365
Other receivables	377
Prepaid assets	4,164
Fixed assets	64
Other assets	34
Customer relationships	1,873
Supplier relationships	2,985
Goodwill(A)	3,261
15,312
Liabilities Assumed:
Accounts payable	$8,341
Accrued liabilities	344
Deferred revenue	4,252
Other long term liabilities	43
12,980
Total Purchase Price	$2,332

(A)	The goodwill will be deductible for tax purposes once the contingent and assumed liabilities are settled.

INPIXON USA AND SUBSIDIARY

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Note 4 — Integrio Asset Acquisition (cont.)

The following unaudited proforma financial information (in thousands of dollars) presents the combined results of operations of the Company and Integrio for the year ended December 31, 2016, as if the acquisition of Integrio had occurred on January 1, 2016 instead of November 21, 2016. The proforma information does not necessarily reflect the results of operations that would have occurred had the entities been a single company during those periods.

For the Year Ended December 31, 2016
Revenues	$104,671
Net Loss	$(4,439)

Note 5 — Property and Equipment, net

Property and equipment at December 31, 2017 and 2016 consisted of the following (in thousands of dollars):

	As of December 31,
	2017	2016
Computer and office equipment	$868	$1,036
Furniture and fixtures	169	168
Software	12	7
Total	1,049	1,211
Less: accumulated depreciation and amortization	(877)	(879)

Total Property and Equipment, Net	$172	$332

Depreciation and amortization expense was $187,000 and $95,000 for the years ended December 31, 2017 and 2016, respectively.

Note 6 — Intangible Assets

Intangible assets at December 31, 2017 and 2016 consisted of the following (in thousands of dollars):

	Gross Carrying Amount December 31,		Accumulated Amortization December 31,
	2017	2016	2017	2016
Trade Name/Trademarks	$3,250	$3,250	$(2,243)	$(2,084)
Customer Relationships	4,003	4,003	(1,804)	(882)
Supplier Relationships	2,985	2,985	(1,078)	(83)
Totals	$10,238	$10,238	$(5,125)	$(3,049)

During the year ended December 31, 2016 the Company through the acquisition of Integrio has added approximately $1.9 million of customer relationships and approximately $3.0 million of supplier relationships. These assets were determined to have a life of 6 and 3 years, respectively.

Aggregate amortization expense for the years ended December 31, 2017 and 2016 was $2.1 million and $0.9 million, respectively.

INPIXON USA AND SUBSIDIARY

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Note 6 — Intangible Assets(cont.)

Future amortization expense on intangibles assets is anticipated to be as follows (in thousands of dollars):

Years Ending December 31,	Amount
2018	$2,077
2019	1,995
2020	441
2021	313
2022	287
Total	$5,113

The weighted average remaining amortization periods for the Company’s trade name/trademarks, customer relationships and supplier relationships are 2.17, 3.56 and 1.92 years, respectively.

Note 7 — Goodwill

The Company has recorded goodwill and other indefinite-lived assets in connection with its acquisitions. Goodwill, which represents the excess of acquisition cost over the fair value of the net tangible and intangible assets of the acquired company, is not amortized. Indefinite-lived intangible assets are stated at fair value as of the date acquired in a business combination. The Company’s goodwill balance and other assets with indefinite lives were evaluated for potential impairment during the third quarter of September 30, 2017, as certain indications on a qualitative and quantitative basis were identified, that an impairment existed as of the reporting date.

During the three months ended September 30, 2017, the Company recognized an $7.8 million impairment charge for our Storage and Computing division. The impairment charge was primarily precipitated by the continued decline in Parent’s stock price during the nine months ended September 30, 2017, accumulated losses and the lack of required working capital to fund our continuing operations.

Note 8 — Deferred Revenue

Deferred revenue as of December 31, 2017 and 2016 consisted of the following (in thousands of dollars):

	As of December 31,
	2017	2016
Deferred Revenue, Current
Maintenance agreements	$5,554	$14,858
Service agreements	—	52
Total Deferred Revenue, Current	5,554	14,910

Deferred Revenue, Non-Current
Maintenance agreements	2,636	5,960

Total Deferred Revenue	$8,190	$20,870

The fair value of the deferred revenue approximates the services to be rendered.

INPIXON USA AND SUBSIDIARY

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Note 9 — Income Taxes

The income tax provision (benefit) for the years ended December 31, 2017 and 2016 consists of the following (in thousands of dollars):

	2017	2016
U.S. federal
Current	$—	$16
Deferred	1,652	(614)
State and Local
Current	4	4
Deferred	(717)	(99)
	939	(693)
Change in valuation allowance	(939)	693

Income tax provision (benefit)	$—	$—

The reconciliation between the U.S. statutory federal income tax rate and the Company’s effective rate for the years ended December 31, 2017 and 2016 is as follows:

	2017	2016
U.S. federal statutory rate	34.0%	34.0%
State income taxes, net of federal benefit	2.7	3.3
Impairment of goodwill	(9.1)	—
Incentive stock options	(0.3)	(4.6)
Federal and state rate change and other	(31.8)	(0.4)

Other permanent items	(1.0)	(0.8)
Change in valuation allowance	5.5	(31.5)
Effective rate	0.0%	0.0%

As of December 31, 2017 and 2016, the Company’s deferred tax assets consisted of the effects of temporary differences attributable to the following (in thousands of dollars):

	As of December 31,
	2017	2016
Deferred Tax Assets
Net operating loss carryovers	$8,070	$8,877
Deferred revenue	1,448	3,715
Fixed assets	6	—
Accrued compensation	67	170
Reserves	229	410
Intangible assets	557	—
Other	18	17

Total deferred tax assets	10,395	13,189
Less: valuation allowance	(10,395)	(11,330)

Deferred tax assets, net of valuation allowance	$0	$1,859

INPIXON USA AND SUBSIDIARY

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Note 9 — Income Taxes (cont.)

	As of December 31,
	2017	2016
Deferred Tax Liabilities
Intangible assets	$—	$(1,818)
Fixed assets	—	(22)
Other	—	—
Prepaid maintenance	—	(19)
Total deferred tax liabilities	—	(1,859)

Net deferred tax asset (liability)	$—	$—

On December 22, 2017, the President of the United States signed into law the Tax Cuts and Jobs Act (the Act) tax reform legislation. This legislation makes significant changes in U.S. tax law including a reduction in the corporate tax rates, changes to net operating loss carryovers and carrybacks, and a repeal of the corporate alternative minimum tax (AMT). The legislation reduced the U.S. corporate tax rate from the current rate of 34% to 21%. As a result of the enacted law, the Company was required to revalue deferred tax assets and liabilities at the enacted rate. This revaluation resulted in a provision of $5.4 million to income tax expense and a corresponding reduction in the deferred tax asset, which was offset by an equivalent adjustment to the valuation allowance. The other provisions of the Tax Cuts and Jobs Act did not have a material impact on the combined carve-out financial statements.

As noted under the Act, corporations are no longer subject to AMT effective for taxable years beginning after December 31, 2017. However, where a corporation has an AMT credit from a prior taxable year, the corporation will continue to carry the credit forward and may use a portion of it as a refundable credit in any taxable year beginning after 2017 but before 2022. Generally, 50 percent of the corporation’s AMT credit carried forward to one of these years will be claimable and refundable for that year. However in tax years beginning in 2021, the entire remaining carry forward generally will be refundable. The Company has an AMT credit carry forward of $17,000 as of December 31, 2017.

We will continue to assess our provision for income taxes as future guidance is issued, but do not currently anticipate significant revisions will be necessary. Any such revisions will be treated in accordance with the measurement period guidance outlined in SAB 118.

As of December 31, 2017 and 2016, the Company had approximately $32.3 million and $23.4 million, respectively, of U.S. federal and state net operating loss (“NOL”) carryovers available to offset future taxable income. These NOLs, if not utilized, begin expiring in the year 2023.

In accordance with Section 382 of the Internal Revenue Code, deductibility of the Company’s net operating loss carryover may be subject to an annual limitation in the event of a change of control, as defined by the regulations. The Parent performed a preliminary evaluation as to whether a change of control took place in 2017 and concluded that on a consolidated basis a change of ownership occurred. At this time, it is unclear what amount of the limitation the Parent will apportion to the Company.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realization of deferred tax assets, management considers, whether it is “more likely than not”, that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible.

INPIXON USA AND SUBSIDIARY

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Note 9 — Income Taxes (cont.)

ASC 740, “Income Taxes” requires that a valuation allowance be established when it is “more likely than not” that all, or a portion of, deferred tax assets will not be realized. A review of all available positive and negative evidence needs to be considered, including the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies. After consideration of all the information available, management believes that uncertainty exists with respect to future realization of its deferred tax assets and has, therefore, established a full valuation allowance as of December 31, 2017 and 2016. As of December 31, 2017 and 2016, the change in valuation allowance was $(0.9) million and $0.7 million, respectively.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company is required to file federal and state income tax returns. Based on the Company’s evaluation, it has been concluded that there are no material uncertain tax positions requiring recognition in the Company’s combined carve-out financial statements for the years ended December 31, 2017 and 2016.

The Company’s policy for recording interest and penalties associated with unrecognized tax benefits is to record such interest and penalties as interest expense and as a component of general and administrative expense, respectively. There were no amounts accrued for interest or penalties for the years ended December 31, 2017 and 2016. Management does not expect any material changes in its unrecognized tax benefits in the next year.

The Company operates in multiple tax jurisdictions and, in the normal course of business, its tax returns are subject to examination by various taxing authorities. Such examinations may result in future assessments by these taxing authorities. The Company is subject to examination by U.S. tax authorities beginning with the year ended December 31, 2014. Currently, the Company is not subject to any examinations.

Note 10 — Credit Risk and Concentrations

Financial instruments that subject the Company to credit risk consist principally of trade accounts receivable and cash and cash equivalents. The Company performs certain credit evaluation procedures and does not require collateral for financial instruments subject to credit risk. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, consequently, believes that its accounts receivable credit risk exposure beyond such allowances is limited.

The Company maintains cash deposits with financial institutions, which, from time to time, may exceed federally insured limits. The Company has not experienced any losses and believes it is not exposed to any significant credit risk from cash.

The following table sets forth the percentages of revenue derived by the Company from those customers which accounted for at least 10% of revenues during the years ended December 31, 2017 and 2016 (in thousands of dollars):

	For the Years Ended December 31
	2017		2016
	$	%	$	%
Customer F	4,603	11%	—	—
Customer D	—	—	11,650	24%

As of December 31, 2017, Customer A represented approximately 23%, Customer B represented approximately 15% and Customer C represented approximately 10% of total accounts receivable. As of December 31, 2016, Customer D represented approximately 23% and Customer E represented approximately 18% of total accounts receivable.

INPIXON USA AND SUBSIDIARY

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Note 10 — Credit Risk and Concentrations (cont.)

For the year ended December 31, 2017, two vendors represented approximately 28% and 16% of total purchases. Purchases from these vendors during the year ended December 31, 2017 were $6.5 million and $3.8 million. For the year ended December 31, 2016, one vendor represented approximately 52% of total purchases. Purchases from this vendor during the year ended December 31, 2016 were $16.9 million.

As of December 31, 2017, two vendors represented approximately 30% and 15% of total gross accounts payable. As of December 31, 2016, one vendor represented approximately 41% of total gross accounts payable.

Note 11 — Stock Based Compensation

To calculate the stock-based compensation resulting from the issuance of options and restricted stock Parent uses the Black-Scholes option pricing model, which is affected by Parent’s fair value of its stock price as well as assumptions regarding a number of subjective variables. These variables include, but are not limited to Parent’s expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors. No tax benefits were attributed to the stock-based compensation expense because a valuation allowance was maintained for all net deferred tax assets.

During the years ended December 31, 2017 and 2016, the Company recorded stock-based compensation charges of $150,000 and $301,000, respectively, for options granted by Parent to the Company’s employees. Stock based compensation was included as a component of general and administrative expenses.

The fair value of each employee option grant is estimated on the date of the grant using the Black-Scholes option-pricing model. The model includes subjective input assumptions that can materially affect the fair value estimates. Key weighted-average assumptions used to apply this pricing model during the years ended December 31, 2017 and 2016 were as follows:

	For the Years Ended December 31,
	2017	2016
Risk-free interest rate	2.27%	1.35–1.47%
Expected life of option grants	7 years	7 years
Expected volatility of underlying stock	47.34%	47.47%–49.02%
Dividends assumption	$—	$—

As of December 31, 2017 there was approximately $156,000 of total deferred compensation costs related to share-based compensation agreements. Such costs will be charged ratably over the remaining vesting term of 1.05 years.

Note 12 — Commitments and Contingencies

Operating Leases

The Company leases facilities located in California and Virginia for its office space under non-cancelable operating leases that expire at various times through 2020. The total amount of rent expense under the leases is recognized on a straight-line basis over the term of the leases. As of December 31, 2017 and 2016, deferred rent payable was $0 and $32,000, respectively. Rent expense under the operating leases for the years ended December 31, 2017 and 2016 was $794,000 and $513,000, respectively.

INPIXON USA AND SUBSIDIARY

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Note 12 — Commitments and Contingencies (cont.)

Future minimum lease payments under the above operating lease commitments at December 31, 2017 are as follows (in thousands of dollars):

For the Years Ending December 31,	Operating Lease Amounts
2018	$339
2019	3
2020	1
Total	$343

Litigation

Certain conditions may exist as of the date the financial statements are issued which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company, or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed, unless they involve guarantees, in which case the guarantees would be disclosed. There can be no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

VersionOne, Inc.

On March 1, 2017, VersionOne, Inc. filed a complaint in the United States District Court, Eastern District of Virginia, against Inpixon, Inpixon USA, and Inpixon Federal (collectively, “Defendants”). The complaint alleges that VersionOne provided services to Integrio having a value of $486,337, that in settlement of this amount Integrio and VersionOne entered into an agreement (the “Settlement Agreement”) whereby Integrio agreed to pay, and VersionOne agreed to accept as full payment, $243,169 (the “Settlement Amount”), and that as a result of the Defendants’ acquisition of the assets of Integrio, Defendants assumed the Settlement Amount but failed to pay amounts owed to VersionOne. The complaint also alleges that, subsequent to closing of the acquisition, VersionOne provided additional services to Defendants having a value of $144,724, for which it has not been paid. VersionOne alleges that, Defendants have an obligation to pay both the Settlement Amount and the cost of the additional services. On December 8, 2017, the court in VersionOne entered judgment against Inpixon, Inpixon Federal, and Inpixon USA, jointly and severally, in the amount of $334,339. The liability has been accrued and is included as a component of accounts payable as of December 31, 2017. The Company and VersionOne have agreed to a payment plan of $40,000 per month for March, April and May 2018 and then $30,000 per month from June 2018 until fully-paid.

INPIXON USA AND SUBSIDIARY

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Note 12 — Commitments and Contingencies (cont.)

Embarcadero Technologies, Inc.

On August 10, 2017, Embarcadero Technologies, Inc. (“Embarcadero”) and Idera, Inc. (“Idera”) filed a complaint in the U.S. Federal District Court for the Western District of Texas against Inpixon Federal and Integrio for failure to pay for purchased software and services pursuant to certain reseller agreements. The complaint alleges that Inpixon Federal entered into an agreement with Integrio to acquire certain assets and assume certain liabilities of Integrio and are therefore responsible for any amounts due. In the complaint, Embarcadero and Idera demand that Inpixon Federal and Integrio pay $1,100,000 in damages. The liability has been accrued and is included as a component of accounts payable as of December 31, 2017 and December 31, 2016 in the combined balance sheets. The parties are currently in settlement negotiations.

Micro Focus (US) Inc.

On August 11, 2017, Micro Focus (US) Inc. (“Micro Focus”), filed a complaint in the Circuit Court of Fairfax County, Virginia against Inpixon Federal for failure to pay a debt settlement entered into on March 13, 2017 for a principal amount of $245,538 plus accrued interest. The complaint demands full payment of the principal amount plus accrued interest. On October 31, 2017, Micro Focus filed a motion for summary judgment against Inpixon Federal. Inpixon Federal consented to the court entering summary judgment in favor of Micro Focus in the amount of $245,538, with interest accruing at 10% per annum from June 13, 2017 until payment is completed. The liability has been accrued and is included as a component of accounts payable as of December 31, 2017. The parties are currently in negotiations regarding a payment plan.

Virtual Imaging, Inc.

On December 28, 2017, Virtual Imaging, Inc. (“Virtual Imaging”) filed a complaint in the United States District Court, Eastern District of Virginia, against Inpixon USA, and Inpixon Federal (collectively, “Defendants”). The complaint alleges that Virtual Imaging provided products to the Defendants having an aggregate value of $3,938,390, of which $3,688,391 remains outstanding and overdue. Virtual Imaging has demanded compensation for the unpaid amount. The liability has been accrued and is included as a component of accounts payable as of December 31, 2017. The Company has not yet responded to such complaint. The Company has filed a response and the parties are currently in settlement negotiations.

Deque Systems, Inc.

On January 22, 2018, Deque Systems, Inc. filed a motion for entry of default judgment (the “Motion”) against Inpixon Federal in the Circuit Court of Fairfax County, Virginia. The Motion alleges that Inpixon Federal failed to respond to a complaint served on November 22, 2017. The Motion requests a default judgment in the amount of $336,000. The liability has been accrued and is included as a component of accounts payable as of December 31, 2017. A trial is currently scheduled for September 12, 2018. The parties are currently in settlement negotiations.

Note 13 — Subsequent Events

AVT Technology Solutions, LLC

On April 6, 2018, AVT Technology Solutions, LLC, filed a complaint in the United States District Court Middle District of Florida Tampa Division against Inpixon and Inpixon USA alleging breach of contract, breach of corporate guaranty and unjust enrichment in connection with non-payment for goods received and requesting a judgment in an amount of not less than approximately $9.2 million. The liability has been accrued and is included as a component of accounts payable as of December 31, 2017. We have not yet filed a response to such complaint.

Through and including             , 2019 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.

Class A Units Consisting of Common Stock and Series 1 Warrants

Class B Units Consisting of Series 1 Convertible Preferred Stock and Series 1 Warrants

PROSPECTUS

          , 2019

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimates, except for the Commission registration fee.

SEC registration fee		$1,636.20
FINRA filing fee		2,525.00
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky fees and expenses (including legal fees)		*
Transfer agent fees		*
Miscellaneous		*
TOTAL	$	*

* To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Nevada Revised Statutes provide that we may indemnify our officers and directors against losses or liabilities which arise in their corporate capacity. The effect of these provisions could be to dissuade lawsuits against our officers and directors.

The Nevada Revised Statutes Section 78.7502 provides that:

1) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if the person: (a) Is not liable pursuant to NRS 78.138; or (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if the person: (a) Is not liable pursuant to NRS 78.138; or (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

The Nevada Revised Statutes Section 78.751 provides that:

1) Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to Section 78.751 subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) By the stockholders; (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2) The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3) The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. A right to indemnification or to advancement of expenses arising under a provision of the articles of incorporation or any bylaw is not eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred. (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Article X of our bylaws provides that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust, or other enterprise shall be indemnified and held harmless to the fullest extent permissible by the Nevada Revised Statutes from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith, except any expense or payments incurred in connection with any claim or liability established to have arisen out of his own willful misconduct or gross negligence.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO OUR DIRECTORS, OFFICERS AND CONTROLLING PERSONS PURSUANT TO THE FORGOING PROVISIONS OR OTHERWISE, WE HAVE BEEN ADVISED THAT, IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THAT ACT AND IS, THEREFORE, UNENFORCEABLE.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

On July 24, 2018 and July 26, 2018, Sysorex issued 1,000 and 39,999,000 shares of its common stock, respectively, to Inpixon pursuant to Section 4(a)(2) of the Securities Act. Sysorex did not register the issuances of the issued shares under the Securities Act because such issuance did not constitute a public offering.

On August 31, 2018, Sysorex issued 1,000,000 shares of its common stock to Sysorex Consulting, Inc. pursuant to the terms of the License Agreement. Sysorex has agreed to issue 250,000 to Sysorex Consulting, Inc. on each anniversary of such date until the License Agreement is terminated. Sysorex relied on Section 4(a)(2) of the Securities Act to issue the common stock, inasmuch as the transaction was between Sysorex and Sysorex Consulting, Inc. and Sysorex did not engage in any form of general solicitation or general advertising relating to the issuance of the common stock.

On December 13, 2018, Sysorex issued 648,222 shares of its common stock to a designee of the placement agent in accordance with the terms and conditions of an advisory agreement between Sysorex and the placement agent. Sysorex relied on Section 4(a)(2) of the Securities Act to issue the common stock, inasmuch as the transaction was between Sysorex and the placement agent and Sysorex did not engage in any form of general solicitation or general advertising relating to the issuance of the common stock.

ITEM 16. Exhibits

Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
1.1*	Form of Placement Agency Agreement

2.1**	Agreement and Plan of Merger between Inpixon USA and Sysorex, Inc., dated as of July 25, 2018	8-K	001-36404	2.1	July 31, 2018

2.2	Separation and Distribution Agreement dated August 7, 2018 between Inpixon and Sysorex, Inc.	10-Q	001-36404	2.1	August 13, 2018

3.1	Articles of Incorporation of Sysorex, Inc.	10-12G/A	000-55924	3.1	August 13, 2018

3.2.1	Articles of Merger pursuant to NRS Chapter 92A between Inpixon USA and Sysorex, Inc.	10-12G/A	000-55924	3.2.1	August 13, 2018

3.2.2	By-Laws of Sysorex, Inc.	10-12G/A	000-55924	3.2.2	August 13, 2018

3.3*	Form of Certificate of Designation of Series 1 Convertible Preferred Stock

4.1	Form of Sysorex, Inc.’s common stock certificate					X

4.2	Form of Promissory Note to Payplant Loan and Security Agreement	8-K	000-55924	4.1	September 27, 2018

4.3*	Form of Series 1 Warrant

5.1*	Legal Opinion of Mitchell Silberberg & Knupp LLP

10.1	Amended and Restated Sublease Agreement between Dell Marketing L.P. and Inpixon Federal, Inc., dated June 4, 2018	10-12G/A	000-55924	10.12	August 13, 2018

10.2	Transition Services Agreement dated August 31, 2018 between Inpixon and Sysorex, Inc.	8-K	000-55924	10.1	September 4, 2018

10.3	Tax Matters Agreement dated August 31, 2018 between Inpixon and Sysorex, Inc.	8-K	000-55924	10.2	September 4, 2018

10.4	Employee Matters Agreement dated August 1, 2018 between Inpixon and Sysorex, Inc.	8-K	000-55924	10.3	September 4, 2018

10.5	Assignment and Assumption Agreement dated August 31, 2018 between members of the Inpixon Group and members of the Sysorex Group	8-K	000-55924	10.4	September 4, 2018

10.6	Amendment No. 1 to Separation and Distribution Agreement dated August 31, 2018 between Inpixon and Sysorex, Inc.	8-K	000-55924	10.5	September 4, 2018

10.7	Payplant Client Agreement dated August 31, 2018 among Sysorex, Inc. Sysorex Government Services, Inc. and Payplant LLC	8-K	000-55924	10.6	September 4, 2018

10.8	Amendment 1 to Payplant Client Agreement dated August 14, 2017 among Inpixon, Sysorex, Inc., Sysorex Government Services and Payplant LLC	8-K	000-55924	10.7	September 4, 2018

10.9	Trademark License Agreement dated August 31, 2018 between Sysorex, Inc. and Sysorex Consulting, Inc.	8-K	000-55924	10.8	September 4, 2018

10.10+	Sysorex, Inc. 2018 Equity Incentive Plan and form of option award agreement	10-12G/A	000-55924	4.1	August 13, 2018

10.11+	Employment Agreement dated August 31, 2018 between Sysorex, Inc. and Sysorex Government Services, Inc. and Zaman Khan	8-K	000-55924	10.10	September 4, 2018

10.12+	Employment Agreement dated August 31, 2018 between Sysorex, Inc. and Sysorex Government Services, Inc. and Vincent Loiacono	8-K	000-55924	10.11	September 4, 2018

10.13+	Form of Indemnification Agreement	10-12G/A	000-55924	10.8	August 13, 2018

10.14	Payplant Loan and Security Agreement dated September 21, 2018	8-K	000-55924	10.1	September 27, 2018

10.14*	Form of Securities Purchase Agreement for this Offering

21.1	List of Subsidiaries	10-12G/A	000-55924	21.1	August 13, 2018

23.1	Consent of Marcum LLP					X

23.2*	Consent of Mitchell Silberberg & Knupp LLP (included in Exhibit 5.1)

24.1	Power of Attorney (see signature page)					X

101.INS	XBRL Instant Document					X

101.SCH	XBRL Taxonomy Extension Schema Document					X

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document					X

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document					X

101.LAB	XBRL Taxonomy Extension Label Linkbase Document					X

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document					X

*	To be filed by amendment.
**	Certain schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules to the SEC upon request.
+	Management contract or compensatory plan or arrangement.

ITEM 17. UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to the offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes that:

1.	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Herndon, Commonwealth of Virginia on the 21st day of December, 2018.

SYSOREX, INC.

By:	/s/ Zaman Khan
Zaman Khan
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Zaman Khan and Vincent Loiacono, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments) and any registration statement related thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Zaman Khan	Chief Executive Officer and Director	December 21, 2018
Zaman Khan	(Principal Executive Officer)

/s/ Vincent Loiacono	Chief Financial Officer	December 21, 2018
Vincent Loiacono	(Principal Financial and Accounting Officer)

/s/ Nadir Ali	Chairman of the Board	December 21, 2018
Nadir Ali

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
1.1*	Form of Placement Agency Agreement

2.1**	Agreement and Plan of Merger between Inpixon USA and Sysorex, Inc., dated as of July 25, 2018	8-K	001-36404	2.1	July 31, 2018

2.2	Separation and Distribution Agreement dated August 7, 2018 between Inpixon and Sysorex, Inc.	10-Q	001-36404	2.1	August 13, 2018

3.1	Articles of Incorporation of Sysorex, Inc.	10-12G/A	000-55924	3.1	August 13, 2018

3.2.1	Articles of Merger pursuant to NRS Chapter 92A between Inpixon USA and Sysorex, Inc.	10-12G/A	000-55924	3.2.1	August 13, 2018

3.2.2	By-Laws of Sysorex, Inc.	10-12G/A	000-55924	3.2.2	August 13, 2018

3.3*	Form of Certificate of Designation of Series 1 Convertible Preferred Stock

4.1	Form of Sysorex, Inc.’s common stock certificate					X

4.2	Form of Promissory Note to Payplant Loan and Security Agreement	8-K	000-55924	4.1	September 27, 2018

4.3*	Form of Series 1 Warrant

5.1*	Legal Opinion of Mitchell Silberberg & Knupp LLP

10.1	Amended and Restated Sublease Agreement between Dell Marketing L.P. and Inpixon Federal, Inc., dated June 4, 2018	10-12G/A	000-55924	10.12	August 13, 2018

10.2	Transition Services Agreement dated August 31, 2018 between Inpixon and Sysorex, Inc.	8-K	000-55924	10.1	September 4, 2018

10.3	Tax Matters Agreement dated August 31, 2018 between Inpixon and Sysorex, Inc.	8-K	000-55924	10.2	September 4, 2018

10.4	Employee Matters Agreement dated August 1, 2018 between Inpixon and Sysorex, Inc.	8-K	000-55924	10.3	September 4, 2018

10.5	Assignment and Assumption Agreement dated August 31, 2018 between members of the Inpixon Group and members of the Sysorex Group	8-K	000-55924	10.4	September 4, 2018

10.6	Amendment No. 1 to Separation and Distribution Agreement dated August 31, 2018 between Inpixon and Sysorex, Inc.	8-K	000-55924	10.5	September 4, 2018

10.7	Payplant Client Agreement dated August 31, 2018 among Sysorex, Inc. Sysorex Government Services, Inc. and Payplant LLC	8-K	000-55924	10.6	September 4, 2018

10.8	Amendment 1 to Payplant Client Agreement dated August 14, 2017 among Inpixon, Sysorex, Inc., Sysorex Government Services and Payplant LLC	8-K	000-55924	10.7	September 4, 2018

10.9	Trademark License Agreement dated August 31, 2018 between Sysorex, Inc. and Sysorex Consulting, Inc.	8-K	000-55924	10.8	September 4, 2018

10.10+	Sysorex, Inc. 2018 Equity Incentive Plan and form of option award agreement	10-12G/A	000-55924	4.1	August 13, 2018

10.11+	Employment Agreement dated August 31, 2018 between Sysorex, Inc. and Sysorex Government Services, Inc. and Zaman Khan	8-K	000-55924	10.10	September 4, 2018

10.12+	Employment Agreement dated August 31, 2018 between Sysorex, Inc. and Sysorex Government Services, Inc. and Vincent Loiacono	8-K	000-55924	10.11	September 4, 2018

10.13+	Form of Indemnification Agreement	10-12G/A	000-55924	10.8	August 13, 2018

10.14	Payplant Loan and Security Agreement dated September 21, 2018	8-K	000-55924	10.1	September 27, 2018

10.14*	Form of Securities Purchase Agreement for this Offering

21.1	List of Subsidiaries	10-12G/A	000-55924	21.1	August 13, 2018

23.1	Consent of Marcum LLP					X

23.2*	Consent of Mitchell Silberberg & Knupp LLP (included in Exhibit 5.1)

24.1	Power of Attorney (see signature page)					X

101.INS	XBRL Instant Document					X

101.SCH	XBRL Taxonomy Extension Schema Document					X

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document					X

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document					X

101.LAB	XBRL Taxonomy Extension Label Linkbase Document					X

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document					X

*	To be filed by amendment.
**	Certain schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules to the SEC upon request.
+	Management contract or compensatory plan or arrangement.